      Filed with the Securities and Exchange Commission on April 25, 2002
                                                      Registration No. 333-36804
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                       Post-Effective Amendment No. 2 to
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                       ----------------------------------

                           MADISON RIVER CAPITAL, LLC

      Delaware                       4813                       56-2156823
  (State or other             (Primary Standard              (I.R.S. Employer
  jurisdiction of         Industrial Classification          Identification No.)
  incorporation or               Code Number)
   organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          MADISON RIVER FINANCE CORP.

      Delaware                       4813                       56-2183107
  (State or other             (Primary Standard              (I.R.S. Employer
  jurisdiction of         Industrial Classification          Identification No.)
  incorporation or               Code Number)
   organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                       ----------------------------------
              Paul H. Sunu                              Copy to:
 Chief Financial Officer and Secretary            Gary P. Cullen, Esq.
      --Madison River Capital, LLC        Skadden, Arps, Slate, Meagher & Flom
 Chief Financial Officer and Secretary                 (Illinois)
      --Madison River Finance Corp.                333 W. Wacker Drive
          103 South Fifth Street                 Chicago, Illinois 60606
       Mebane, North Carolina 27302
              (919) 563-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this amended Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We + +may not sell these notes until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these notes, and it is not soliciting an offer to buy these +
+notes in any state where the offer or sale is not permitted.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION. DATED APRIL 25, 2002.
PROSPECTUS

                      [MADISON RIVER COMMUNICATIONS LOGO]

                          Madison River Capital, LLC

                          Madison River Finance Corp.

                                  ---------

                                  $200,000,000
                     13 1/4% Series B Senior Notes Due 2010

Interest                          Ranking
--------                          -------
The notes bear interest           The notes are unsecured, senior obligations
at a fixed annual rate of         of Madison River and rank junior to
13 1/4%. Interest will be         all of our secured debt.
paid on each March 1 and
September 1.                      Optional Redemption
                                  -------------------
Maturity                          At any time on or after March 1, 2005, we may
--------                          redeem some or all of the notes at the prices
The notes will mature on          specified herein.
March 1, 2010.
                                  In addition, on or prior to March 1, 2003, we
Mandatory Offer to Repurchase     may redeem up to 35% of the notes at the
-----------------------------     prices specified herein, but only with the
If we undergo a specific          net cash proceeds from certain equity
kind of change of                 offerings.
control, we must offer to
repurchase the notes at
the prices specified herein.

                                  ---------


   Investing in the notes involves a high degree of risk. See "Risk Factors" beginning on page 7 for a discussion of certain factors that you should consider in connection with an investment in the notes.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This prospectus has been prepared for and will be used by Goldman, Sachs & Co. and its affiliates in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. and its affiliates may act as principal or agent in these transactions. Madison River will not receive any of the proceeds of such sales of the notes but will bear the expenses of registration.

                              Goldman, Sachs & Co.

                                  ---------

                                        , 2002

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we are required to file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements and other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. The indenture governing the notes requires us to file reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether we are subject to the reporting requirements of the Exchange Act.

We have filed a registration statement on Form S-4 to register the notes with the SEC. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain this information at no cost by writing or telephoning us at the following address and telephone number:

           Madison River Capital, LLC
           103 South Fifth Street
           Mebane, North Carolina 27302
           Attention:  Rick Whitener
                       Vice President-Treasurer
           Phone: (919) 563-1500

Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of all provisions of those documents. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter.

                                    SUMMARY

The following summary is intended to highlight certain information contained elsewhere in this prospectus. This summary is not intended to be a complete statement of all material facts related to the notes and is qualified in its entirety by the more detailed information and historical financial information, including the notes relating to that information, appearing elsewhere in this prospectus. Madison River Finance Corp., a wholly owned subsidiary of Madison River Capital, LLC, has only nominal assets, does not conduct any operations and was formed solely to act as co-issuer of the notes. For convenience, throughout this prospectus, the words "Madison River," "we," "us," "our" or similar words refer to Madison River Capital, LLC, Madison River Finance Corp. and all of their subsidiaries except where the context otherwise requires. "Madison River Capital" refers solely to Madison River Capital, LLC, and "Madison River Finance" refers to Madison River Finance Corp. References in this document to the acquisition of "Coastal Communications" refer to the acquisition of Coastal Utilities, Inc. and its subsidiary by Madison River which took place on March 30, 2000.

                              About Madison River

We are an established rural local exchange company providing communications services and solutions to business and residential customers in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offerings include local and long distance voice, high speed data, Internet access and fiber transport. At December 31, 2001, we had approximately 223,400 voice and DSL connections in service.

We are organized into two operating divisions, the Local Telecommunications Division (LTD) and the Integrated Communications Division (ICD). The LTD is responsible for the integration, operation and development of our established markets that consist of four incumbent local exchange carriers (ILECs) acquired since January 1998. The ILECs are located in Mebane, North Carolina; Galesburg, Illinois; Foley, Alabama; and Hinesville, Georgia. Through these acquisitions, we acquired strong businesses with positive, stable cash flows, government and regulatory authorizations and certifications, operational support systems, key management and personnel and facilities. We have a reputation for delivering high quality services and being highly responsive to our customers in these markets, which we and our predecessors have established as providers of communications services and solutions in these markets for over 50 years. During 2001, the LTD provided approximately 92%, or $168.8 million, of our total revenues. As of December 31, 2001, the LTD served approximately 194,800 voice access lines and 11,100 digital subscriber line
(DSL) connections. The LTD customer base is comprised of approximately 135,700 residential access lines and 59,100 business access lines, 80,200 long distance accounts and 30,000 dial-up Internet access subscribers.

The ICD is responsible for developing and managing our edge-out strategy as a competitive local exchange carrier (CLEC), as well as maintaining and marketing a fiber transport and Internet egress business. The ICD focuses on selling integrated telecommunications services built on high speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as asynchronous transfer mode, or ATM, DSL and fiber optic networks. The ICD targets customers that are medium and large businesses that utilize eight voice lines or more and high-speed data services in its markets that include North Carolina, Illinois, Georgia, Louisiana and Texas. The ICD operates approximately 2,300 route miles of fiber, that includes a long-haul route of approximately 2,100 route miles that extends from Atlanta, Georgia to Houston and Dallas, Texas. In 2001, the ICD had revenues of approximately $15.5 million, or 8% of our total revenues. As of December 31, 2001, the ICD served approximately 16,700 voice access lines and approximately 700 DSL connections.

Our network platform includes nine Nortel DMS digital switches, one Siemens digital switch and thirty-four ATM switches. We currently have interconnection agreements with BellSouth, SBC, Verizon, Sprint and Ameritech. We have been certified as a CLEC in ten states and as an ILEC in four states. We are qualified to provide long distance services in eleven states. Our fiber optic network serves as the backbone to allow us to offer competitive data and voice transport and Internet access services to our existing and future customers, and we believe it will also provide revenue opportunities from providing transport services to other carriers.

Our equity holders are affiliates of Madison Dearborn Partners, Goldman, Sachs & Co., Providence Equity Partners, former shareholders of a telephone company we acquired and certain members of our management.
                                       1

Recent Developments

On April 10, 2002, our parent, Madison River Telephone Company, LLC
(MRTC), announced the completion of an agreement with the former shareholders of Coastal Utilities, Inc., which, among other things, modified certain provisions of the Coastal Communications, Inc. (CCI) shareholders agreement that was entered into when CCI acquired Coastal Utilities in March 2000. Under the terms of the agreement, the former shareholders exchanged all of their Series B stock and 40%, or 120 shares, of their Series A stock in CCI for 18.0 million Class A member units in MRTC valued at $1 per unit and three term notes issued by MRTC, in the aggregate principal amount of $20.0 million, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed 30 shares of Series A stock retained by the former shareholders for $33,333.33 per share, or approximately $1.0 million, at the closing of the transaction. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right, beginning May 31, 2003 and ending September 30, 2007, to require CCI to redeem their remaining 150 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1.0 million, in any thirteen-month period. See "Certain Relationships and Related Transactions."

Our principal executive offices are located at 103 South Fifth Street, Mebane, North Carolina 27302, and our telephone number at that address is (919) 563-1500.

                              Summary of the Notes

The form and terms of the notes are governed by an indenture, and the indenture is governed by New York law.

 Issuers........................   Madison River Capital, LLC and Madison River
                                   Finance Corp.

 Total Amount of Notes Offered..   $200.0 million in principal amount of 13 1/4%
                                   Senior Notes due 2010.

 Maturity.......................   March 1, 2010.

 Interest.......................   Annual rate--13 1/4%.

                                   Payment frequency-every six months on
                                   March 1 and September 1.

 Ranking........................   The notes:

                                   *  are unsecured senior obligations of Madison
                                      River Capital and Madison River Finance;

                                   *  rank senior to any future subordinated
                                      indebtedness which expressly provides that it
                                      will be subordinated to the notes;

                                   *  rank equal in right of payment with all of our
                                      existing and future unsubordinated, unsecured
                                      debts;

                                   *  rank junior to all our secured debt, to the
                                      extent of the value of the assets securing the
                                      debt; and

                                   *  also rank behind all existing and future
                                      third-party indebtedness (including any credit
                                      facilities) and other liabilities of the
                                      subsidiaries of Madison River Capital and
                                      Madison River Finance.

                                   As of December 31, 2001:

                                   *  Madison River Capital and Madison River
                                      Finance had no other indebtedness; and

                                   * the notes were effectively subordinated to liabilities and obligations of the subsidiaries of Madison River Capital and Madison River Finance of $629.9 million.

 Optional Redemption............   On or after March 1, 2005, we may redeem some or
                                   all of the notes at any time at the redemption
                                   prices listed in the "Description of the
                                   Notes" section under the heading "Optional
                                   Redemption."

                                   Before March 1, 2003, we may redeem up to 35% of
                                   the notes with the proceeds of certain public
                                   equity offerings by, or strategic investments
                                   in, Madison River Capital or its direct parent
                                   at the price listed in the "Description of the
                                   Notes" section under the heading "Optional
                                   Redemption."

 Mandatory Offer to Repurchase..   If we sell assets under certain
                                   circumstances, or upon certain change of control
                                   events, we must offer to repurchase the notes at
                                   the prices listed in the "Description of the
                                   Notes" section under the heading "Repurchase at
                                   the Option of Holders."

                                       3

 Basic Covenants of Indenture...   The indenture, among other things,
                                   restricts our ability and the ability of our
                                   subsidiaries to:

                                   *  incur additional indebtedness;

                                   * pay dividends on, redeem or repurchase our member interests;

                                   *  make various investments;

                                   *  create certain liens or use assets as security
                                      in other transactions;

                                   * sell certain assets or utilize certain asset sale proceeds;

                                   *  merge or consolidate with or into other
                                      companies;

                                   *  dispose of all or substantially all of our
                                      assets and the assets of our subsidiaries; and

                                   *  enter into transactions with affiliates.

                                   These covenants are subject to a number of important limitations and exceptions. For more details, see "Description of the Notes" section under the heading "Certain Covenants."

 Public Market for the Notes....   Goldman Sachs currently makes a market in
                                   the notes. However, you should be aware that
                                   Goldman Sachs is not obligated to do so and may
                                   discontinue its market-making activities at any
                                   time without notice. As a result, the liquidity
                                   of a market for the notes may not be available
                                   if you try to sell your notes. In addition, we
                                   cannot guarantee when, or even if, another
                                   market for the notes will develop. We do not
                                   intend to apply for a listing of the notes on
                                   any securities exchange or on any automated
                                   dealer quotation systems.

                                  Risk Factors

You should carefully consider the information set forth under the caption "Risk Factors" beginning on page 7 and all the other information in this prospectus before deciding whether to invest in the notes.

                      Summary Financial and Operating Data

The following table presents summary historical financial and operating data about us. We were organized on August 26, 1999 as a wholly-owned subsidiary of Madison River Telephone Company, LLC. Prior to the formation of Madison
River Capital in August 1999, our operations were consolidated at the Madison River Telephone Company level. Concurrent with the formation of Madison
River Capital as a subsidiary of Madison River Telephone Company, all operations were consolidated at the Madison River Capital level.

                                                                    Year Ended December 31,
                                                             -------------------------------------
                                                                1999         2000          2001
                                                               Madison      Madison       Madison
                                                              River (a)    River (b)       River
                                                             ----------   ----------     ---------
                                                               (in thousands, except for ratios
                                                                   and other operating data)
Statement of Operations Data:
   Revenues                                                  $  81,517     $ 167,101     $ 184,263
   Operating expenses:
      Cost of services                                          24,909        61,559        68,512
      Depreciation and amortization                             21,508        50,093        58,471
      Selling, general and administrative expenses              29,608        55,457        54,488
      Restructuring charge                                         -            -            2,779
                                                              --------      --------      --------
   Total operating expenses                                     76,025       167,109       184,250
                                                              --------      --------      --------
   Operating income (loss)                                       5,492            (8)           13
   Interest expense                                            (22,443)      (61,267)      (64,624)
   Other income (expense), net                                   3,386         4,899       (14,813)
                                                              --------      --------      --------
   Loss before income taxes and minority interest expense      (13,565)      (56,376)      (79,424)
   Income tax (expense) benefit                                 (1,625)       (2,460)        5,570
                                                              --------      --------      --------
   Loss before minority interest expense                       (15,190)      (58,836)      (73,854)
   Minority interest expense                                       -            (750)       (1,075)
                                                              --------     ---------      --------
   Net loss                                                  $ (15,190)   $ (59,586)     $ (74,929)
                                                              ========     ========       ========
Balance Sheet Data (at period end):
   Cash and cash equivalents                                 $  83,729    $  63,410      $  21,606
   Telephone plant and equipment, net                          293,322      400,319        396,794
   Total assets                                                785,290      992,017        896,578
   Long-term debt, including current portions                  535,611      678,114        680,018
   Total member's capital (c)                                  165,994      129,101         59,393
Other Financial Data:
   Capital expenditures                                      $  37,756    $  89,644      $  39,936
   Net cash provided by (used in) operating activities          12,938       22,253        (22,136)
   EBITDA (d)                                                   27,000       50,085         58,484
   Adjusted EBITDA (d)                                          29,576       54,857         62,534
   Ratio of earnings to fixed charges (e)                         -            -              -
Other Operating Data:
   Access lines                                                150,000      205,547        211,540
   DSL connections                                                 273        4,536         11,831
   Employees                                                       745        1,073            783

Note:
(a) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Gulf Coast Services (acquired on September 29, 1999).
(b) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Coastal Communications (acquired on March 30, 2000).
(c) Includes member's interest, accumulated deficit and accumulated other comprehensive income (loss).
                                       5

(d) EBITDA consists of operating income (loss) before depreciation and amortization. Adjusted EBITDA is calculated by adding to EBITDA the non-cash compensation expense incurred in connection with certain long-term incentive awards that were granted to certain employees (see note 10 to the consolidated financial statements of Madison River Capital, LLC) and the restructuring charge associated with a subsidiary's decision to reduce its sales and marketing efforts and eliminate redundant support services (see note 5 to the consolidated financial statements of Madison River Capital,
     LLC).

     EBITDA and adjusted EBITDA are presented because we believe they are frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA are not measurements of financial performance under generally accepted accounting principles and should not be considered as alternatives to cash flows from operating activities as measures of liquidity or alternatives to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. EBITDA is not calculated in the same manner as in the indenture with respect to the notes. See the Consolidated Statements of Cash Flows included in our financial statements.

     The following table summarizes the impact of the non-cash compensation expense and restructuring charge adjustments to EBITDA for the periods indicated to calculate adjusted EBITDA:

                                                           Year Ended December 31,
                                                   ----------------------------------------
                                                     1999           2000             2001
                                                    Madison        Madison          Madison
                                                    River (a)      River (b)        River
                                                   ----------     ----------     ----------
          EBITDA (as defined)                      $   27,000     $   50,085     $   58,484
          Adjustments:
            Management incentive plan expense           2,576          4,772          1,271
            Restructuring charge                         -              -             2,779
                                                    ---------      ---------      ---------
          Adjusted EBITDA                          $   29,576     $   54,857     $   62,534
                                                    =========      =========      =========

(e) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1999, 2000 and 2001, our earnings were insufficient to cover fixed charges by $13,565, $56,376 and $79,424, respectively.

                                  RISK FACTORS

You should carefully consider each of the following factors and all of the other information set forth in this prospectus before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.


                     Risk Factors Relating to Madison River

Our significant amount of indebtedness could limit our operational flexibility or otherwise affect our financial health.

We have a significant amount of indebtedness. As of December 31, 2001, we had:

   *  Total indebtedness of $680.0 million;
   *  Member's capital of $59.4 million;
   *  Debt to equity ratio of 11.4 to 1; and
   * For the year ended December 31, 2001, earnings would have been insufficient to cover our fixed charges by $79.4 million.

The indenture governing the notes limits our ability to undertake certain transactions. The covenants in the indenture restrict our ability to:

   *  incur additional indebtedness;
   * pay dividends on, redeem or repurchase our member interests or equity of our subsidiaries;
   *  make various investments;
   *  sell certain assets or utilize certain asset sale proceeds;
   *  create certain liens or use assets as security in other transactions;
   *  enter into certain transactions with affiliates; and
   * merge or consolidate with or into other companies, or dispose of all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to a number of important exceptions. In addition, our existing credit facilities with the Rural Telephone Finance Cooperative
(RTFC) contain (and credit facilities that we may enter into in the future may contain) other and more restrictive covenants, including covenants limiting our ability to incur debt and make capital expenditures and limiting our subsidiaries' ability to make distributions or pay dividends to us. These covenants also require us or our subsidiaries to meet or maintain specified financial ratios and tests. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in an event of default under these credit facilities and/or the indenture. See "Description of the Notes-Certain Covenants."

Our substantial indebtedness and the related covenants that restrict what actions we may take could have important consequences for you. For example, it could:

   * make it more difficult for us to satisfy our obligations with respect to the notes;

   * limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and increase our vulnerability to general adverse economic and industry conditions;

   * limit our ability to borrow additional amounts for working capital, capital expenditures, research and development costs, future business opportunities and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

   * require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;

   * limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

   *  restrict our ability to access additional capital;

   * place us at a competitive disadvantage compared to our competitors that have less debt; and

   *  make us vulnerable to increases in prevailing interest rates.

We may incur substantial additional indebtedness in the future. This could further exacerbate the risks described above. The terms of our current indebtedness do not fully prohibit us from incurring other indebtedness. Our credit facilities currently permit additional borrowing of up to $21.8 million, and all of those borrowings would be effectively senior to the notes.

We may need to raise more capital to fund our obligations.

We may need to raise more capital in the future to provide adequate working capital to fund our continuing operations and capital expenditures, to service our indebtedness including the notes and to provide liquidity to fund any unexpected expenses or obligations.

Based on our business plan and anticipated future capital expenditures and debt service requirements under that plan, we believe that the available borrowings under our credit facilities, cash and investments on hand and our cash flow from operations will be adequate to meet our foreseeable liquidity needs for the next 12 months. However, there is no guarantee that we will not need additional capital earlier. While possible sources of additional capital include commercial bank borrowings, sales of nonstrategic assets, vendor financing or the sale or issuance of equity and debt securities to one or more strategic investors, our ability to arrange additional capital and the cost of any financing will depend upon many factors, some of which are beyond our control. We may be unable to raise additional capital, and such failure to do so could have a material adverse effect on our business and our ability to service the notes.

We may not be able to increase our business and revenues.

Consumers may not purchase our services. Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise implement our business plan. Expansion of our customer base depends on growth in our established markets and acceptance of our communications services and technology and the willingness of prospective customers to switch to our services from their current carriers in our edge-out markets, which may be limited by the fact that some of our competitors have long-standing relationships with customers and resources that are far greater than ours. There is no assurance that our established markets will grow as they have in the past. Recession and other negative economic factors would have the effect of decreasing the number of customers in our established markets.
                                       8

Prices may decline. The prices that we can charge our customers for network services, including wholesale fiber capacity, data transport and voice telecommunications services, could decline due to the following factors, among others:

   * installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed;

   * recent technological advances that permit substantial increases in, or better usage of, the capacity of transmission media;

   * reduced differentiation in product quality and service resulting in increased price competition; and

   * strategic alliances or similar transactions that decrease industry participants' costs.

Our ability to compete effectively will also depend upon our continued ability to maintain price competitiveness. We are highly dependent on the cost of elements leased from ILECs in our edge-out markets, and those costs may increase.

We may not be successful in efficiently managing the growth of our business. Our business plan will, if successfully implemented, result in growth of our operations, which may place a significant strain on our management, financial and other resources. To achieve and sustain growth we must, among other things, monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand our internal management, technical, provisioning, information, billing, customer service and accounting systems.

We cannot guarantee that we will successfully obtain, integrate and use the employee, management, operational and financial resources necessary to manage a developing and expanding business in an evolving, regulated and increasingly competitive industry.

We need to increase the volume of traffic on our network. We must increase the volume of voice, data and Internet transmission on our network at the prices we anticipate in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. If we do not develop long-term commitments with new customers, or maintain our relationships with current customers, we will be unable to increase traffic on our network that could adversely affect our business.

We face significant and growing competition in the markets where we operate. Our ILEC subsidiaries face increasing competition from intermodal providers such as wireless telephone companies, cable television companies and the Internet, as well as competition from CLECs. We have facility-based interconnection agreements, primarily at Gallatin River, with competitors providing DSL services and could potentially enter into more interconnection agreements in the future, some of which may allow competitors to provide voice services to our customers. With wireless telephone companies offering significant minutes of use, including long distance calls for a flat fee, customers may find it more cost effective to use their wireless telephones to make long distance calls, and we may experience a decrease in our long distance and network access service revenues. In addition, we face or expect to face competition for high speed access to the Internet from cable television companies in each of our ILEC markets.

We may not be able to achieve desired operating efficiencies from our information and billing systems. Sophisticated information and billing systems are vital to our growth and ability to monitor and control costs, bill customers, process customer orders, provision customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. Our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. We may not be able to develop new business, identify revenues and expenses, service customers, collect revenues or develop and maintain an adequate work force if any of the following occurs:
                                       9

   * vendors fail to deliver proposed products and services in a timely and effective manner or at acceptable costs;
   *  we fail to identify adequately our information and processing needs;
   *  our related processing or information systems fail;
   *  we fail to upgrade systems when necessary; and
   *  we fail to integrate our systems with those of our major customers.

In addition, our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements may be cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could potentially be costly and affect operating efficiencies.

We are dependent on market acceptance of DSL-based and ATM-based services. We expect that an increasing amount of our revenues will come from providing DSL-based and ATM-based services. The market for business, telecommuter and residential high-speed Internet access is in the early stages of development. Because we offer and expect to expand our offering of services to a new and evolving market and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which this market will grow. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and it is unclear if DSL will offer the same or more attractive price-performance characteristics. The markets for our services could fail to develop, grow more slowly than anticipated or become saturated with competitors.

Development of our CLEC operations will negatively impact our cash flow and financial results.

During the past two years, we have expanded our operations as a CLEC into edge-out markets and other target markets offering local and long distance voice, high-speed data, Internet access and transport services over our fiber networks. To support this business, we made a significant investment in the acquisition, installation and expansion of our networks before we realized any significant revenues. In addition, we also incurred significant expenditures in the development of our sales and marketing infrastructure and operating support systems. In the fourth quarter of 2001, we adjusted our CLEC business plan with the intention of significantly slowing our growth rate in order to lower our cash utilization rate. By slowing the growth rate, we also reduced our expense structure in our CLEC operations necessary to support growth. We believe these steps, in the short-term, will decrease our revenues and EBITDA from our edge-out markets. However, we believe that by taking these steps, as our expenses and other cash requirements are reduced, we will achieve positive cash flows from our CLEC operations on a run-rate basis in 2002. There is no assurance that the revised plan can be implemented successfully or that the results will achieve lower cash requirements. Further, we cannot be certain that the revenues generated from our customer base and reductions in expenses will be adequate to achieve positive cash flow in 2002 or in future years in each of our markets or in our target markets as a whole. Growth and profitability in our expansion operations may also require interconnection and resale terms and pricing which depend on federal and state regulatory decisions and court interpretations of legislation, all of which are outside of our control and subject to change in ways that are difficult to predict.

We have risks relating to our network.

Rapidly changing communications technology and other factors may require us to expand or adapt our network in the future. We expect that new products and technologies will emerge as the telecommunications industry is subject to rapid and significant changes in technology, and we cannot predict the effect of these technological changes on our business. Further, new technologies and products may not be compatible with our existing technologies and systems. In addition, our existing technologies and systems may not be competitive with new technologies and products. These changes could require us to incur significant expenditures. New products and technologies may (1) reduce the prices for our services or (2) be superior to, and render obsolete, the products and technologies we use. If we do not replace or upgrade our technology and equipment that becomes obsolete, we will not be able to compete effectively because we will not be able to meet customer expectations. We cannot be certain that technological changes in the communications industry will not have a material adverse effect on our business and our ability to achieve sufficient cash flow to provide adequate working capital and to service our indebtedness. We may not be able to obtain
                                      10
timely access to new technology on satisfactory terms, or incorporate new technology into our systems in a cost effective manner, or at all.

In addition to technological advances, other factors could require us to further expand or adapt our network, including (1) an increasing number of customers; (2) demand for greater data transmission capacity; (3) failure of our technology and equipment to support operating results anticipated in our business plan; and (4) changes in our customers' service requirements. Expanding or adapting our network could require substantial additional financial, operational and managerial resources, any of which may not be available to us.

Furthermore, due to the limited development of our DSL-based services, the ability of our network to connect and manage a substantial number of end users at high digital transmission speeds is still unknown. While peak digital data transmission speeds across our network between a central office and the end user can exceed 1.1 megabits per second, the actual data transmission speed over our network could be significantly slower due to:

   *  the type of DSL technology deployed;
   *  the distance from end user to a central office;
   *  the condition and configuration of the telecommunications line utilized;
   * the existence of and number of data transmission impediments on telephone company copper lines;
   *  the gauge of copper lines; and
   *  the presence and severity of interfering transmissions on nearby lines.

For example, we are not certain whether we can successfully deploy higher DSL speeds through digital loop carrier systems which, because they connect copper lines to a fiber link, currently limit DSL service to as slow a speed as 128 kilobits per second.

Because we rely on ILECs to overcome technical limitations associated with loop carrier systems in service areas outside our own, we cannot be certain that we will be able to successfully deploy ATM-based service to all areas in our expansion markets. As a result, our network may not be able to achieve and maintain the planned high digital transmission speed. Our failure to achieve or maintain high-speed digital transmissions would have a material adverse effect on our business.

Network disruptions could adversely affect our operating results. The success of our operations will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

   *  physical damage;
   *  power loss from, among other things, adverse weather conditions;
   *  capacity limitations;
   *  software and hardware defects;
   * breaches of security, including sabotage, tampering, computer viruses and break-ins; and
   *  other disruptions that are beyond our control.

Disruptions or system failures may cause interruptions in service or reduced capacity for customers. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, and this would reduce our revenues. Service disruptions could also damage our reputation with customers causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs are extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using our network.

We need to obtain and maintain the necessary rights-of-way for our network. As of December 31, 2001, we have acquired all material, necessary nonexclusive right-of-way agreements covering ILEC and CLEC operations in existence. However, we may need to obtain supplemental rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and related telecom equipment for any expansion of our network in our CLEC markets. We may not be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms whether in new markets or in our existing markets. Some of these agreements may be short-term or revocable at will, and we cannot be certain that we will continue to have access to existing rights-
                                      11
of-way after they have expired or terminated. Although we believe that alternative supplemental rights-of-way will be available, if any of these agreements were terminated or could not be renewed, we may be forced to remove our fiber optic cable from under the streets or abandon our networks.

Our utility right-of-way agreements are subject to certain conditions and limitations on access and use and are subject to termination upon customary default provisions. In some cases, these agreements require our fiber network to be moved or removed in the event that the utility needs its right-of-way for public utility purposes or no longer owns its right-of-way. We may not be able to maintain all of our existing rights and permits or obtain and maintain the additional rights and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under certain of our credit facilities.

Our ability to protect our proprietary technology is limited, and infringement claims against us could impact our ability to conduct our business. We currently rely on a combination of copyright, trademark and trade secret laws and contractual confidentiality provisions to protect the proprietary information that we have developed. Our ability to protect our proprietary technology is limited, and we cannot be certain that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Also, we cannot be certain that the intellectual property that local telephone companies or others claim to hold and that may be necessary for us to provide our services will be available on commercially reasonable terms. If we were found to be infringing upon the intellectual property rights of others, we might be required to enter into royalty or licensing agreements, which may be costly or not available on commercially reasonable terms. If successful, a claim of infringement against us and our inability to license the infringed or similar technology on terms acceptable to us could adversely affect our business.

Expanding our services entails a number of risks.

Currently, we operate our business and provide our services primarily as a rural local telephone company. We are expanding our business by adding new customers in both our ILEC and our CLEC operations. In addition, we are providing new services to our existing customers. As we expand our telecommunications businesses, we will face certain additional risks, including increased legal and regulatory risks. The telecommunications businesses in which we compete are highly competitive, and we may be disadvantaged. The success of our entry into new telecommunications businesses will be dependent upon, among other things, our ability to:

   *  integrate new equipment and software into our networks;
   *  design and/or obtain fiber optic network routes;
   *  obtain regulatory approvals;
   *  develop strategic alliances or relationships;
   *  hire and train qualified personnel; and
   *  enhance our billing, back-office and information systems.

We may not be successful in expanding our services or entering new markets. In addition, demand and market acceptance for any new products and services we introduce, whether in existing or new markets, are subject to a high level of uncertainty. Our inability to expand our services or to enter new markets effectively could have a material adverse effect on our business.

We depend on key personnel.

Our business is dependent upon a small number of key executive officers. We have entered into employment, confidentiality and noncompetition agreements with Messrs. J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu and Bruce J. Becker providing for employment of each executive for a five year period, subject to termination by either party (with or without cause) on 30 days' prior written notice, and an agreement not to compete with us for a maximum period of up to 15 months, following termination for cause or voluntary termination of employment. We have not entered into employment agreements with any other key executives.

We cannot guarantee that we will be able to attract or retain other skilled management personnel in the future. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business and results of operation.
                                      12

We face risks associated with our strategy of growth through acquisitions.

Our current business plan contemplates growth from future acquisitions. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates that may increase our costs and limit the number of suitable acquisition candidates. In addition, future acquisitions by us could result in the incurrence of indebtedness or contingent liabilities, which could have a material adverse effect on our business, and our ability to achieve sufficient cash flow, provide adequate working capital and service our indebtedness. Any future acquisitions could also expose us to increased risks, including, among others:

   *  the difficulty of assimilating the acquired operations and personnel;
   * the potential disruption of our ongoing business and diversion of resources and management time;
   * the inability to generate revenues from acquired businesses sufficient to offset acquisition costs;
   * the inability of management to maintain uniform standards, controls, procedures and policies;
   * the risks of entering markets in which we have little or no direct prior experience;
   * the difficulty of adapting incompatible operational support systems, network and other systems;
   * the impairment of relationships with employees, unions or customers as a result of changes in management; and
   *  the impairment of supplier relationships.

As a result, we cannot be sure that any acquisitions will occur or that any acquisitions, if made, would be successfully integrated into our operations.

To date, we have grown in large part through the acquisition of local telephone companies and other operating assets. Our future operations depend largely upon our ability to manage our growing business successfully. If we are successful in making additional acquisitions, our management team will have to manage a more complex organization and a larger number of operations than we have previously operated. There can be no assurance that we will be successful in integrating the various acquisitions. In addition, we may discover information in the course of the integration of these acquisitions that may have an adverse effect on our business and results of operations.

We have a limited operating history upon which to evaluate our performance.

We began operations in January 1998. Accordingly, we have a limited operating history upon which to base an evaluation of our performance, including the reliability of our network and future financial results. Our viability, profitability and growth will depend upon successful implementation of our business plan. We cannot assure you that we will successfully implement our business plan. We are still in the early stages of our operations. The prospects for our success must be considered in light of the risks often encountered in the establishment of a new business in an industry subject to rapid technological and price changes and filled with many competitors, including access to the capital necessary to allow us to fund our business plan.


            Risk Factors Relating to the Telecommunications Industry

We face significant competition in our current and target markets.

We currently operate primarily as a rural ILEC in an industry that is highly competitive. However, due to the rural, low-density characteristics of our existing operating areas, the high cost of entry into these markets and the lack of concentration of medium and large business users, we believe that compared to most other local exchange carriers, we have historically faced relatively less competition in our existing markets. As characteristics of our markets change, the likelihood of local competitors entering our markets may increase.

Significant and potentially larger competitors could enter our markets at almost any time. We may face competition from future market entrants, including CLECs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers, Internet service providers and private networks built by large end users and municipalities. Increased
                                      13
competition could lead to price reductions, fewer large-volume sales, reduced operating margins and loss of market share.

In each of the cities where we are providing competitive local services, the services we offer will compete principally with the services offered by the ILEC serving that area. These local telephone companies have long-standing relationships with their customers and have the potential to subsidize competitive services from monopoly service revenues. The Federal Communication Commission's (FCC) interconnection decisions and the Telecommunications Act of 1996 (the "Telecom Act") provide local telephone companies with increased pricing flexibility for their services and other regulatory relief, which could adversely effect our competitive local operations. The local telephone companies with which we compete may be allowed by regulators to lower rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge us substantial fees for interconnection to their networks.

Our success in our CLEC markets depends upon our ability to increase our share of the carrier services market by providing high quality services at competitive prices. Many potential competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

   *  greater name recognition;
   *  greater financial, technical, marketing and other resources;
   *  longstanding or established national contracts;
   * more extensive knowledge of the telecommunications business and industry; and
   * well established relationships with a larger installed base of current and potential customers.

ILECs can also adversely affect the pace at which we add new customers to our CLEC business by prolonging the process of providing unbundled network elements, collocations, intercompany trunks and operations support system interfaces, which allow the electronic transfer between ILECs and CLECs of needed information about customer accounts, service orders and repairs. Although the Telecom Act requires ILECs to provide the unbundled network elements, interconnections and operations support system interfaces needed to allow the CLECs and other new entrants to the local exchange market to obtain service comparable to that provided by the ILECs to their own customers in terms of installation time, repair response time, billing and other administrative functions, in many cases the ILECs have not complied with the mandates of the Telecom Act to the satisfaction of many competitors. In addition, the interconnection regulations may be affected by the outcome of pending court decisions and FCC rulemaking.

We are dependent on many telecommunications vendors and suppliers, and their financial difficulties may affect our business.

We depend on many telecommunications vendors and suppliers to conduct our business. For example, we have a resale agreement with Global Crossing to provide our long distance transmission services. Associated with the difficulties facing many companies in the telecommunications industry, some of these third party vendors and suppliers have experienced substantial financial difficulties in recent months, in some cases leading to bankruptcies and liquidations. Any disruptions that these third party companies experience as a result of their financial difficulties that impact the delivery of products or services that we purchase from these companies could have an adverse affect on our business.

We face particular risks relating to our long distance business.

As part of our offering of bundled telecommunications services to our customers, we offer long distance services. The long distance business is extremely competitive and prices have declined substantially in recent years and we expect prices to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We rely on other carriers to provide transmission and termination services for all of our long distance traffic. Our primary underlying carrier currently is Global Crossing, which is in Chapter 11 bankruptcy protection. We must enter into resale agreements with long distance carriers to provide us with transmission services. These agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling patterns
                                      14
and traffic levels of our future customers. In the event we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and in the event we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. The incurrence of any underutilization charges, rate increases or termination charges could have a material adverse effect on our business and our ability to achieve sufficient cash flow to service the notes.

We may not be able to compete effectively with the RBOCs in the provision of long distance services.

Federal law currently prohibits Regional Bell Operating Companies (RBOCs) from providing certain types of long distance telephone service in most states. However, this restriction may be removed by the FCC if an RBOC meets certain specified conditions for a particular state and the FCC determines that removal of the restriction is in the public interest. RBOCs have succeeded in capturing substantial market shares in long distance services in several states where they are authorized to provide such services, including New York and Texas. If RBOCs obtain permission to provide these services in more states, or if legislation is passed to allow them to offer long distance data and Internet services, our business could be adversely affected. Such legislation would remove a major incentive RBOCs have to cooperate with companies like ours to foster competition within their service areas. When RBOCs offer both long distance and local exchange services, they reduce a competitive advantage which companies like ours currently are able to offer in those regions.

We are subject to extensive government regulation.

We are subject to varying degrees of federal, state and local regulation. Changes in these regulations could materially increase our compliance costs or prevent us from implementing our business plan. Regulation of the telecommunications industry is changing rapidly, which affects our opportunities, competition and other aspects of our business. The regulatory environment varies substantially from state to state. In the states in which we provide service, we are generally required to obtain and maintain certificates of authority from regulatory bodies and file tariffs where we offer intrastate services.

While our CLEC and long distance businesses are subject to government regulation, our ILEC subsidiaries, in particular, are highly regulated at both the federal and state levels. In general, our ILEC subsidiaries operate under regulations limiting their rates of return on interstate and intrastate services. For interstate services, the FCC periodically reviews the reasonableness of the allowed rate-of-return these businesses may charge and may reduce such allowed rate-of-return. In addition, the FCC has reformed the rules that govern how our ILECs charge long distance companies for completion of interstate calls, reducing the interstate costs recovered from interstate access charges.

As a condition to its approval of Gallatin River Communications' acquisition of Sprint Corporation's Illinois incumbent local telephone exchanges, the Illinois Commerce Commission required Gallatin River Communications to file, in an informal proceeding, an informational earnings report covering its first full calendar year of operations by April 2000. Gallatin River Communications filed the required report on April 1, 2000. The information supplied could be used by the Illinois Commerce Commission's staff to initiate a proceeding to lower our intrastate rates, which may adversely affect our business and results of operations.

The Telecom Act requires ILECs to enter into agreements to interconnect with, sell unbundled network elements to, and sell services for resale to, CLECs. Our ability to compete in the local exchange market as a CLEC may be adversely affected by the ILEC's pricing of such offerings and related terms, such as the availability of operation support systems and local number portability, and would be adversely affected if such requirements of the Telecom Act were repealed. Depending on the implementation of the Telecom Act, our ILEC subsidiaries may be forced to interconnect with, and sell such services and elements to, competitors at prices that do not fully recover our costs of providing such services.

With the passage of the Telecom Act, the regulation of our services has been subject to numerous administrative proceedings at the federal and state level, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation and legislation or whether and to what extent they may adversely affect our business or operations.
                                      15

Many other aspects of our services and operations are subject to federal and state regulation, including the introduction and pricing of new services, contributions to and receipts from universal service funds, compliance with demands from law enforcement and national security agencies, privacy of customers' information and our use of radio frequencies. We currently receive revenues as a result of state and federal universal service fund contributions and make payments to such funds. If these programs are modified or discontinued, we may be adversely affected.


                       Risk Factors Related to the Notes

Our ability to service our indebtedness will depend on our ability to generate cash.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future, our success in our financial and operating performance, our ability to successfully implement our business plan and our ability to access the cash flow of our subsidiaries. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities and the notes, on commercially reasonable terms or at all. In addition, we may be forced to reduce or delay planned improvement initiatives and capital expenditures, sell assets or obtain additional equity capital.

We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends, and such subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements governing the terms of our subsidiaries' indebtedness may restrict our subsidiaries' ability to pay dividends to us. See "Description of Other Indebtedness" and footnote 6 to the Consolidated Financial Statements of Madison River Capital, LLC. As a result, we may be unable to receive cash through dividends, distributions or other payments from our subsidiaries sufficient to pay principal of and interest on the notes.

Madison River Capital is a holding company, and the notes are structurally subordinate to the indebtedness of the issuers' subsidiaries.

Madison River Capital is a holding company with no direct operations, and its principal assets consist of the equity interests of its operating subsidiaries. We are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal of and interest on the notes. Our subsidiaries, however, are legally distinct from us, and our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due pursuant to the notes or to make funds available to us for such payment. Because our subsidiaries do not guarantee the notes, any right of the issuers to receive assets of any subsidiary upon the subsidiary's liquidation or reorganization (and consequent right of the holders of the notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary in liquidation or reorganization. The ability of our subsidiaries to make payments to us will be subject to, among other things, the availability of funds, the terms of those subsidiaries' indebtedness (which limits their ability to pay dividends or make distributions) and applicable state laws. Claims of our subsidiaries' creditors, including trade creditors, will generally have priority as to the assets of the subsidiaries over the claims of the holders of Madison River Capital's indebtedness, including the notes. Accordingly, the notes will be effectively subordinated to the liabilities (including the credit facilities, trade payables and other indebtedness) of our subsidiaries.
                                      16

The holders of a majority of the notes have the right to waive defaults under and to modify the indenture.

Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the notes then outstanding have the right to:

   *  waive certain existing defaults or events of default;
   *  waive compliance with certain provisions of the indenture or the notes;
   *  modify or supplement the indenture; and
   * direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture.

These provisions of the indenture could allow actions affecting the notes to be taken without the approval of all of the holders of the notes and thus may have an adverse effect on the holders of the notes who do not approve of such actions.

We may not be able to obtain financing necessary to complete a change of control offer under the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all notes then outstanding. For example, under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 2, 2006, certain members may require Madison River Telephone Company to purchase all of their redeemable member units at an amount equal to the fair market value of such units. Such an event could result in a "Change of Control" under the indenture. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facilities will not allow such repurchases. In particular, a change of control may cause an acceleration of the indebtedness outstanding under our credit facilities, in which case the indebtedness would be required to be repaid in full before redemption or repurchase of the notes. Certain important corporate events, however, such as a leveraged recapitalization, which would increase the level of our indebtedness, would not constitute a "Change of Control" under our credit facilities. See "Description of the Notes-Repurchase at the Option of Holders."

You may find it difficult to sell your notes.

Although it is not obligated to do so, Goldman Sachs makes a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman Sachs. No assurance can be given as to the liquidity of or the trading market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. The notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that the market for the notes, if one exists, will not be subject to similar disruptions.

Goldman Sachs may be deemed to be an affiliate of ours and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to a registration rights agreement, we agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the notes. Subject to certain exceptions, the registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with market-making transactions in the notes. We have agreed to bear all the costs and expenses related to such registration statement.

                           FORWARD-LOOKING STATEMENTS

The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause such or contribute to such differences include, but are not limited to:

   * the uncertainties and potential delays associated with our expansion into competitive local service;
   * the passage of legislation or court decisions adversely affecting the telecommunications industry;
   *  our ability to repay our outstanding indebtedness;
   * our ability to raise additional capital on acceptable terms or on a timely basis;
   *  competition in the telecommunications industry; and
   *  the advent of new technology.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the statements in those sections.


                            MARKET AND INDUSTRY DATA

Market data used throughout this prospectus was obtained from our internal surveys and industry surveys and publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the information. We have not independently verified the market data. Similarly, our internal surveys, while believed to be reliable, have not been verified by any independent sources.


                                USE OF PROCEEDS

This prospectus is delivered in connection with the sale of the notes by Goldman Sachs in market-making transactions. We will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION

The following table sets forth our consolidated capitalization on an actual basis as of December 31, 2001:

You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our consolidated financial statements, including the related notes thereto, and other financial data appearing elsewhere in this prospectus.


                                                        December 31, 2001
                                                              Actual
                                                        -----------------
                                                          (in thousands)

         Cash and cash equivalents                          $   21,606
                                                             =========

         Borrowings under credit facilities                 $  479,738
         Senior notes                                          197,538
         Other long-term indebtedness                            2,742
                                                             ---------
         Total long-term debt (1)                              680,018
         Redeemable minority interest                           46,825
         Member's capital:
           Member's interest                                   213,584
           Accumulated deficit                                (154,221)
           Accumulated other comprehensive income                   30
                                                             ---------
             Total member's capital                             59,393
                                                             ---------
               Total capitalization                         $  786,236
                                                             =========
_________
(1) Excludes any potential borrowings under undrawn credit facilities totaling $21.8 million.

SELECTED FINANCIAL AND OPERATING DATA

The following tables contain our selected financial and operating data as of and for each of the five years in the period ended December 31, 2001 and for our predecessor, Mebcom, as of and for the year ended December 31, 1997. Prior to the formation of Madison River Capital in August 1999, the operations of the operating subsidiaries for 1997 and 1998 were consolidated at the Madison River Telephone Company level. Concurrent with the formation of Madison River Capital as a subsidiary of Madison River Telephone Company, all operations for 1999, 2000 and 2001 were consolidated at the Madison River Capital level. The selected financial data of Madison River and Mebcom was derived from audited consolidated financial statements of these companies. The following information should be read in conjunction with, and is qualified in its entirety by reference to, ''Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our consolidated financial statements and the notes thereto and the other financial and operating data included elsewhere in this prospectus.

                           MADISON RIVER CAPITAL, LLC
                      Selected Financial and Operating Data
                        (in thousands, except for ratios)

                                                           Year Ended December 31,
                                -----------------------------------------------------------------------------
                                       1997                  1998          1999          2000          2001
                                ---------------------
                                              Madison       Madison       Madison       Madison       Madison
                                Mebcom (a)   River (b)     River (c)     River (d)     River (e)       River
                                ----------   ---------     ---------     ---------     ---------      --------
Statement of Operations Data:
  Revenues                     $  6,379        $    -      $  16,864     $  81,517     $ 167,101     $ 184,263
  Operating expenses:
    Cost of services and
     selling, general and
     administrative expenses      4,259            949        12,157        54,517       117,016       125,779
    Depreciation and
     amortization                   715             12         4,177        21,508        50,093        58,471
                                  -----           ----        ------       -------       -------       -------
  Total operating expenses        4,974            961        16,334        76,025       167,109       184,250
                                  -----           ----        ------       -------       -------       -------
  Operating income (loss)         1,405           (961)          530         5,492            (8)           13
  Interest expense                 (409)           (31)       (3,893)      (22,443)      (61,267)      (64,624)
  Other income (expense), net       286             19           481         3,386         4,899       (14,813)
                                  -----           ----        ------       -------       -------       -------
  Income (loss) before income
   taxes and minority
   interest expense               1,282           (973)       (2,882)      (13,565)      (56,376)      (79,424)
  Income tax (expense)
   benefit                         (480)            -            (52)       (1,625)       (2,460)        5,570
  Minority interest expense         -               -           -              -            (750)       (1,075)
                                  -----           ----        ------       -------       -------       -------
  Income (loss) before
   extraordinary item               802           (973)       (2,934)      (15,190)      (59,586)      (74,929)
  Extraordinary item                -               -           (173)         -             -             -
                                  -----           ----        ------       -------       -------       -------
  Net income (loss)            $    802        $  (973)    $  (3,107)    $ (15,190)    $ (59,586)    $ (74,929)
                                  =====           ====        ======       =======       =======       =======


Balance Sheet Data (at period end):

  Cash and cash equivalents    $  2,668        $ 7,698     $   6,354     $  83,729     $  63,410     $  21,606
  Telephone plant and
   equipment, net                 6,980             69        89,486       293,322       400,319       396,794
  Total assets                   13,073          8,021       285,763       785,290       992,017       896,578
  Long-term debt, including
   current portion                5,522            -         219,876       535,611       678,114       680,018
  Total member's capital          4,364          6,885        54,070       165,994       129,101        59,393


Other Financial Data:

  Capital expenditures         $  1,385        $     4     $   6,056     $  37,756     $  89,644     $  39,936
  Net cash provided by (used
   in) operating activities       2,887           (529)        3,582        12,938        22,253       (22,136)
  EBITDA (f)                      2,120           (949)        4,707        27,000        50,085        58,484
  Ratio of earnings to
   fixed charges (g)                4.1             -           -             -             -             -


(a) Represents the historical consolidated financial information of Mebcom (acquired on January 16, 1998), as predecessor to Madison River Telephone Company.
(b) Represents the historical consolidated financial information of Madison River Telephone Company.
(c) Represents the historical consolidated financial information of Madison River Telephone Company that includes the results of operations of Madison River Telephone Company and its subsidiaries, including Mebcom (acquired on January 16, 1998) and Gallatin River (acquired on November 1, 1998).
                                      20

(d) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations of Madison River Capital and its subsidiaries, including Gulf Coast Services (acquired on September 29, 1999).
(e) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations of Madison River Capital and its subsidiaries, including Coastal Communications (acquired on March 30, 2000).
(f) EBITDA consists of operating income (loss) before depreciation and amortization. EBITDA is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or as an alternative to net earnings as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in our financial statements.
(g) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1997, 1998, 1999, 2000 and 2001, earnings of Madison River were insufficient to cover fixed charges by $973, $2,882, $13,565, $56,376 and $79,424, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the "Selected Financial and Operating Data," Madison River Capital's and Gulf Coast Services' consolidated financial statements, including the notes related thereto, and other financial data appearing elsewhere in this prospectus. Certain statements set forth below constitute "forward-looking statements" that involve risks and uncertainties. During our existence, we have completed multiple acquisitions of telecommunications companies and assets. As a result, we believe that period-to-period comparisons of our financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

Included in our discussion and analysis of our operating results are comparisons of EBITDA. EBITDA consists of operating income (loss) before depreciation and amortization and is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditure and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net earnings as an indicator of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.


Overview

We are an established rural local exchange company providing communications services and solutions to business and residential customers in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offerings include local and long distance voice, high-speed data, Internet access and fiber transport. At December 31, 2001, we had approximately 223,400 voice and DSL lines in service.

We are organized into two operating divisions, the LTD and the ICD. The LTD is responsible for the integration, operation and development of our established markets that consist of four ILECs acquired since January 1998. The ILECs are located in North Carolina, Illinois, Alabama and Georgia. The ICD is responsible for developing and managing our target markets as a CLEC. In addition, the ICD is building a transport business focusing on providing transport and IP transit services to other carriers and large accounts. The ICD is building its base of customers around the LTD's currently established operations and along its approximately 2,300 route miles of fiber optic network. We are currently certified in ten states as a CLEC (North Carolina, South Carolina, Georgia, Florida, Alabama, Mississippi, Louisiana, Texas, Tennessee and Illinois) and in 11 states as a long distance provider (North Carolina, South Carolina, Georgia, Florida, Alabama, Mississippi, Louisiana, Texas, Tennessee, Kentucky and Illinois).

The majority of our fiber optic network comprises a long-haul network in the southeast United States that connects Atlanta, Georgia and Dallas, Texas, two of the four Tier I Network Access Points. Further, the route connects other metropolitan areas such as Mobile and Montgomery, Alabama; Biloxi, Mississippi; New Orleans, Louisiana; and Houston, Texas. We have peering agreements in both Atlanta and Dallas that allow us to pass the Internet traffic we carry on our network to the Internet backbone providers.

Our current business plan is focused on improving cash flows for the enterprise. The LTD is continuing the development of our established markets with successful marketing of vertical services and DSL products and is controlling expenses through the use of business process management tools. The LTD has been successful in increasing its EBITDA for the year ended December 31, 2001 compared to the same period in the prior year. For 2001, the LTD's EBITDA was $83.9 million compared to $68.7 million for the prior year. In the ICD, our strategy has shifted from growth to focusing on getting its operations to a positive cash flow basis sooner than previously planned. In order to achieve positive cash flow in the ICD, we have slowed the rate of growth in this division to allow us to capitalize on the revenues from currently installed lines while also managing our capital expenditures and expenses more tightly. Our objective is to achieve positive cash flow and then to maintain a rate of growth in the ICD that can be funded by the ICD's operations without additional investment. The ICD continues to provide
                                      22
services to medium and large customers in three edge-out markets: the Triangle (Raleigh, Durham and Chapel Hill) and the Triad (Greensboro and Winston-Salem) in North Carolina; Peoria and Bloomington in Illinois; and the New Orleans, Louisiana region. However, we will not continue to prospect and sell services to new customers in our Illinois markets. Our transport business is focused on developing its product lines in Atlanta, Georgia; New Orleans, Louisiana; and Houston and Dallas, Texas.

Since our inception, our principal activities have been the acquisition, integration, operation and improvement of the four ILECs in secondary markets. Through these acquisitions, we have acquired businesses with positive cash flow, government and regulatory authorizations and certifications, operating support systems, management and key personnel and facilities.

Factors Affecting Future Operations

The following is a discussion of the primary factors that we believe will affect our operations over the next few years.

Revenues

To date, our revenues have been derived principally from the sale of local and long distance communications services to customers in our established markets. For the year ended December 31, 2001, approximately 92% of our operating revenues came from the LTD. Our business plan is to generate increasing revenues in our LTD and ICD operations from voice services (local and long distance), Internet access and enhanced data and other services. Our transport business will focus on growing revenues by providing services to other carriers and major accounts such as intercity transport, including both high capacity and optical wavelength transport, metro access services and Internet egress services at a DS-3 level and above.

The sale of communications services to customers in our established markets will continue to provide the predominant share of our revenues for the foreseeable future while we slow the rate of growth in our ICD operations.
We expect that if we achieve positive cash flow in our ICD operations such that it can fund its own growth going forward and we are successful in developing and marketing our fiber transport and Internet egress products, then the ICD's revenues could grow at a faster pace than the LTD's revenues. This will result in a growing percentage of our revenues coming from sales of communications services to medium and large businesses and other carriers in our edge-out markets. In the near term, we anticipate that any increase in revenues from the ICD will grow sequentially at a much slower pace than we have experienced in the past several quarters due to our focus on achieving positive cash flow for that division.

We will continue to offer bundled services and to competitively price our services in each of our markets. In addition, we intend to continue to offer combined service discounts designed to give customers incentives to buy bundled services pursuant to long-term contracts. The fiber transport business appears increasingly to be price driven, and, as a result, we may competitively price these services to gain market share.

Expenses

Historically, our operating expenses have remained relatively consistent as the ILECs, which are the foundation of our business, experienced fairly comparable results from period to period. In recent quarters, as we continued to integrate our ILEC acquisitions and implement business process management tools to control expenses, we have seen our operating expenses in our ILEC operations decrease. We seek to maintain the expense reductions in our existing operations and, with additional efforts, gain some further cost savings in the LTD though at a far slower sequential rate than we have recently seen.

During the past two years, we made a significant investment in the ICD building our fiber network and ATM and TDM switching platforms and establishing an efficient marketing, sales and provisioning infrastructure. This resulted in significant increases in operating expenses in the ICD. During much of 2001, we worked on resizing the ICD organization to better align it with our market opportunities and lower the rate of growth in operating expenses accordingly. In the fourth quarter of 2001, our business plan for the ICD shifted from growth in access lines to focusing on generating positive cash flows from the division. To achieve this goal, we intentionally slowed the rate at which we are adding new access lines, and, accordingly, we have significantly reduced our cash utilization in the ICD.
                                      23

With slower planned growth, fewer sales personnel are required, and, as a result, fewer provisioners, customer care and other support personnel are needed. In addition, we expect our capital spending for the ICD will decrease significantly. Then, as the ICD begins generating cash from its operations, we intend to reinvest the cash in the division to fund its future growth. We also addressed the organization of our transport business to better align it with our strategy going forward. Therefore, we expect that our operating expenses in the ICD will decrease moderately in the near term as the impact of these changes are reflected in our results.

Our primary operating expenses consist of cost of services, selling, general and administrative expenses and depreciation and amortization.

Cost of services

Our cost of services includes:

   * plant specific costs and expenses, such as network and general support expense, central office switching and transmission expense, information origination/termination expense and cable and wire facilities expense;
   * plant nonspecific costs, such as testing, provisioning, network, administrative, power and engineering;
   * the cost of leasing unbundled copper loop lines and high capacity digital lines from the ILECs to connect our customers and other carriers' networks to our network;
   * the cost of leasing transport from ILECs or other providers where our fiber transport capacity is not available;
   *  the cost of collocating in ILEC central offices; and
   *  the cost of purchasing and installing electronics on our fiber network.

We have already entered into interconnection agreements with Bell South, Verizon, Ameritech, Sprint and SBC. Other interconnection agreements may be required, and certifications by state regulators would be required in states where we are not certified as a competitive provider.

We have a resale agreement with Global Crossing to provide long distance transmission services. This agreement contains minimum volume commitments. Although we believe that we will meet these commitments and expect to experience lower cost per minute usage rates as volume increases, we may not be successful in generating adequate long distance business to absorb our minimum volume commitment and will be required to pay for long distance transmission services that we are not using.

Selling, general and administrative expenses

Selling, general and administrative expenses include:

   *  selling and marketing expenses;
   *  expenses associated with customer care;
   *  billing and other operating support systems; and
   *  corporate expenses.

We employ a professional sales team in the markets we serve. We offer a competitive compensation package based on minimum quota sales and incentives for long-term contracts and bundled services.

We have operating support and other back office systems that we use to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for our access lines in our operations. We may review and consider the benefits offered by the latest generation of systems, and, if we implement new systems, we expect that our operations support systems and customer care expenses may increase.

As a result of our limited operating history as a consolidated company and the number and timing of our acquisitions, there is limited operating and financial data about us upon which to base an evaluation of our performance. Although we expect to maintain positive EBITDA as an enterprise as we expand from our established markets, operating losses in our edge-out markets in
                                      24
which the ICD operates have materially decreased our EBITDA in recent quarters and we expect will continue to lower our EBITDA over the next few quarters as we work to make the ICD EBITDA positive. Further, our business plan requires additional capital expenditures necessary to deliver high quality integrated communications services and solutions. We anticipate that most of our capital expenditures will be directed at maintaining our existing networks and for success-based ATM equipment purchases in the ICD but will decrease from recent levels. Although we are currently projecting an increase in revenues, our revenues may not increase or even continue at their current levels, and we may not achieve or maintain our target levels for expenses or profitability. We may not be able to generate cash from operations in future periods at the levels we currently project or at all. Our actual future operating results may differ from our current projections, and those differences may be material.

Critical Accounting Policies

Revenue Recognition

Revenues are recognized when the corresponding services are provided regardless of the period in which they are billed. Recurring local service revenues are billed one month in advance, and recognition is deferred until the service has been provided. Nonrecurring revenues, such as long distance toll charges and other usage based billings, are billed in arrears and are recognized when earned.

Network access service revenues are based on universal service funding and charges to interexchange carriers for switched and special access services and are recognized in the period when earned. Our rural ILEC subsidiaries participate in revenue sharing arrangements, sometimes referred to as pools, with other telephone companies for interstate revenues and for certain intrastate revenues. Such sharing arrangements are funded by national universal service funding, toll revenue and/or access charges in the interstate market. Revenues earned through the sharing arrangements are initially recorded based on our estimates. These estimates are then subject to adjustment in future accounting periods as refined operating results become available. Traffic sensitive and special access revenues for interstate services are billed under tariffs approved by the appropriate regulatory authority and retained by us.

Revenues from billing and collection services provided to interexchange carriers, advertising sold in telephone directories and the sale and maintenance of customer premise equipment are recorded as miscellaneous revenues. These revenues are recognized when the service has been provided or over the life of the contract, as appropriate.

Goodwill

Goodwill resulting from the excess of the purchase price of our acquisitions in excess of the fair value of the net assets acquired is amortized using the straight-line method over 25 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest impairment. If our review indicates that the carrying value will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, we would reduce the carrying value by the estimated shortfall of cash flows on a discounted basis. Based upon the application of this policy, no impairments were recognized during 2001, 2000 or 1999.

Allowance for Uncollectible Accounts

We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, such as a bankruptcy filing or substantial down-grading of credit scores, we record a specific allowance against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we reserve a percentage of the remaining outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, our trends and experience with prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, we will review the adequacy of the allowance, and our estimates of the recoverability of amounts due us could be reduced by a material amount.

Results of Operations

In March 2000, we completed the Coastal Communications acquisition. As a result of this acquisition, we believe that our historical financial statements for the fiscal year ended December 31, 2001 are not directly comparable with our historical financial statements for the year ended December 31, 2000. The operating results for the year ended December 31, 2001 include 12 months of operations for Coastal Communications whereas the year ended December 31, 2000 includes approximately nine months of operations for Coastal Communications.

Year Ended December 31, 2001 compared to Year Ended December 31, 2000

Total revenues for the year ended December 31, 2001 were $184.3 million, an increase of $17.2 million from $167.1 million for the year ended December 31, 2000. The increase is attributed principally to a full year of operations of Coastal Communications being included in 2001 and growth in revenues in the ICD. The operations of Coastal Communications, acquired on March 30, 2000, are included in 2001 for a full year compared to only nine months of operations for 2000. This accounted for approximately $9.7 million, or 56.4% of the increase. Revenues generated by the ICD grew $8.7 million over the prior year, or 51% of the increase, as a result of increases in voice and DSL connections in service. Revenues from voice services, which are comprised of local, network access and long distance service, as a percentage of total revenues, were approximately 84.9% and 83.4% for the years ended December 31, 2001 and 2000, respectively.

Total operating expenses increased $17.1 million from $167.1 million, or 100.0% of total revenues in 2000, to $184.3 million, or 100.0% of total revenues in 2001. The increase is attributable primarily to the growth of the CLEC and fiber transport business and was offset by lower net operating expenses in the LTD. The expansion of the CLEC and fiber transport business increased operating expenses approximately $19.5 million from the prior year, which includes approximately $2.8 million, or 1.5% of total revenues, for a restructuring charge related to the closing of certain sales offices, redundant network operations centers and unneeded future switch sites. This was offset by lower operating expenses in the LTD of approximately $2.4 million in 2001 compared to 2000. For the LTD, although operating expenses increased in 2001 by approximately $7.6 million from the inclusion of a full year of operations for Coastal Communications, other operating expenses decreased $10.0 million as a result of improved processes and more efficient operations. Cost of services, as a percentage of total revenues, increased from 36.8% in 2000 to 37.2% in 2001, and selling, general and administrative expenses, as a percentage of total revenues, decreased from 33.2% in 2000 to 29.6% in 2001. Depreciation and amortization expense, as a percentage of total revenues, increased from 30.0% in 2000 to 31.7% in 2001.

Net operating income for the year ended December 31, 2001 was approximately $13.0 thousand compared to a net operating loss of $8,000 in 2000. An increase in the net operating income reported by the LTD of approximately $11.6 million was offset by an increase in the net operating loss in the ICD of approximately $11.6 million.

Interest expense increased approximately $3.3 million from $61.3 million, or 36.7% of total revenues in 2000, to $64.6 million, or 35.1% of total revenues in 2001. The increase in interest expense is primarily attributable to the recognition of a full year of interest expense on the senior notes in 2001 compared to approximately ten and one-half months of interest expense in 2000 as the senior notes were issued on February 17, 2000. In addition, interest expense for the financing used for the Coastal Communications acquisition was recognized for a full year in 2001 compared to approximately nine months in 2000.

Other (expense) income, net was an expense of $14.8 million in 2001, which represented a change of $19.7 million, or 402.4%, from $4.9 million in income recognized in 2000. The change is primarily attributable to an $8.9 million impairment loss recognized on two investments in unconsolidated companies and $9.5 million in realized losses on the sale of marketable equity securities.

Net loss increased $15.3 million from $59.6 million, or 35.7% of total revenues in 2000, to $74.9 million, or 40.7% of total revenues in 2001, as a result of the factors discussed above. EBITDA increased $8.4 million from $50.1 million, or 30.0% of total revenues in 2000, to $58.5 million, or 31.7% of total revenues in 2001. The increase in EBITDA is primarily attributable to the Coastal Communications acquisition and lower operating expenses in the LTD and was partially offset by a larger EBITDA loss in the ICD.

Year Ended December 31, 2000 compared to Year Ended December 31, 1999

In September 1999, we acquired Gulf Coast Services, and, in March 2000, we completed the Coastal Communications acquisition. As a result of these acquisitions, we believe that our historical financial statements for the fiscal year ended December 31, 2000 are not directly comparable with our historical financial statements for the year ended December 31, 1999. The operating results for the year ended December 31, 2000 include twelve months of operations for Gulf Coast Services and approximately nine months of operations for Coastal Communications whereas the year ended December 31, 1999 includes approximately three months of operations for Gulf Coast Services and no operations for Coastal Communications.

Total revenues increased $85.6 million to $167.1 million for the year ended December 31, 2000 from $81.5 million for the same period of 1999. The increase is attributable principally to a full year of operations of Gulf Coast Services and approximately nine months of operations of Coastal Communications being included in 2000 whereas 1999 only had three months of operations for Gulf Coast Services and none for Coastal Communications. Revenues of Gulf Coast Services accounted for $43.1 million, or 50.4%, of the net increase. Revenues of Coastal Communications accounted for $30.4 million, or 35.5%, of the net increase. Revenues generated by the ICD grew $6.2 million over the prior year. The remaining increase was primarily due to stronger revenues from private label long distance growth. Revenues from voice services, which are comprised of local, network access and long distance service, as a percentage of total revenues, were approximately 83.4% and 87.2% for the years ended December 31, 2000 and 1999, respectively.

Total operating expenses increased $91.1 million from $76.0 million, or 93.3% of total revenues in 1999, to $167.1 million, or 100.0% of total revenues in 2000. The increase is attributable to the inclusion of a full year of operations of Gulf Coast Services, approximately nine months of operations for Coastal Communications and the expansion of the CLEC and transport business. The increases were partially offset by lower expenses in existing operations as a result of improved efficiencies. The inclusion of Gulf Coast Services' operating expenses accounted for $42.0 million, or 46.1%, the inclusion of Coastal Communications operating expenses accounted for $24.2 million, or 26.6%, and the expansion of the CLEC and fiber transport business accounted for $25.0 million, or 27.4%, of the net increase in operating expenses, respectively. Cost of services, as a percentage of total revenues, increased from 30.6% in 1999 to 36.8% in 2000, and selling, general and administrative expenses, as a percentage of total revenues, decreased from 36.3% in 1999 to 33.2% in 2000. Depreciation and amortization expense, as a percentage of total revenues, increased from 26.4% in 1999 to 30.0% in 2000.

Net operating income decreased $5.5 million from $5.5 million, or 6.7% of total revenues in 1999, to a net operating loss of $8.0 thousand, or 0.0% of total revenues in 2000. The decrease in net operating income margin was directly attributable to the increase in operating expenses from the expansion of the CLEC and transport business. The impact of the losses from the expansion of the CLEC business were offset by positive results from the inclusion of Gulf Coast Services for the full year and Coastal Communications for nine months as well as improved operating results in our other existing operations.

Interest expense increased $38.8 million from $22.4 million, or 27.5% of total revenues in 1999, to $61.3 million, or 36.1% of total revenues in 2000. The increase in interest expense is attributable to the issuance of the senior notes in February, as well as the financing for the Gulf Coast Services acquisition and the Coastal Communications acquisition.

Net loss increased $44.4 million from $15.2 million, or 18.6% of total revenues in 1999, to $59.6 million, or 35.1% of total revenues in 2000, as a result of the factors discussed above. EBITDA increased $23.1 million from $27.0 million, or 33.1% of total revenues in 1999, to $50.1 million, or 29.5% of total revenues in 2000. The increase in EBITDA is primarily attributable to the EBITDA contributions of the two acquisitions.

Liquidity and Capital Resources

We are a holding company with no business operations of our own. Our only significant assets are the capital stock/member interests of our subsidiaries. Accordingly, our only sources of cash to pay our obligations are cash on hand and distributions from our subsidiaries from their net earnings and cash flow. Even if our subsidiaries determine to pay a dividend on, or make a distribution in respect of, their capital stock/member interests, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds or that they will be permitted to pay such dividend or distribution under the terms of their credit facilities.

Operating Activities. For the year ended December 31, 2001, we used cash in our operating activities of $22.1 million. For the years ended December 31, 2000 and 1999, we generated cash from operating activities of $22.3 million and $12.9 million, respectively. The change from 2000 to 2001 is primarily attributable to the change in accounts payable and accrued expenses. The change in accounts payable and accrued expenses generated cash of approximately $35.3 million in 2000 whereas the change in the same accounts in 2001 resulted in a use of cash of approximately $25.1 million, or a $60.4 million change year over year. The increase in cash from operating activities from 1999 to 2000 of approximately $9.3 million is primarily attributable to the increase in the net change in accounts payable and accrued expenses being significantly larger in 2000 when compared to the same period of 1999. This effectively offset the larger net loss in 2000 when compared to 1999.

Investing Activities. For the year ended December 31, 2001, we used $21.6 million in cash for investing activities. Cash used for investing activities was primarily for the purchase of telephone plant and equipment in the amount of $39.9 million. This was offset by proceeds from the sale of telephone plant and equipment of $13.5 million and decreases in other assets of $4.7 million. For the year ended December 31, 2000, we used cash for investing activities in the amount of $212.9 million. Investing activities in 2000 were primarily attributable to the acquisition of Coastal Communications, net of cash acquired, for $116.6 million. In addition, purchases of telephone plant and equipment were $89.6 million. For the year ended December 31, 1999, we used cash for investing activities in the amount of $374.6 million, primarily in the acquisition of Gulf Coast Services, net of cash acquired, for $310.5 million, the purchase of $31.6 million in subordinated capital certificates
(SCCs) in our senior lender, RTFC, related to the financing of the Gulf Coast Services acquisition and purchases of telephone plant and equipment of $37.8 million.

Financing Activities. For the year ended December 31, 2001, net cash provided by financing activities was $2.0 million. The primary components of this net cash were proceeds from long-term debt of $17.0 million, offset by repayments on long-term debt of $15.3 million. For the year ended December 31, 2000, net cash provided by financing activities was $170.4 million and consisted of $27.4 million in capital contributions from our member and $329.6 million in proceeds from long-term debt. The proceeds from long-term debt were made up of $197.3 million in net proceeds from the senior notes offering, $121.0 million in financing for the Coastal Communications acquisition and $11.3 million in additional borrowings used to purchase SCCs as part of the refinancing of our loan agreements with the RTFC. These amounts were offset by payments on long-term debt of $186.7 million, the most significant payment resulting from the repayment of a note in the amount of $177.8 million to the RTFC. For 1999, net cash provided by financing activities was $439.0 million. This included loan proceeds of $316.2 million from the RTFC used in the Gulf Coast Services acquisition and capital contributions from our member of $127.1 million.

Long-Term Debt and Revolving Credit Facilities

We or our subsidiaries have outstanding term and revolving credit facilities with the RTFC, which were entered into in connection with the acquisitions of Mebcom, Gallatin River, Gulf Coast Services and Coastal Communications. In addition, we have outstanding $200.0 million in 13 1/4% senior notes that are due in March 2010, a mortgage note payable on property acquired in the Coastal Communications acquisition and a miscellaneous note payable.

On December 29, 2000, our subsidiary, Madison River LTD Funding Corp., entered into a definitive agreement with the RTFC to refinance our five existing loan agreements with the RTFC, consolidating them into one new loan agreement. On that date, as part of the transaction, we borrowed an additional $11.3 million from the RTFC to finance the purchase of an equivalent amount of SCCs. The transaction received all necessary regulatory approvals and was completed during the first quarter of 2001. Principal repayment terms and security provisions under the new agreement are similar to those that existed under the previous separate agreements. Our blended interest rate fell from 8.13% to 7.98% as a result of the transaction. In addition, under the previous structure, we had four secured lines of credit that together totaled $31.0 million with certain amounts subject to an annual
                                      28
pay-down provision. With the new agreement, we consolidated these four credit lines into a new, secured $31.0 million facility with no annual pay-down provision and which matures in March 2005. As of December 31, 2001, this secured credit line has $17.0 million advanced against it and bears interest at the RTFC base rate for a standard line of credit plus 50 basis points, or 6.45%. The remaining $14.0 million remains available to be drawn. See "Description of Other Indebtedness."

In addition, we have also drawn $10.0 million against an unsecured line of credit with the RTFC which is the full amount available under this facility. This line of credit bears interest at the RTFC base rate for a standard line of credit plus 100 basis points, or 6.95% at December 31, 2001. The $7.8 million secured term facility available to Gulf Telephone Company remains available as of December 31, 2001.

As of December 31, 2001, we had approximately $452.7 million in term loans outstanding with the RTFC and another $27.0 million drawn against our lines of credit. In addition, we had $46.8 million in SCCs that represent ownership interests in the RTFC. Pursuant to our original loan agreements entered into in connection with each acquisition, we purchased SCCs in amounts equal to 5% or 10% of the amount borrowed under the term facilities depending on the agreement. We financed the purchase of these SCCs with additional borrowings from the RTFC. As part of our refinancing in December 2000, for the notes secured at a 5% SCC level, we agreed to increase the SCCs owned to a level equivalent to 10% of the outstanding balance on the term loans. To get to the 10% SCC level, we borrowed an additional $11.3 million from the RTFC and purchased an equivalent amount of SCCs. The SCCs are redeemed proportionately at par as we make payments to reduce the principal amount outstanding under the term facilities.

In connection with the Mebcom acquisition, on January 16, 1998, Mebtel, Inc., our wholly owned subsidiary, entered into a secured credit facility with the RTFC consisting of a $23.3 million term loan and a $1.0 million revolving line of credit. This facility was refinanced with the RTFC in December 2000 as described above. A total of $22.6 million was funded from the term loan at the closing of the acquisition and matures in January 2013. The term note bears interest at the base rate of RTFC's stated variable rate plus 50 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we converted $15.0 million of the facility into a fixed rate of 6.8% per annum, which was subsequently reduced under the terms of the refinancing to 6.5%, through September 2003. In April 2000, we converted the remaining variable portion of the facility in the amount of $7.2 million into a fixed rate of 8.55% per annum, which was subsequently reduced under the terms of the refinancing to 8.15%, through April 2003. In addition, we borrowed an additional $1.1 million during the refinancing and purchased SCCs, raising the level of SCCs for this note from 5% to 10%. At December 31, 2001, $20.5 million was outstanding under this term note.

In connection with the Gallatin River acquisition, on October 30, 1998, Gallatin River Communications, LLC and Madison River Communications, Inc. (renamed Madison River Management Company effective March 6, 2000), our wholly owned subsidiaries, entered into a secured credit facility with the RTFC consisting of a $123.2 million term facility and $10.0 million revolving line of credit by Gallatin River Communications and a $73.7 million term facility by Madison River Management Company. These facilities were refinanced with the RTFC in December 2000 as described above. The term loans were fully funded at the closing of the acquisition and mature in October 2013. The term facilities bear interest at the base rate of RTFC's stated variable rate plus 75 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we have converted the $123.2 million term facility into a fixed rate of 7.0% per annum, which was subsequently reduced under the terms of the refinancing to 6.7%, through November 2004, and we converted the $73.7 million term facility into a fixed rate of 8.8% per annum, which was subsequently reduced under the terms of the refinancing to 8.4%, through April 2003. In addition, we borrowed an additional $10.2 million during the refinancing and purchased SCCs, raising the level of SCCs for these notes from 5% to 10%. At December 31, 2001, $118.0 million and $75.5 million, respectively, were outstanding under these term facilities.

In connection with our acquisition of Gulf Coast Services, on September 29, 1999, our subsidiary, Gulf Telephone Company, entered into two secured term facilities for $138.4 million and $7.8 million and a secured revolving line of credit for $10.0 million with the RTFC. These facilities were refinanced with the RTFC in December 2000 as described above. The $138.4 million term facility was fully funded at the closing of the acquisition and matures in September 2014. The $7.8 million term facility remains available to Gulf Telephone Company for working capital and capital expenditures. The term notes bear interest at the base rate of RTFC's stated variable rate plus 35 basis points, with the right to convert, at our option under certain
                                      29
circumstances, into a fixed rate. In accordance with the credit facility, we converted the $138.4 million term note into a fixed rate of 8.4% per annum through October 2004. At December 31, 2001, $132.2 million was outstanding under this term note.

On February 17, 2000, we privately placed $200.0 million of 13 1/4% senior notes due 2010. The proceeds from the offering were approximately $189.7 million, net of bond discount of $2.7 million and issuance costs of $7.6 million. We used the proceeds of the offering to repay our $177.8 million secured term facility with the RTFC related to the Gulf Coast acquisition, to finance a portion of the Coastal Communications acquisition and for general corporate and working capital purposes. At December 31, 2001, the senior notes had a carrying value of $197.5 million.

To finance the Coastal Communications acquisition, on March 30, 2000, our subsidiary, Coastal Utilities, entered into two secured facilities with the RTFC for $118.7 million, which consisted of a $108.7 million, fifteen year note and a $10.0 million, five year revolving line of credit. In addition, Coastal Utilities also obtained an unsecured $10.0 million revolving line of credit with the RTFC. The secured facilities were refinanced with the RTFC in December 2000 as described above. The unsecured revolving line of credit, which bears interest at the RTFC base rate for a standard line of credit plus 100 basis points, continues under its original terms and remains available to be drawn, maturing in March 2005. The $108.7 million secured term note was completely drawn down at the closing of the acquisition and matures in March 2015. The secured $10.0 million line of credit was also completely drawn down at closing. The term note bears interest at the base rate of RTFC's stated variable rate plus 50 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we converted the $108.7 million term facility into a fixed rate of 8.5% per annum through April 2005. At December 31, 2001, $106.5 million remains outstanding under the term note.

At December 31, 2001, we had drawn $17.0 million under our secured line of credit and $10.0 million under our unsecured line of credit. We had $21.8 million of undrawn credit facilities available with the RTFC. These consisted of $14.0 million on our secured line of credit and $7.8 million on a term loan.


Capital Requirements

Our business will require significant capital to fund working capital needs, debt service requirements, capital expenditures and cash flow deficits. In the near term, we expect that our primary uses of cash will include:

   *  the upgrade and maintenance of our current network infrastructure;
   * the development and integration of operations support systems and other automated back office systems;
   *  scheduled principal and interest payments on our long-term debt;
   * real estate expenses in connection with our network facilities and operations;
   *  sales and marketing;
   *  corporate overhead; and
   *  personnel development.

We currently estimate that cash required to fund capital expenditures in 2002 will be less than $20.0 million. For the year ended December 31, 2001, cash used to fund capital expenditures was approximately $54.0 million. Our anticipated use of cash for capital expenditures in 2002 is significantly less than what we have incurred in prior years. This is a result of several factors. First, we have invested a significant amount in capital expenditures during the last two years to build-out and enhance our network facilities in our markets. Absent major changes in the technology that we employ, we believe that we have very robust facilities in place capable of providing a high level of service to our customers without significant alterations or enhancements. We anticipate that a large portion of our capital expenditures in 2002 will be directed toward maintaining our existing facilities. Second, we anticipate slower growth in 2002 for the LTD than previously experienced. In addition, our new business plan for the ICD will significantly reduce growth in that division. Therefore, there will not be the demand to expand our network facilities that we have seen in the past. Beyond 2002, we expect we will see stronger growth in our business, and, accordingly, we anticipate the level of capital expenditures to accelerate in those years.

As part of the consideration paid in the Coastal Communications acquisition, we issued to the former shareholders of Coastal Utilities, 300 shares of Series A non-voting common stock and 300 shares of Series B non-voting common stock of Coastal Communications in the face amount of $10.0 million and $5.0 million, respectively. The Series A and Series B stock had put and call features that were defined pursuant to the terms of a shareholders agreement and were exercisable by the holders and CCI.
                                      30

On April 10, 2002, Madison River Telephone Company announced the completion of an agreement with the former shareholders which, among other things, modified certain provisions of the shareholders agreement. Under the terms of the agreement, the former shareholders exchanged all of their Series B stock and 40% of their Series A stock in CCI for 18.0 million Class A member units in MRTC valued at $1 per unit and three term notes issued by MRTC, in the aggregate principal amount of $20.0 million, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed 30 shares of Series A stock retained by the former shareholders for $33,333.33 per share, or approximately $1.0 million, at the closing of the transaction. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right, beginning May 31, 2003 and ending September 30, 2007, to require CCI to redeem their remaining 150 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1.0 million, in any thirteen-month period. See "Certain Relationships and Related Transactions."

Under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 2, 2006, certain members may require MRTC to purchase all of their member units at an amount equal to the fair market value of the units. We may be required to fund this obligation of our parent company.

During the second quarter of 2001, we completed the sale of approximately 4,280 access lines and other operating assets that comprise the exchanges in Staunton and Livingston, Illinois to Madison Telephone Company (a non-related entity). These assets were part of the LTD. The proceeds from the sale were approximately $13.4 million and are subject to certain post-closing adjustments.

Based on our business plan, we currently project that available borrowings under our credit facilities, cash and investments on hand and our cash flow from operations will be adequate to meet our foreseeable operational liquidity needs for the next 12 months. However, our actual cash needs may differ from our estimates, and those differences could be material. Our future capital requirements will depend on many factors, including, among others:

   * the extent to which we consummate any significant additional acquisitions;
   * our success in achieving net positive cash flow in our CLEC operations and transport business;
   *  the demand for our services in our existing markets;
   * our ability to acquire, develop and integrate the necessary OSS and other back office systems; and
   *  regulatory, technological and competitive developments.

We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends, and those subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements governing the terms of our subsidiaries' indebtedness may restrict our subsidiaries' ability to pay dividends to us.

To the extent that our business plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, other strategic debt financing, sales of non-strategic assets, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service our indebtedness, fund the payment of any put options when due and make anticipated capital expenditures. Failure to obtain necessary financing could require us to significantly reduce our planned capital expenditures and scale back our expansion plans, either of which could have a material adverse effect on our projected financial condition and results of operations.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. We will adopt the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.
                                      31

We expect that application of the nonamortization provisions of the statements will result in a decrease in net loss of approximately $16.5 million per year. During 2002, we will perform the first of the required impairment tests as of January 1, 2002. We do not believe that the results of these tests will have a material impact on our financial position, net loss or cash flows.

In August 2001, FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144). SFAS 144 supersedes SFAS 121 and establishes a single accounting model for long-lived assets to be disposed of by sale as well as resolved implementation issues related to SFAS 121. We will adopt SFAS 144 for fiscal 2002, which may result in additional disclosures. Adoption of SFAS 144 in fiscal 2002 is not expected to have a material impact on our financial position, net loss or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Although we invest our short-term excess cash balances, the nature and quality of these investments are restricted under our internal investment policies. These investments are limited primarily to U.S. Treasury agreement and agency securities, certain time deposits and high quality repurchase agreements and commercial paper. We do not invest in any derivative or commodity type instruments. Accordingly, we are subject to minimal market risk on our investments.

Our long term secured debt facilities with the RTFC amortize over a 15-year period. As of December 31, 2001, we had fixed rate secured debt with the RTFC of $441.8 million at a blended rate of 7.93%. The fixed rates on the facilities expire from 2003 to 2005 at which time they will be adjusted. We have $10.9 million in term facilities, $17.0 million under a secured line of credit and $10.0 million under an unsecured line of credit with the RTFC that bear variable interest approximating a blended average rate of 6.4%. A one percent change in the underlying interest rates for the variable rate debt would have an immaterial impact of less than $400,000 per annum on interest expense. The senior notes have a stated fixed rate of 13.25%. Accordingly, we are subject to only minimal interest rate risk on our long-term debt while our fixed rates are in place.

As part of the Coastal Communications acquisition, we acquired a marketable equity security investment in Illuminet, Inc. with a fair value, as of December 31, 2000, of $6.9 million, for which we were subject to market risk. The entire equity security investment was sold for approximately $6.3 million during January 2001.

                                    BUSINESS

Our Business

We are an established rural local exchange company providing communications services and solutions to business and residential customers in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offerings include local and long distance voice, high speed data, Internet access and fiber transport. At December 31, 2001, we had approximately 223,400 voice and DSL connections in service. We are organized into two operating divisions, the LTD and the ICD.

Local Telecommunications Division

The LTD is responsible for the integration, operation and development of our established markets that consist of four ILECs acquired since January 1998. Through these acquisitions, we acquired strong businesses with positive, stable cash flows, government and regulatory authorizations and certifications, operational support systems, management and key personnel and facilities. We have a reputation for delivering high quality services and being highly responsive to our customers in these markets, which we and our predecessors have established as providers of communications services and solutions in these markets for over 50 years. During 2001, the LTD provided approximately 92%, or $168.8 million, of our total revenues. The four ILECs, their location, the date acquired and the number of access lines in service at December 31, 2001 are:

                                                                         Date          Access Lines at
           Company                             Location                Acquired       December 31, 2001
  ----------------------------------    ----------------------      --------------    -----------------
  MEBTEL, Inc.                          Mebane, North Carolina      January 1998           12,378
  Gallatin River Communications, LLC    Galesburg, Illinois         November 1998          82,022
  Gulf Coast Services, Inc.             Foley, Alabama              September 1999         58,263
  Coastal Communications, Inc.          Hinesville, Georgia         March 2000             42,147

The LTD has three types of basic customers:

1. Residential and business customers located in our local service areas that buy local and long distance voice, high speed data and Internet access services;
2. Interexchange carriers that pay for access to long distance customers located within the LTD's local service area; and
3. Customers that purchase miscellaneous services such as directory advertising or local premise equipment and other carriers that we provide billing and collection services.

The LTD's revenues consist of local service revenues, long distance services, Internet and enhanced data services and other miscellaneous revenues, each of which is described below.

Local service revenues - Our local service revenues are derived from providing basic local telephone service to customers in our franchised territories and consist primarily of basic local service revenues, network access revenues and charges for custom calling features. Basic local service revenues are charges for services to residential and business customers for originating and receiving telephone calls within their exchange area. Customers are charged a flat fee for the use of this service, with the exception of our Gallatin River customers who are charged a flat fee plus local usage pursuant to an LMS type tariff. Network access revenues are related to the origination and termination of long distance calls, or toll calls. These revenues are derived from charges to the end user of the service as well as billings to interexchange carriers for the use of our facilities to access our customers. In addition, our participation in universal service funding support mechanisms is included in network access revenues. Finally, our customers are offered a variety of custom calling features such as voicemail, caller identification, call waiting and call forwarding. These services are bundled into packages with other services and sold at a discount as well as being offered separately.

Long distance services - In each of our ILECs, we provide long distance services to customers who elect to use our long distance product. Our long distance service is marketed under our own brand names. Long distance revenues are earned as our long distance customers make toll calls. The charges are based on the length of the calls and the rate charged per minute. We often bundle our long distance service with other custom calling features to offer an attractively priced option to our customers.

Internet and enhanced data services - We provide dial-up Internet services as well as DSL products to our business and residential customers. Our dial-up Internet service provides customers a connection to the Internet over their existing phone lines for a flat, monthly fee. Our DSL products provide high-speed access to the Internet for a monthly fee to both residential and business customers. Currently, our network is capable of providing DSL service to approximately 90% of our customers at speeds up to 1.1 MB downstream and upstream.

Miscellaneous revenues - Included in our miscellaneous revenues are primarily revenues from advertising sold in telephone directories, revenues earned from sales of telephone equipment to business customers and revenues earned from billing toll charges for other carriers and collecting the amounts due.

As of December 31, 2001, the LTD had approximately 194,800 voice access lines and 11,100 DSL connections in service. The LTD customer base was comprised of approximately 135,700 residential access lines and 59,100 business access lines, 80,200 long distance accounts and 30,000 dial-up Internet access subscribers.

An important part of our integration strategy for acquisitions is to maintain, to the extent possible, the local identity of the acquired company. With the exception of Gallatin River, our acquisitions in the LTD continue to operate with the same corporate identity by which they were recognized before the acquisition. The exchanges and assets that comprise Gallatin River were acquired from Sprint and therefore were renamed. An experienced, local management team is in place and directs the operations of each ILEC. Our central management company, Madison River Management Company, provides certain administrative, financial and technical support services to each ILEC in accordance with the terms of a management services agreement. Consolidation of certain functions and the purchase of certain products and services at the management company provides us with efficiencies and cost savings that could not be gained by each ILEC acting individually. In addition, our ILECs share information between respective management teams regarding process improvements that have been implemented and best practices that are employed to leverage the knowledge developed by each ILEC and further the overall improvement in operations.

Integrated Communications Division

The ICD is responsible for developing and managing our edge-out strategy as a CLEC as well as maintaining and marketing a fiber transport and Internet egress business. The ICD focuses on selling integrated communications services built on high speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as ATM, DSL and fiber optic networks. The ICD targets customers that are medium and large businesses that utilize eight voice lines or more and high speed data services. The ICD has employed an edge-out strategy for developing and growing its business in its current markets. By developing markets in close proximity to our more stable ILEC operations, or edging out from those operations, the ICD is able to leverage off of the resources that the ILECs have to offer. This efficient strategy has allowed us to build this business in a cost effective manner. The three current markets served are the Triangle (Raleigh, Durham and Chapel Hill) and Triad (Greensboro and Winston-Salem) regions of North Carolina; Peoria, Illinois; and New Orleans, Louisiana.

The ICD grew rapidly in 2000 and early 2001 through strategic acquisitions and internal growth. In order to sustain the rate of growth we were achieving required significant capital for working capital and capital expenditures. In the fourth quarter of 2001, we shifted our strategy in the ICD from growing the business and adding access lines to a business plan that focuses on getting the ICD's operations to a positive cash flow basis sooner than previously planned to conserve capital. In order to achieve positive cash flow in the ICD as quickly as possible, we have intentionally slowed the rate of growth for the division. This strategy allows us to capitalize on the revenues from our current customer base while also managing our capital expenditures and expenses more tightly, reducing the utilization of cash for operations. With a reduced growth rate, we have fewer sales people and, accordingly, fewer provisioners, sales engineers, customer service representatives and other support personnel. Once the ICD achieves positive cash flow, then a rate of growth will be targeted that can be funded with cash generated from the ICD's operations without additional outside investment.
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The ICD continues to market its services in the Triangle and the Triad regions in North Carolina and New Orleans, Louisiana. However, under the new plan to achieve self-funding of its growth, the ICD will not continue to prospect and sell services to new customers in its Illinois markets.

The fiber transport and Internet egress business will focus on growing revenues by providing services to other carriers and major accounts such as intercity transport, including both high capacity and optical wavelength transport, metro access services and Internet egress services at a DS-3 level and above. This business is focused on developing its product lines in Atlanta, Georgia; New Orleans, Louisiana; and Houston and Dallas, Texas.

The ICD operates approximately 2,300 route miles of fiber optic network in and around its expansion markets, including a long-haul route of approximately 2,100 route miles that runs from Atlanta, Georgia across the Southeast to Houston and Dallas, Texas.

In 2001, the ICD had revenues of approximately $15.5 million, or 8% of our total operating revenues. As of December 31, 2001, the ICD served approximately 16,700 voice access lines and approximately 700 DSL lines.

Our Markets

Our established and target markets are predominantly secondary markets in size. We believe customers in certain secondary markets have significant demand for a comprehensive service offering, which is not yet fully provided. The above average industry growth in our markets demonstrates the need and potential for a provider of a full range of communications solutions. We believe the edge-out markets we have targeted will experience strong growth, similar to our established markets, in their demand for telecommunications services. We believe that our thorough knowledge of the markets in our regions, established operations and reputation for a high standard of service give us a competitive advantage over other competitive entrants in the markets we serve. We expect continued growth in our established markets where the lower population density favors the incumbent local provider because of the high cost of build-out relative to major urban markets.

Management

Our management team has extensive experience in telecommunications, network engineering and operations, customer care, sales and marketing, project development and finance. J. Stephen Vanderwoude, our Chairman and Chief Executive Officer, has an extensive background in the telecommunications industry, including serving as President and Chief Operating Officer and a director of Centel Corporation and President and Chief Operating Officer of the Local Telecommunications division of Sprint Corporation. Many of the other members of the management team have extensive telecommunications industry experience, including positions at Sprint Corporation, Centel Corporation and Citizens Communications. We believe our management team, which averages more than 30 years of experience in the telecommunications industry, has been successful in acquiring and successfully integrating strategic assets into our existing operations. We believe the skill and experience of our management team will continue to provide significant benefits to us as we continue to enhance and expand our service offerings.

Our Business Strategy

Our objective is to be a leading regional provider of integrated communications services in our target markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. The key elements of our strategy include:

Continuing to deliver superior communications services. We intend to continue to deliver superior communications services through our integrated regional platform. We believe our performance advantage is derived from:

Superior delivery of a full suite of services: We provide customers with a full suite of services. We have the ability to provide an array of integrated services in voice, high-speed data, fiber transport and Internet access, all on one bill. In most instances, we believe our customer care and service delivery are better than the services currently provided by the RBOCs and other incumbent providers.

Economies of scale: We have centralized many business and back office functions including engineering, network management, network operations centers, information technology, procurement, regulatory, finance, accounting, legal and human resources, which creates economies of scale while maintaining local management and customer service functions in our operating locations. This allows us to serve our customers in a more cost-effective manner.

Regional fiber optic network: Our ICD's 2,300 route-mile fiber network is a state of the art fiber communications backbone interconnecting our markets, which allows us to deliver high speed broadband applications to our customers cost-effectively. The network allows us to transport our and other carriers' data for termination or interconnection in major markets such as Atlanta, Dallas, Houston and New Orleans in addition to our Tier II and Tier III target markets. A full service network operations center, operating 24 hours a day, seven days a week, provides backbone surveillance and performance monitoring for all core and edge network devices.

Extensive local market knowledge: We have dedicated and experienced senior managers and customer service representatives located in each region with an extensive knowledge of the dynamics of their specific markets. In addition, we customize our operations to fit the requirements of each locale. We believe this approach will continue to produce better than average growth in customer lines, increased service penetration in acquired accounts and greater customer retention.

Providing additional services. We seek to provide additional services and integrated communications solutions efficiently to our established base of customers and to customers in new markets. We intend to accomplish this by:

Marketing value-added services to our established customer base: As an established provider of high quality, reliable services, we are pursuing a strategy of bundling our products to provide customers a full range of communications products through a single provider. For example, by the end of 2001, we increased our penetration in long distance to nearly 41% of our access lines, and our DSL connections in our ILEC regions increased from about 4,300 subscribers at December 31, 2000 to nearly 11,100 at December 31, 2001.

Delivering integrated communications services to businesses in our expansion markets: We believe that offering integrated communications services appeals to business customers who seek to select from a full suite of services including voice, high-speed data, dedicated fiber transport, Internet access, conference bridge and voice mail, all on one bill. Our existing network, including our fiber communications backbone, along with our established operational infrastructure and management depth allow us immediate access to customers in our target markets. By utilizing the operations infrastructure in our established markets in combination with leased or owned fiber, we believe we can execute a capital efficient strategy to serve new markets effectively. In addition, we intend to utilize our owned fiber backbone to target wholesale customers including inter-exchange carriers, competitive access providers, Internet service providers, CLECs and wireless carriers.

Focusing on an edge-out from our existing operations to use capital in an efficient manner. We have intentionally slowed the growth of our CLEC and fiber transport operations in order to reduce our capital utilization and support structure for the ICD. We believe that this will allow us to achieve positive cash flow on a quicker basis than could be achieved on an aggressive growth business model. Once we begin generating positive cash flow in the ICD, we intend to target a growth rate that can be sustained and funded by the operations of this division.

Growing through selective acquisitions. In addition to internal growth, we believe that we can continue to grow our business by engaging in selective acquisitions of value enhancing assets. Only those candidates that meet our rigorous selection criteria will be considered for acquisition. Among other criteria, we consider: current and historical operating performance; geographic location of network and proximity to our established or expansion markets; market demographic profile; quality of infrastructure and facilities; regulatory environment and outlook; integration; management; and opportunities to provide integrated communications services. In addition, our management team has demonstrated the ability to successfully integrate acquisitions into our operations in an efficient and timely manner.


Organization

                              [Organization Chart]

(1) Gulf Long Distance, Inc. and Gulf Telephone Company are wholly-owned subsidiaries of Gulf Coast Services, Inc.
(2) Gallatin River Communications L.L.C. is a wholly-owned subsidiary of Gallatin River Holdings, L.L.C.
(3) Madison River LTD Funding Corp. owns 100% of the voting stock of Coastal Communications, Inc. Non-affiliated parties own the remaining interests of Coastal Communications, Inc.
(4) Coastal Long Distance Services, Inc. is a wholly-owned subsidiary of Coastal Utilities, Inc.

Products and Services

We currently provide integrated communications services to business and residential customers and transport services to end users and other data and voice carriers.

Integrated communications services. We seek to capitalize on our local presence and network infrastructure by offering a full suite of integrated communications services in voice, high-speed data, fiber transport, Internet access and long distance services, as well as value-added features such as call waiting, caller identification, voicemail and conference bridge services, all on one bill.

In the markets served by the ICD, we currently provide a full suite of integrated data-centric and voice-centric communications services. These markets are within a reasonable proximity of our existing markets and our network infrastructure. These markets include the Triangle and Triad regions of North Carolina; Peoria, Illinois; and New Orleans, Louisiana.

Set forth below are brief descriptions of our communications services:

   Voice. As of December 31, 2001, we provided local exchange service as an incumbent local telephone company in areas serving approximately 194,800 access lines. We offer all of our local telephone subscribers value-added features such as call waiting, call forwarding, conference calling, speed dialing, caller identification and call blocking. As of December 31, 2001, approximately 45% of our access lines subscribed to one or more of our value added features. We offer local exchange services in all of the markets in which we currently provide telecommunications services. We also offer a full range of retail long distance services, including traditional switched and dedicated long distance, toll free calling, international, calling card and operator services. Our voice services accounted for approximately 84.9% of our total revenues for the year ended December 31, 2001.

   In connection with our offering of local services in our expansion markets, we have entered into interconnection agreements with Ameritech and Verizon for Illinois, Verizon and Sprint for North Carolina, BellSouth for all nine BellSouth States and SBC for Texas, to (1) resell the incumbent carrier's local exchange services and (2) interconnect our network with the incumbent carrier's network for the purpose of immediately gaining access to the unbundled network elements necessary to provide local exchange services and DSL. The interconnection agreements contain provisions that grant us the right to obtain the benefit of any arrangements entered into during the term of the interconnection agreements between the incumbent carriers and any other carrier that materially differs from the rates, terms or conditions of our interconnection agreements. Under the interconnection agreements, we may resell one or more unbundled network elements of the incumbent carriers at agreed upon prices. The BellSouth and Ameritech interconnection agreements call for reciprocal compensation associated with the transport and termination of interconnected local traffic, excluding Internet service provider traffic. The Verizon and SBC agreements use the "bill and keep" method of compensation for the transport and termination of interconnected local traffic.

   Data and Internet related services. We provide high quality data and Internet related services to our customers primarily using ATM switches distributed strategically throughout our network, enabling customers to use a single network connection to communicate with multiple sites throughout our fiber optic network and egress to the Internet. We will continue to seek, through strategic business relationships with other providers, to interconnect our fiber optic network with the fiber optic networks of other companies. We anticipate increasing demand for data and Internet related services in the future and expect that in the future a larger percentage of our revenues will be derived from the sale of Internet egress and dedicated and multipoint data services. We also provide high speed and high quality DSL services in all of our markets.

   Other Services. We sell and install customer premise equipment such as telephones and office private branch exchange systems for customers in our markets. We also print, publish and sell advertising in local telephone directories in markets where we are also the ILEC.

Sales and Marketing

Our marketing approach emphasizes customer oriented sales, marketing and service. In the LTD, we market our products primarily through our customer service representatives and various direct marketing methods.

The sales and marketing group for the ICD at December 31, 2001 was comprised of eight quota-carrying, direct sales personnel. We divide our sales group between General Business and Major Accounts. General Business, with five quota-carrying sales personnel, targets customers with eight to 100 access lines. Major Accounts, with three quota-carrying sales personnel, targets customers with more than 100 access lines and high capacity Internet transport and access requirements.

We or our predecessors have been serving our established markets for at least five decades. We serve our edge-out markets predominantly from our established base of operations in Mebane, North Carolina and Pekin, Illinois and have sales and operations facilities in New Orleans, Louisiana. Our direct sales force targets medium and large businesses. Our sales personnel make direct calls to prospective and existing business customers, conduct analyses of business customers' usage histories and service needs, and demonstrate how our service package will improve a customer's communications capabilities and costs. Our sales personnel work closely with our network engineers and information systems consultants to design service products and applications, such as DSL and wholesale transport services. Our local offices are primarily responsible for coordinating service and customer premise equipment installation activities. Our technicians survey customer premises to assess building entry, power and space requirements and coordinate delivery, installation and testing of equipment.

We believe that our customers value our "single point of contact" for meeting the customers' telecommunications needs, as well as our ability to provide a fully integrated portfolio of services. Our voice products include local, long distance, 800, international, voicemail and calling cards. Our data products include high speed Internet services, as well as a wide area network product. Our ATM-based services are fully monitored for service performance by systems in our network operations center, enabling us to provide preventative as well as corrective maintenance 24 hours a day, 365 days a year.

We seek to maintain and enhance the strong brand identity and reputation that each of our local telephone companies enjoys in the communities that it serves, as we believe this is a significant competitive advantage. For example, in each of our major areas of operation, we market Internet access and presence through our local brand names, mebtel.net, mebtel.com, gallatinriver.com, coastal-online.com and gulfnet.com. As we market new services, or reach out from our established markets, we will seek to use our brand identities to attain increased recognition with potential customers.
In our edge-out markets, we are building and enhancing the brand identity of Madison River Communications.


Network

We offer full facilities-based services in each of our markets. We own and operate a fully integrated telecommunications network comprised primarily of thirty-four ATM core switches, capable of handling both voice and data, and ten time division modulation, or TDM, digital central office switches in our three regions of operation. Our network also includes approximately 3,300 route miles of local and long-haul fiber optic network predominately based in the southeastern United States. We currently own all of our network facilities and have not booked any revenues from swaps of indefeasible rights to use, or IRUs.

We believe our proven operational support systems (OSS) and customer care/billing systems allow us to meet or exceed our customers' expectations. These OSSs include inter-company provisioning (Metasolv) and trading partner electronic data exchange systems (DSET), which offer a rapid exchange of mission critical data needed to provision and support our CLEC customer base. We currently bill customers of the ICD using our Saville billing system and we are completing the conversion to Saville for our ILEC located in Foley, AL. Our OSSs are scalable to accommodate any growth and expansion we may experience.

Switching Strategy. Our switch deployment strategy in the ICD incorporates both TDM switching devices as well as newer ATM platforms. Using Nortel Network's Passport and Succession technology, supported by high density wave division multiplexing, or HDWDM, fiber optic transport, we have a next generation ATM network. TDM switching systems components are deployed as public switched telephone network interface vehicles through newly available modules in Nortel's DMS 500 and ATM edge devices. We deliver both switched and non-switched data-centric and voice-centric services to our targeted business market segments in a robust, cost effective, single solution package. Because of the growth in customer demand for data-centric products, our ability to compete in the market place is substantially improved by our single integrated voice-centric and data-centric ATM delivery medium.

Presently, we have deployed two DMS500 Passport and Succession based host systems in North Carolina and Illinois and have acquired a third DMS500 in Louisiana and deployed Passport technology there. We believe our edge out strategy, using an extensive SONET transport network based on the latest ATM technology while leasing "last mile" DS1 (1.544 Mbs) local loop facilities from the incumbent local carrier, creates a highly competitive and robust telecommunications alternative to traditional local high speed data and voice services.

A basic foundation of our switch and private line deployment tactic is predicated on ATM's ability to handle single point and multi-point data-centric transport alternatives fully integrated with voice services. We believe this, together with our capacity to dynamically allocate bandwidth between voice and data demands beginning at the customer location and through our network, positions us on the leading edge of providing robust telecommunication customer products and solutions.

We place our host switching systems and ATM remote switching devices strategically on our fiber route. In December 2000, we acquired a DMS-500 in New Orleans, Louisiana. We have deployed ATM remote switching devices in New Orleans, Louisiana; Houston and Dallas, Texas; Atlanta, Georgia; and Mobile and Montgomery, Alabama. We may deploy additional ATM remote switching devices in other locations that become strategic or network enhancing along our existing routes. Our voice suite of services will be deployed in these markets using our existing DMS-500 platforms or by newly deployed soft switches.

Fiber Optic Facilities. The ICD's owned high capacity fiber network in the Gulf Coast region is capable of reaching over 20 major points of presence in six southeastern states (Alabama, Florida, Louisiana, Mississippi, Georgia and Texas). Presently, it extends approximately 2,100 route miles linking Dallas, Texas to Atlanta, Georgia along a route touching a number of southern and southeastern cities such as Houston, Texas; Baton Rouge and New Orleans, Louisiana; Biloxi, Mississippi; Mobile and Montgomery, Alabama; and Pensacola, Tallahassee and Lake City, Florida. Included in this total are fiber optic rings located in New Orleans, Louisiana and Montgomery, Alabama.

In our fiber optic network in the Mid-Atlantic region, there are approximately 575,000 business access lines within the reach of our existing local service area. To reach these potential customers, we are developing an intercity fiber optic network stretching from Raleigh-Durham through the Research Triangle area to Winston-Salem, North Carolina. We acquired this fiber through long-term indefeasible rights of use arrangements, as well as optical windows with providers of wholesale fiber capacity.

Serving as the backbone of our Gulf Coast and Mid-Atlantic regions, this high capacity optical network allows us to offer a full range of data-centric and voice-centric integrated communications services to our existing and targeted customers, including other communications carriers. Our network offers electronic diversity as well as diverse access routing.

In addition, our four incumbent local exchange carriers own and operate approximately 950 route miles of fiber in their local operating areas.

Our network operations center located in Mebane, North Carolina monitors all of our networks. In addition, we also monitor the performance of all of our ATM served customer lines through the capabilities of the ATM-based universal edge devices that we install on our customers' premises.

Industry Overview and Competition

Over the past several years, the telecommunications industry has undergone significant structural change. Many of the largest service providers have achieved growth through acquisitions and mergers while an increasing number of competitive providers have restructured or entered bankruptcy to obtain protection from their creditors. During 2000 and 2001, capital in the form of public financing or public equity was not as available to new entrants and competitive providers as compared to the past several years. Capital constraints have caused a number of competitive providers to change their business plans. Consolidation of competitive providers has resulted in part due to these capital constraints. Despite these changes, the demand for all types of telecommunications services has not diminished, particularly high speed data services.

The passage of the Telecom Act, which amended the Communications Act of 1934, as amended, substantially changed the regulatory structure applicable to the telecommunications industry, with a stated goal of stimulating competition for virtually all telecommunications services, including local telephone service, long distance service and enhanced services. Companies are increasingly bundling these services and providing one-stop shopping for end-user customers.

The rural and small urban ILEC industry is composed of a large number of relatively small companies. According to the United States Telecom Association, there are approximately 1,300 telephone companies with less than 25,000 access lines in the U.S. A majority of these small telephone companies operate in sparsely populated rural areas where competition from CLECs or wireless telecommunications companies (such as cellular or PCS providers) has been limited due to the generally unfavorable economics of constructing and operating such competitive systems.

Many small ILECs in rural and small urban markets are owned by families or small groups of individuals. We believe that the owners of these small companies are interested in selling such companies as the growing technical, administrative and regulatory complexities of the local telephone business challenge the capabilities of the existing management. In addition, certain large telephone companies are selling many of their small rural telephone exchanges to focus their attention on their major metropolitan operations that generate the bulk of their consolidated revenue and which are increasingly threatened by competition. As a result, we believe that we have, and in the future will have, numerous opportunities to acquire rural and small urban telephone operations currently owned by the large telephone companies.

Since the passage of the Communications Act, federal and state regulations promoting the widespread availability of telephone service have allowed rural and small urban telephone companies to maintain advanced technology while keeping prices affordable for customers. This policy commitment was reaffirmed and expanded by the universal service provisions of the Telecom Act. In light of the high cost per access line of installing lines and switches and providing telephone service in sparsely populated areas, a system of cost recovery mechanisms has been established to, among other things, keep customer telephone charges at a reasonable level and yet allow owners of such telephone companies to earn a fair return on their investment. These cost recovery mechanisms, which are less available to larger telephone companies, have resulted in robust telecommunications networks in many rural and small urban areas, and such capabilities may deter entry by potential competitors in these small markets. Currently, Gallatin River is our only ILEC that has CLEC competition and that competition is limited currently to DSL services.

In markets where we implement our CLEC edge-out strategy, we will be subject to competition from the ILECs in those markets and other CLECs, including cable television operators, other ILECs operating outside their traditional service areas, long distance carriers, wireless carriers and others. The ongoing consolidation and constraints on capital in the telecommunications industry could change the nature of our competitive environment.


Significant Customer

One customer, AT&T, represented 8%, 10% and 15% of our operating revenues for the years ended December 31, 2001, 2000 and 1999, respectively.

Employees

As of December 31, 2001, our work force consisted of 783 full time employees. Approximately 150 of our employees are represented by collective bargaining agreements with the International Brotherhood of Electrical Workers (IBEW) and with the Communications Workers of America (CWA). Our labor agreement with the CWA, covering employees of Gallatin River in Galesburg, Illinois, expires on April 30, 2002. We are currently in negotiations with the CWA on a new collective bargaining agreement. Our labor agreements with the IBEW, covering employees of Gallatin River in Dixon and Pekin, Illinois, expire on November 30, 2002 and September 30, 2002, respectively. We will begin active negotiations on each of these agreements later in 2002. There can be no assurance that, upon the expiration of our existing collective bargaining or similar agreements, new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. We believe that our relations with our employees are good.


Properties

We own and lease offices and space in a number of locations within our regions of operation, primarily for our corporate and administrative offices, central office switches and business offices, network operations centers, customer service centers, sales offices and network equipment installations. Our corporate headquarters and our accounting center are located in approximately 24,100 square feet of leased space in two separate buildings in Mebane, North Carolina. The lease for the corporate headquarters (including our renewal options) will expire in approximately 17 years. The leases for the accounting center (including our renewal options) will expire at various times in seven to nine years.

The LTD owns predominantly all of the properties used for its central office switches, business offices, regional headquarters and warehouse space in its operating regions. The poles, lines, wires, cable, conduits and related equipment owned by the LTD are located primarily on properties that we do not own, but are available for the LTD's use pursuant to consents of various governmental bodies or subject to leases, permits, easements or other agreements with the owners. The LTD owns approximately 945 route miles of fiber in its operating regions.

The ICD primarily leases properties for sales and administrative offices, collocations, ATM switches and data transmission equipment. It also leases local loop lines that connect its customers to its network as well as leasing space in ILEC central offices for collocating transmission equipment. As part of its new strategy to achieve positive cash flow as quickly as possible, the ICD closed certain of its sales and administrative offices and is currently evaluating its options related to disposal or sublease of these spaces. The ICD has an operating sales and administrative office in leased space in New Orleans, Louisiana. The ICD also has leases on space in Raleigh and Greensboro, North Carolina; Peoria and Bloomington, Illinois; Atlanta, Georgia; and Houston, Texas that are no longer used by the ICD, and some of which have been sublet to other tenants. The ICD owns approximately 2,300 route miles of fiber in North Carolina, Illinois and across the southeast from Atlanta to Houston and Dallas.

Substantially all of our ILEC properties and telephone plant and equipment are pledged as collateral for our senior indebtedness. We believe our current facilities are adequate to meet our needs in our incumbent local and competitive local markets for the foreseeable future.


Legal Proceedings

Our subsidiary, Gulf Coast Services, sponsors an Employee Stock Ownership Plan (ESOP) that was the subject of an application before the Internal Revenue Service (IRS) for a compliance statement under the Voluntary Compliance Resolution Program. The application was filed with the IRS on May 17, 2000. According to the application, Gulf Coast Services made large contributions to the ESOP and to its 401(k) plan during 1997 and 1998, which caused the two plans to allocate amounts to certain employees in excess of the limits set forth in Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). The administrative committees for both plans sought to comply with the requirements of Code Section 415 by reducing employees' allocations under the ESOP before any reductions of allocations under the 401(k) plan. Although this approach is consistent with Treasury Regulations
                                      42
under Code Section 415, it may not have been consistent with the terms of the plan documents. The application requests a compliance statement to the effect that any failure to comply with the terms of the plans will not adversely affect the plans' tax-qualified status, conditioned upon the implementation of the specific corrections set forth in the compliance statement.

We estimate that the contribution to the ESOP required by the corrective allocation described above will be approximately $3.3 million. In the application, Gulf Coast Services requested that the assets held in the
Section 415 Suspense Account and in the ESOP Loan Suspense Account be used by the ESOP for the correction. The 415 Suspense Account has an approximate value of $1.6 million, and the ESOP Loan Suspense Account has a value in excess of the $1.7 million needed for the full correction. However, based on discussions with the IRS and upon the recommendation of our advisors, during the second quarter of 2001, we withdrew our proposal to use the assets in the ESOP Loan Suspense Account as a source of funds to satisfy the obligation. Shortly thereafter, the IRS issued our Section 415 Compliance Statement and provided us with 150 days to institute the corrective actions. During the course of making these corrections, we found additional administrative errors in the operation of the ESOP that directly affected the accuracy of the corrective allocations. Therefore, we intend to file a new application in 2002 with the IRS for a compliance statement under the Voluntary Compliance Resolution Program to address these new errors and the necessary corrective allocations. The final outcome and timing of this process is not readily known, and any additional costs related to this new filing are not estimable at this time. We will pursue other options currently available to us to obtain reimbursement of any funds we may be required to contribute to the ESOP to comply with the Code, which we believe will be available from an escrow account established in connection with the sale of Gulf Coast Services by the sellers of Gulf Coast Services stock. There is no assurance that we will be able to obtain any reimbursement from another source, including the escrow account, and therefore, may be required to contribute to the ESOP the funds needed to make up any shortfall, which currently approximates $1.7 million. We do not believe that this action will have a material adverse effect on our financial condition or results of operations.

We are involved in other various claims, legal actions and regulatory proceedings arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

                                   REGULATION

Overview

We are subject to regulation by federal, state and local government agencies. At the federal level, the Federal Communications Commission has jurisdiction over interstate and international telecommunications services. State telecommunications regulatory commissions generally exercise jurisdiction over intrastate telecommunications services. The FCC does not directly regulate enhanced services and has preempted certain inconsistent state regulation of enhanced services. Additionally, municipalities and other local government agencies regulate limited aspects of our business, such as use of government owned rights of way, construction permits and building codes. The following description covers some of the major regulations affecting us, but there are numerous other areas of regulation that may influence our business.

Federal Regulation

We are subject to, and must comply with, the Communications Act. Pursuant to this statute and associated FCC rules, the FCC regulates the rates and terms for interstate access services, which are an important source of revenues for our ILEC subsidiaries. The amendments to the Communications Act contained in the Telecom Act have changed and are expected to continue to change the telecommunications industry. Among its more significant provisions, the Telecom Act (1) removes legal barriers to entry into local telephone services, (2) requires ILECs to interconnect with competitors, (3) establishes procedures pursuant to which ILECs may provide other services, such as the provision of long distance services by Bell Operating Companies and their affiliates (including their respective holding companies), and (4) directs the FCC to establish an explicit subsidy mechanism (while simultaneously removing implicit subsidies) for the preservation of universal service.

Access Charges. The FCC regulates the prices that ILECs charge for the use of their local telephone facilities in originating or terminating interstate transmissions. The FCC has structured these prices, known as "access charges", as a combination of flat monthly charges paid by the end-users and usage sensitive charges paid by long distance carriers.

The FCC regulates the levels of interstate access charges by imposing price caps on larger ILECs. These price caps can be adjusted based on various formulae and otherwise through regulatory proceedings. Smaller ILECs may elect to base access charges on price caps, but are not required to do so unless they elected to use price caps in the past or their affiliated ILECs base their access charges on price caps. Through 2001, our ILEC subsidiaries elected not to apply for federal price caps. Instead, these subsidiaries employ rate-of-return regulation for their interstate access charges. They provide service pursuant to tariffs they file with the FCC for their interstate traffic sensitive access services, and participate in interstate common line tariffs filed by the National Exchange Carrier Association for a pool of small ILECs. NECA tariff rates are established based on the pooling carriers' expenses incurred and investment, and a regulated rate of return on that investment. The authorized rate of return for such interstate access services is currently 11.25%. The FCC initiated a rulemaking proceeding in October 1998 considering whether to change this authorized rate of return. This proceeding was terminated in November 2001, with no change required to the interstate authorized rate-of-return.

In May 1997, the FCC initiated a multi-year transition designed to lead to lower usage-sensitive access charges for larger ILECs. As part of this transition, the FCC in August 1999 adopted an order and further notice of proposed rulemaking aimed at introducing additional pricing flexibility and other deregulation for these larger companies' interstate access charges, particularly special access and dedicated transport. In May 2000, the FCC lowered switched access rates, increased caps applicable to end-user rates and established additional universal service funding support for these larger companies. Previously, in May 1998, the FCC proposed to initiate a similar transition for smaller ILECs, including our ILEC subsidiaries. This proceeding was concluded and an order, known as the "MAG Order," issued in November 2001.

The MAG Order was released November 8, 2001 and was effective January 1, 2002. The MAG Order applies to non-price cap or "rate-of-return" exchange carriers. The MAG Order increases the maximum end user common line, known as "EUCL", charges. Beginning January 1, 2002, the maximum EUCL charges for single line business and residential customers increased from $3.50 per month to $5.00 per month. The maximum single line business and residential EUCL charges may be increased to $6.00 as of July 1, 2002 and to $6.50 as of July 1, 2003. Maximum EUCL charges for multi-line business customers increased to $9.20 effective January 1, 2002, and no further increases are scheduled.

In association with the implementation of the MAG Order and end user rate increases, switched access charges to interexchange carriers were decreased and a new universal service fund element was established, called the Interstate Common Line Support Fund. The combination of end user increases, switched access charge decreases and new universal service funding provided a revenue neutral restructuring of the interstate access charges for interstate rate-of-return carriers such as our ILEC subsidiaries.

The MAG Order included a notice of proposed rulemaking on incentive regulation and the introduction of pricing flexibility measures for rate-of-return carriers. This proceeding has not been completed, and no incentive option (other than price caps, pursuant to the coalition for affordable local and long distance services plan) is currently available to our ILEC operations.

During 2001, the FCC released an Order establishing access charge rules for CLECs. Under FCC rules, CLECs can file interstate tariffs for access charges only if the access charge rates conform to FCC safe harbor rates (essentially, the rate charged by the largest ILEC in that market area). A CLEC wishing to charge higher rates can do so, but cannot use the tariff process to collect such rates. Under the new rules, interexchange carriers are required to interconnect with companies whose rates are within the FCC safe harbor guidelines, and are required to pay access charges at the tariffed rates.

Removal of Entry Barriers. Prior to the enactment of the Telecom Act, many states limited the services that could be offered by a company competing with an ILEC. The Telecom Act generally prohibits state and local governments from enforcing any law, rule or legal requirement that has the effect of prohibiting any entity from providing any interstate or intrastate telecom service. However, states can modify conditions of entry into areas served by rural telephone companies where the state telecommunications regulatory commission has determined that certain universal service protections must be satisfied. The federal law should allow us to provide a full range of local and long distance services in most areas of any state. Following the passage of the Telecom Act, the level of competition in the markets we serve has increased and is expected to continue to increase. See "Business-Industry Overview and Competition."

Interconnection with Local Telephone Companies and Access to Other Facilities. The Telecom Act imposes a number of access and interconnection requirements on all local telephone companies, including CLECs, with additional requirements imposed on ILECs. These requirements are intended to ensure access to certain networks under reasonable rates, terms and conditions. Specifically, local telephone companies must provide the following:

   * Resale. Local telephone companies generally may not prohibit or place unreasonable restrictions on the resale of their services.
   * Telephone Number Portability. Local telephone companies must provide for telephone number portability, allowing a customer to keep the same telephone number even though it switches service providers.
   * Dialing Parity. Local telephone companies must provide dialing parity, which allows customers to route their calls to a telecommunications provider without having to dial special access codes.
   * Access to Rights-of-Way. Local telephone companies must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.
   * Reciprocal Compensation. Each local telephone company on whose network a call originates must reasonably compensate each local telephone company on whose network the call terminates.

All of our local telephone subsidiaries have implemented full equal access (dialing parity) capabilities. The FCC's rules require our ILEC subsidiaries to use reasonable efforts to implement local number portability after receiving a request from another carrier to do so. Through the end of 2001, these subsidiaries had not yet received such a request. In January 2002, one of our ILEC subsidiaries received a request for local number portability that may require it to provide such capability during the third quarter of 2002.

In addition, all ILECs must provide the following, subject to possible exemptions for rural telephone companies based on economic or technical burdens:

   * Resale. Offer its retail local telephone services to resellers at a wholesale rate that is less than the retail rate charged to end-users.
   * Unbundling of Network Elements. Offer access to various unbundled elements of their networks at cost-based rates.
   * Collocation. Provide physical collocation, which allows CLECs to install and maintain their own network termination equipment in ILECs' central offices, or functionally equivalent forms of interconnection under some conditions.

All of our ILEC subsidiaries qualify as rural telephone companies under the Telecom Act. Therefore, they have an exemption from the ILEC interconnection requirements until they receive a bona fide request for interconnection and the applicable state telecommunications regulatory commission lifts the exemption. Despite their rural status, Gallatin River agreed with the Illinois Commerce Commission and Mebtel agreed with the North Carolina Utilities Commission that they would not contest requests by competitive local telephone companies for such interconnection arrangements. State commissions have jurisdiction to review certain aspects of interconnection and resale agreements.

The FCC has adopted rules regulating the pricing of the provision of unbundled network elements by ILECs. Although the United States Supreme Court has upheld the FCC's authority to adopt such pricing rules, the specific pricing guidelines created by the FCC remain subject to review by the federal courts. In addition to proceedings regarding the FCC's pricing rules, the FCC's other interconnection requirements remain subject to further court and FCC proceedings.

The Telecom Act requires utilities to provide access to their poles, ducts, conduits and rights-of-way to telecom carriers on a nondiscriminatory basis. In October 2000, the FCC adopted rules prohibiting certain anticompetitive contracts between carriers and owners of multi-tenant buildings, requiring ILECs to disclose existing demarcation points in such buildings and to afford competitors with access to rights of way, and prohibiting restrictions on the use of antennae by users which have a direct or indirect ownership or leasehold interest in such properties.

Bell Operating Company Entry into Long Distance Services. Our principal competitor for local services in each area where we operate as a CLEC is an ILEC. In many of these areas, the ILEC is a Bell Operating Company. Although Bell Operating Companies and their affiliates were, prior to the passage of the Telecom Act, prohibited from providing long distance services, the Telecom Act allows a Bell Operating Company to provide long distance service in its own local service region upon a determination by the FCC that it had satisfied a 14-point checklist of competitive requirements. This provision increases the Bell Operating Companies' incentives to open their markets to competition, to the benefit of CLECs; obtaining long distance service authority increases the ability of the Bell Operating Companies to compete against providers of integrated communications services. In December 1999, the FCC granted Bell Atlantic authority to provide long distance services in New York. In June 2000, the FCC granted SBC authority to provide long distance services in Texas, and, in 2001, the FCC granted the incumbent Bell Company authority to provide long distance services in Oklahoma, Kansas, Massachusetts, Connecticut, Pennsylvania, Arkansas and Missouri. In February 2002, the FCC authorized Verizon to provide long distance services in Rhode Island. A number of similar applications are currently pending. In addition, federal legislation has been introduced to allow the Bell Operating Companies to provide long distance Internet and high-speed data services without having to satisfy the checklist.

Relaxation of Regulation. Through a series of proceedings, the FCC has decreased the regulatory requirements applicable to carriers which do not dominate their markets. All providers of domestic interstate services other than ILECs are classified as non-dominant carriers. Our subsidiaries, which are operating as non-dominant carriers, are subject to relatively limited regulation by the FCC. Among other requirements, these subsidiaries must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory.

The FCC phased out the ability of long distance carriers to provide domestic
interstate services pursuant to tariffs during 2001.   These carriers are no
longer able to rely on tariffs as a means of specifying the prices, terms and conditions under which they offer interstate services. The FCC has adopted rules that require long distance carriers to make specific public disclosures on the carriers' Internet web sites.

Universal Service. The FCC is required to establish a "universal service" program that is intended to ensure that affordable, quality telecommunications services are available to all Americans. The Telecom Act sets forth policies and establishes certain standards in support of universal service, including that consumers in rural areas should have access to telecommunications and information services that are reasonably comparable in rates and other terms to those services provided in urban areas. A revised universal service support mechanism for larger ILECs went into effect on January 1, 2000. A similar new universal service mechanism for rate-of-return ILECs, known as the Interstate Common Line Support fund, went into effect January 1, 2002.

Our ILEC subsidiaries receive federal and state universal service support. We are required to make contributions to federal and state universal service support. Our contribution to federal universal service support programs is assessed against our interstate end-user telecommunications revenues. Our contribution for such state programs is assessed against our intrastate revenues. Although many states are likely to adopt an assessment methodology similar to the federal methodology, states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules.

Internet. The FCC has to date treated Internet service providers (ISPs) as enhanced service providers rather than common carriers. As such, ISPs have been exempt from various federal and state regulations, including the obligation to pay access charges and contribute to universal service funds. As part of a reciprocal compensation order, the FCC has determined that both dedicated and dial-up calls from a customer to an ISP are interstate calls, not local calls, and therefore, are subject to the FCC's jurisdiction. On March 24, 2000, the D.C. Circuit Court of Appeals vacated and remanded this determination so that the FCC can explain more clearly why such calls are not considered local. In April 2001, the FCC released a new order that reclassified Internet service as information access and therefore not subject to reciprocal compensation. In making this finding, the FCC avoided the need to make a legal determination of the jurisdictional nature of Internet traffic. This finding has been appealed and is under review by the DC Circuit Court of Appeals.

Internet services are subject to a variety of other federal laws and regulations, including with regard to privacy, indecency, copyright and tax.

Customer Information. Carriers are subject to limitations on the use of customer information the carrier acquires by virtue of providing telecommunications services. Protected information includes information related to the quantity, technical configuration, type, destination and the amount of use of services. A carrier may not use such information acquired through one of its service offerings to market certain other service offerings without the approval of the affected customers. These restrictions may affect our ability to market a variety of packaged services to existing customers. We are also subject to laws and regulations requiring the implementation of capabilities and provision of access to information for law enforcement and national security purposes.

Preferred Carrier Selection Changes. A customer may change its preferred long distance carrier at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." The FCC has levied substantial fines for slamming and has recently increased the penalties for slamming, although no such fines have been assessed against us.

State Regulation - Incumbent Local Telephone Company

Most states have some form of certification requirement which requires telecommunications providers to obtain authority from the state telecommunications regulatory commission prior to offering common carrier services. Our operating subsidiaries in Alabama, Illinois, North Carolina and Georgia are ILECs and are certified in those states to provide local telephone services.

State telecommunications regulatory commissions generally regulate the rates ILECs charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. ILECs must file tariffs setting forth the terms, conditions and prices for their intrastate services. Under the Telecom Act, state telecommunications regulatory agencies have jurisdiction to arbitrate and review interconnection disputes and agreements between ILECs and CLECs, in accordance with rules set by the FCC. See "- Federal Regulation." State regulatory commissions may also formulate rules regarding taxes and fees imposed on providers of telecommunications services within their respective states to support state universal service programs.

In Alabama, Gulf Telephone is subject to regulation by the Alabama Public Service Commission (APSC). Gulf Telephone must have tariffs approved by and on file with that commission for basic, non-basic and interconnection services. The APSC has proposed to expand flat-rated local calling areas to provide county-wide flat rated calling. Gulf Telephone Company operates entirely in South Baldwin County and provides flat-rated local calling to its entire service area. The APSC's proposal, if enacted, would result in decreased intrastate toll calling, with a possible increase in local rate to offset the reduced long distance revenue. It is not known whether the APSC will proceed with this plan or how such a plan would impact Gulf Telephone's overall revenues.

The Illinois Commerce Commission (ICC) regulates Gallatin River. Gallatin River provides services pursuant to tariffs that are filed with, and subject to the approval of, the ICC. The rates for these services are regulated on a rate of return basis by the ICC, although Gallatin River has some pricing flexibility with respect to services that have been deemed competitive by the ICC, such as digital centrex, high capacity digital service, intraLATA toll service, wide area telephone service (WATS), and digital data services. The ICC has approved several interconnection agreements under the Telecom Act between Gallatin River and mobile wireless carriers, as well as agreements between Gallatin River and facility-based CLECs. Gallatin River is required to support state universal service programs and is subject to ICC rules implementing these and the federal universal service programs. The ICC is currently rewriting the rules applicable to requests for rate increases by regulated entities.

In North Carolina, our operating subsidiary, MebTel, is regulated by the North Carolina Utilities Commission. MebTel provides service pursuant to tariffs that are filed with, and subject to the approval of, that commission. Effective January 1, 2000, a price cap plan applies to MebTel's rates for intrastate services, replacing rate of return regulation. MebTel is subject to commission rules implementing state and federal universal service programs.

In Georgia, Coastal Communications is regulated by the Georgia Public Service Commission. Passage of the Telecommunications and Competition Development Act of 1995 in Georgia significantly changed that commission's regulatory responsibilities. Instead of setting prices for telecommunications services, the commission now manages and facilitates the transition to competitive markets, establishes and administers a universal access fund, monitors rates and service quality, and mediates disputes between competitors. A price cap plan applies to Coastal Communications' rates for intrastate services.

State Regulation - Competitive Local Telephone Company

Our CLEC, Madison River Communications, LLC (MRC), is certified to provide intrastate local, toll and access services in the states of Illinois, North Carolina, South Carolina, Tennessee, Georgia, Florida, Alabama, Mississippi, Louisiana and Texas. In association with these certifications, MRC has filed state local, access and toll tariffs in all states except North Carolina, in which, pursuant to Commission rules, MRC has filed a price list. MRC has filed interstate access tariffs and maintains long distance rates on its web site in conformance with FCC orders. Tariffs are updated as needed and periodic state financial and quality of service filings are made as required.

MRC has interconnection agreements with Verizon in Illinois and North Carolina, with Sprint in North Carolina, with SBC in Texas, Ameritech in Illinois, and with BellSouth in its nine state operating area. These interconnection agreements govern the relationship between the ILECs and MRC's operations in the areas of resale of retail services, reciprocal compensation, central office collocation, purchase of unbundled network elements (UNE'S), and use of operational support systems.

Local Government Authorizations

We are required to obtain from municipal authorities, on street opening and construction permits or operating franchises to install and expand fiber optic facilities in certain cities. We have obtained such municipal franchises in our incumbent local telephone company territories in Alabama, North Carolina, Illinois and Georgia. In some cities, subcontractors or electric utilities with which we have contracts may already possess the requisite authorizations to construct or expand our networks.

Some jurisdictions where we may provide service require license or franchise fees based on a percent of certain revenues. There are no assurances that jurisdictions that do not currently impose fees will not seek to impose fees in the future. The Telecom Act requires jurisdictions to charge nondiscriminatory fees to all telecom providers, but it is uncertain how quickly this requirement will be implemented by particular jurisdictions in which we operate or plan to operate, especially regarding materially lower fees that may be charged to ILECs.

                                   MANAGEMENT

Board of Managers and Executive Officers

We are managed by our sole member, Madison River Telephone Company. The Board of Managers of MRTC consists of the following nine individuals: J. Stephen Vanderwoude, Chairman, Paul H. Sunu, Robert C. Taylor, Jr., James N. Perry, Jr., James H. Kirby, Sanjeev K. Mehra, Joseph P. DiSabato, Mark A. Pelson and Albert J. Dobron, Jr. At present, all managers are appointed by certain groups of members of MRTC. The members holding a majority of MRTC's member units, which include affiliates of Madison Dearborn Partners, affiliates of Goldman Sachs and affiliates of Providence Equity Partners, are each entitled to appoint up to two individuals to the Board of Managers. The members holding a majority of the member units held by management personnel subject to employment agreements are entitled to appoint up to three individuals to the Board of Managers, at least two of whom must be J. Stephen Vanderwoude, James D. Ogg or Paul H. Sunu. In the event that an appointed Manager ceases to serve as a member of the Board of Managers, the resulting vacancy on the Board of Managers must be filled by a person appointed by the members that appointed the withdrawn Manager. The following table sets forth certain information regarding the members of the Board of Managers, executive officers and key operations personnel of Madison River Capital.

Name                     Age   Position
----                     ---   --------
J. Stephen Vanderwoude   58    Managing Director - Chairman and Chief
                               Executive Officer; Member of Board of Managers
James D. Ogg             63    Managing Director and Chairman - Local
                               Telecommunications Division
Paul H. Sunu             46    Managing Director - Chief Financial Officer and
                               Secretary; Member of Board of Managers
Kenneth Amburn           59    Managing Director and Chief Operating Officer -
                               Local Telecommunications Division
Bruce J. Becker          56    Managing Director - Chief Technology Officer
                               and President and Chief Operating Officer -
                               Integrated Communications Division
Michael T. Skrivan       47    Managing Director - Revenues
Joseph P. DiSabato       35    Member of Board of Managers
Albert J. Dobron, Jr.    33    Member of Board of Managers
James H. Kirby           33    Member of Board of Managers
Sanjeev K. Mehra         41    Member of Board of Managers
Mark A. Pelson           40    Member of Board of Managers
James N. Perry, Jr.      40    Member of Board of Managers
Robert C. Taylor, Jr.    42    Member of Board of Managers


The following sets forth certain biographical information with respect to the members of our Board of Managers and our executive officers:

Mr. J. Stephen Vanderwoude, a founding member of MRTC in 1996, serves as a Managing Director - Chairman and Chief Executive Officer. He has over 35 years of telecommunications experience including serving as President and Chief Operating Officer and a Director of Centel Corporation and President and Chief Operating Officer of the Local Telecommunications division of Sprint Corporation. He is currently a director of Centennial Communications and First Midwest Bancorp.

Mr. James D. Ogg, a founding member of MRTC in 1996, serves as a Managing Director and is Chairman of the Local Telecommunications Division. He has over 43 years of telecommunications experience including serving as President of Centel-Illinois and Vice President and General Manager of Centel-Virginia and Centel-North Carolina. Mr. Ogg has also served as Vice President-Strategic Pricing and Vice President for Governmental Relations for Centel Corporation. In this capacity, Mr. Ogg managed Centel's Washington, D.C. office and was responsible for advocacy of corporate policy on telecommunications, cable and electric businesses before Congress and federal regulatory agencies. Mr. Ogg has successfully testified in or managed 17 rate
                                      50
cases and brings extensive experience in dealing with federal and state regulatory processes. Mr. Ogg currently represents Madison River on the board of the United States Telecom Association.

Mr. Paul H. Sunu, a founding member of MRTC in 1996, serves as Managing Director - Chief Financial Officer and Secretary. Mr. Sunu is a certified public accountant and a member of the Illinois Bar with 21 years of experience in finance, tax, treasury, securities and law.

Mr. Kenneth Amburn serves as a Managing Director and is Chief Operating Officer of the LTD, joining Madison River in 1998. Prior to joining Madison River, Mr. Amburn established entrepreneurial operations through his service with Network Construction Services, Inc. as Executive Vice President and a member of its board of directors from 1995 to 1998. He has over 37 years of telecommunications experience including service as Vice President-Operations for Centel-Texas where he had oversight for operations involving over 280,000 access lines and for customer services, network maintenance, construction and overall business operations for Texas. Mr. Amburn has also served as Vice President, East Region Telecommunications for Citizens Utilities where he was responsible for establishing the operations and completing the transition of 1,400 employees to Citizens Utilities in connection with a 500,000 access line purchase from GTE.

Mr. Bruce J. Becker serves as Managing Director - Chief Technology Officer and is President and Chief Operating Officer of the ICD, joining Madison River in 1999. From 1997 to 1998, Mr. Becker founded and served as President of BTC Partners LTD., a telecommunications consulting firm providing services to an array of CLECs, ILECs, CATV providers, telecommunications and data transport equipment manufacturers and investment groups. He has over 38 years of telecommunications experience. Mr. Becker has also served as a voting director of the T1 Committee, a director on the UNLV School of Engineering Board, a senior member of Northern Telecom's technical advisory board, an active member of USTA and has testified as an expert witness at the state and federal level on numerous rate and technology proceedings and inquiries.

Mr. Michael T. Skrivan serves as Managing Director - Revenues for MRTC, joining Madison River in 1999. He is a certified public accountant and a certified management accountant with 24 years of experience in the telecommunications industry. Prior to joining MRTC, Mr. Skrivan was a founding member in the consulting firm of Harris, Skrivan & Associates, LLC, which provides regulatory and financial services to local exchange carriers from 1995 to 1999. Mr. Skrivan is a member of the Telecom Policy Committee of the United States Telecom Association.

Mr. Joseph P. DiSabato is a member of the Board of Managers and a Managing Director of Goldman, Sachs & Co. in the Merchant Banking Division where he has been employed since 1994. Mr. DiSabato serves on the Board of Directors of Amscan Holdings, Inc., SCP Communications, Inc. and several privately held companies on behalf of Goldman, Sachs & Co.

Mr. Albert J. Dobron, Jr. is a member of the Board of Managers and a Vice President of Providence Equity Partners. He has been at Providence Equity Partners since 1999. Prior to that time, Mr. Dobron worked for Morgan Stanley & Co. from 1996 to 1999 in mergers and acquisitions and held positions with the K.A.D. Companies, a private equity investment group, working primarily in an operating role with one of the firm's portfolio companies. Mr. Dobron is on the Board of Directors of Surebridge, Inc.

Mr. James H. Kirby is a member of the Board of Managers and a Managing Director of Madison Dearborn Partners. He joined Madison Dearborn Partners in 1996 and focuses on venture capital and private equity investing in the communications industry. Mr. Kirby currently serves on the Boards of Directors of Completel LLC, iplan, LLC, New Radio Tower GmbH, Omne Communications Limited, PaeTec Communications, Inc. and Star Technology Group Limited.

Mr. Sanjeev K. Mehra is a member of the Board of Managers and a Managing Director in Goldman Sachs & Co. in the Merchant Banking Division since 1996. He serves on the boards of Amscan Holdings, Inc., Hexcel Corporation, ProMedCo Management Company, Inc. and on the boards of several portfolio companies. He is a member of the Principal Investment Area's Investment Committee.

Mr. Mark A. Pelson is a member of the Board of Managers and a Managing Director of Providence Equity Partners where he has been employed since 1996. Mr. Pelson is currently also a director of Carrier 1 International S.A., Global Metro Networks and Language Line Holdings, LLC.

Mr. James N. Perry, Jr. is a member of the Board of Managers and a Managing Director and co-founder of Madison Dearborn Partners. Mr. Perry concentrates on investments in the communications industry and currently also serves on the Boards of Directors of Allegiance Telecom, Inc., Completel LLC and Focal Communications Corporation.

Mr. Robert C. Taylor, Jr. is a member of the Board of Managers and is Chief Executive Officer and President for Focal Communications Corporation. He was appointed to this position in August 1996. He is also a co-founder of Focal Communications and a member of its board of directors. Mr. Taylor is currently Executive Vice Chairman of the Association for Local Telecommunications Services (ALTS) and is a member of the Board of the Information Technology Association of America (ITAA). Recently, Mr. Taylor was appointed by the FCC to serve on the Network Reliability and Interoperability Council. In addition, Mr. Taylor sits on the board of directors for IPLAN Networks, a CLEC based in Argentina.

Committees of the Board of Managers

The Board of Managers has an Audit Committee and a Compensation Committee. The Audit Committee, which is comprised of Messrs. Mark Pelson and Joseph DiSabato, is responsible for overseeing the actions of our independent auditors and reviewing our internal financial and accounting controls and policies. The Compensation Committee, which is comprised of Messrs. James Perry, Sanjeev Mehra and J. Stephen Vanderwoude, is responsible for determining salaries, incentives and other forms of compensation for officers and other employees and administers various incentive compensation and benefit plans. One member of our Compensation Committee, Mr. Vanderwoude, also serves as our Chairman and Chief Executive Officer.

All executive officers serve at the discretion of the Board of Managers, subject to the terms of any employment agreements. There are no family relationships among managers and executive officers.

Compensation of Managers and Executive Officers

The following table sets forth certain information regarding the cash and non-cash compensation paid by Madison River Telephone Company to the Chief Executive Officer and to each of our four most highly compensated executive officers other than the Chief Executive Officer, whose combined salary and bonus exceeded $100,000 during the fiscal years ended December 31, 2001, 2000 and 1999. The managers of Madison River Telephone Company do not receive any compensation for serving on the Board of Managers.


                           Summary Compensation Table

                                                                              Long-term
                                                                            Compensation
Name                                  Annual Compensation                      Awards
----                       -----------------------------------------------  ------------
                                                                             Securities
                                                                             Underlying
                                                              Other Annual   Unit Option       All Other
                           Year       Salary        Bonus     Compensation      Grants      Compensation (1)
                           ----     ---------     ---------   ------------   -----------    ----------------
J. Stephen Vanderwoude     2001     $ 195,720     $ 265,000        -              -           $     6,725
(Chairman and CEO)         2000       169,647       190,000        -              -                 5,250
                           1999       189,800       111,000        -              -               250,244

James D. Ogg               2001       160,000        40,000        -              -                 5,309
(Chairman of the LTD)      2000       160,202        89,010        -              -                 5,250
                           1999       160,646        50,004        -              -                61,793

Paul H. Sunu               2001       199,050       175,000        -              -                 5,975
(CFO and Secretary)        2000       160,014       140,000        -              -                 5,250
                           1999       160,014        90,000        -              -                47,132

Ken Amburn                 2001       179,616        60,000        -              -                 6,255
(COO of the LTD)           2000       160,053        60,000        -              -                 5,250
                           1999       197,809         3,334        -              -                 4,467

Bruce J. Becker            2001       179,616       120,000        -              -                   798
(CTO and President and     2000       160,000        80,000        -              -                 5,250
 COO of the ICD)           1999       160,000          -           -              -                   -

(1) Includes matching contributions for the 401(k) Savings Plan, group term life insurance premiums paid on behalf of the officer and compensation deferred from previous years.

401(k) Savings Plans

In 1998, we established a 401(k) savings plan covering substantially all of our employees that meet certain age and employment criteria. Pursuant to the plan, eligible employees may elect to reduce their current compensation by up to 15% of eligible compensation. We have agreed to contribute an amount equal to 50% of employee contributions for the first 6% of compensation contributed on behalf of all participants. We made matching contributions of approximately $859,000, $811,000 and $480,000 in 2001, 2000 and 1999,
respectively. In addition, we made a discretionary contribution of $200,000 in 2000. The 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees or by us to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn and our contributions are deductible by us when made.

Long-Term Incentive Plan

In 1998, we adopted a long-term incentive plan arrangement which provides for annual incentive awards for certain employees as approved by the Board of Managers. Under the terms of the plan, annual awards are expensed over the succeeding 12 months after the award is determined. The incentive awards vest automatically at the time of a qualified event as defined under the plan. Vested awards are payable under certain circumstances as defined under the long-term incentive plan arrangement. We recognized compensation expense of $1,271,000, $4,772,000 and $2,576,000 in the years ended December 31, 2001,
2000 and 1999, respectively, related to the long-term incentive awards.

Pension Plan

In May 1998, we adopted a noncontributory defined benefit pension plan, which was transferred to us from our subsidiary, Mebtel, Inc. The plan covers all full-time employees, except employees of Gulf Coast Services and Coastal Communications, who have met certain age and service requirements and provides benefits based upon the participants' final average compensation and years of service. Our policy is to fund the maximum allowable contribution by the IRS and comply with the funding requirements of the Employee Retirement Income Security Act of 1974, as amended.

Employment Agreements

We have entered into employment, confidentiality and noncompetition agreements with J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu and Bruce
J. Becker providing for employment of each executive for a five-year period, subject to termination by either party (with or without cause) on 30 days' prior written notice. The agreements also provide that employees may not disclose any confidential information while employed by us or thereafter. Additionally, the agreements provide that the employees will not compete with us for a period of up to a maximum of 15 months following termination for cause or voluntary termination of employment.

                               PRINCIPAL MEMBERS

All of Madison River Capital's outstanding member units are owned by Madison River Telephone Company. The following table sets forth certain information regarding the beneficial ownership of MRTC's member units as of April 15, 2002 by (A) each holder known by MRTC to beneficially own five percent or more of such member units, (B) each executive officer of MRTC and (C) all executive officers and managers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Options or warrants to purchase member units that are currently exercisable or exercisable within 60 days of April 15, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                               Number of Class A
                                               Units, Warrants or
                                                Options Held by      Percentage
Name                                               Member             of Units
----                                           ------------------    ----------
J. Stephen Vanderwoude                          5,454,696.70 (1)        2.36%
James D. Ogg                                    1,019,647.46 (1)          *
Paul H. Sunu                                    1,198,684.24 (1)          *
Bruce J. Becker                                   421,710.68 (1)          *
Kenneth Amburn                                       -                    -
Madison Dearborn Partners group (2)            85,962,015.42           37.22%
Goldman Sachs group (3)                        71,635,012.69           31.01%
Providence Equity Partners group (4)           47,279,108.13           20.47%
Daniel M. Bryant (5)                           12,000,000.00            5.20%
G. Allan Bryant (6)                            12,000,000.00            5.20%
All executive officers and managers
  as a group (13 persons)                     212,970,875.32           92.21%

* Represents less than one percent (1%).

(1) Excludes the following incentive interests granted to management. The units granted to the named executive officers below vest over time while the units granted to the Madison River Long Term Incentive Plan contain vesting provisions which are contingent upon the occurrence of certain liquidity events, including the sale of the company or an initial public offering:

                                         Class B Units       Class C Units
                                         -------------       -------------
      J. Stephen Vanderwoude                 3,000               1,550 (a)
      James D. Ogg                           1,500               1,150
      Paul H. Sunu                           1,000               1,150
      Bruce J. Becker                         -                    770
      Madison River Long Term
        Incentive Plan                       3,835               5,067

      (a) Includes 1,200 units that the named executive officer gifted in trust to his three adult children for which the named executive officer disclaims beneficial ownership.

(2)  Includes 392,610 units which Madison Dearborn Capital Partners, L.P.
     has the right to acquire upon conversion of existing indebtedness and 76,569,405.42 units held by Madison Dearborn Capital Partners II, L.P.; 8,711,355.10 units held by Madison Dearborn Capital Partners III, L.P.; 193,429.77 units held by Madison Dearborn Special Equity III, L.P.; 75,000.00 units held by Madison Dearborn Special Advisors Fund I, LLC; and 20,215.13 units held by Madison Dearborn Special Co-Invest Partners I.
(3) Includes 37,331,285.78 units held by GS Capital Partners II, L.P.; 7,614,577.66 units held by GSCPII Mad River Holding, L.P.; 1,657,820.36 units held by GSCPII Germany Mad River Holding, L.P.; 17,867,826.82 units held by GSCPII Offshore Mad River Holding, L.P.; 2,341,390.43 units held by Bridge Street Fund 1997, L.P.; and 4,822,111.85 units held by Stone Street Fund 1997, L.P.
(4)  Includes 46,628,924.50 units held by Providence Equity Partners, L.P.
     and 650,183.63 units held by Providence Equity Partners II L.P.
(5) Includes 6,000,000 units held by Daniel M. Bryant and 6,000,000 units held by The Michael E. Bryant Life Trust of which Daniel M. Bryant is a trustee. Daniel M. Bryant disclaims beneficial ownership of the units held by The Michael E. Bryant Life Trust.
(6) Includes 6,000,000 units held by G. Allan Bryant and 6,000,000 units held by The Michael E. Bryant Life Trust of which G. Allan Bryant is a trustee. G. Allan Bryant disclaims beneficial ownership of the units held by The Michael E. Bryant Life Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 10, 2002, Madison River Telephone Company announced the completion of an agreement with the former shareholders of Coastal Utilities, Inc., which, among other things, modified certain provisions of the CCI shareholders agreement that was entered into when CCI acquired Coastal Utilities in March 2000. Under the terms of the agreement, the former shareholders exchanged all of their Series B stock and 40% of their Series A stock in CCI for 18.0 million Class A units in MRTC valued at $1 per unit and three term notes issued by MRTC, in the aggregate principal amount of $20.0 million, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed 30 shares of Series A stock retained by the former shareholders for $33,333.33 per share, or approximately $1.0 million, at the closing of the transaction. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right, beginning May 31, 2003 and ending September 30, 2007, to require CCI to redeem their remaining 150 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1.0 million, in any thirteen-month period. As a result of this transaction, the total outstanding Class A units in MRTC as of April 15, 2002 was 230,970,875.32 units

On January 4, 2002, ORVS Madison River sold its interest in Madison River Telephone Company, which consisted of 5,550,253.16 Class A units at December 31, 2001, to certain members of management and to MRTC for approximately $1.21 to $1.23 per unit. MRTC repurchased 1,632,427.40 of the Class A units and retired them. Members of management purchasing Class A units from ORVS Madison River were J. Stephen Vanderwoude (2,489,450.97 units), James D. Ogg (544,142.74 units), Paul H. Sunu (462,521.37 units) and Bruce J. Becker (421,710.68 units). To finance a portion of their purchase of Class A units from ORVS Madison River, Paul H. Sunu, James D. Ogg and Bruce J. Becker each borrowed approximately $466,700 from Madison River Capital. The loans, payable on demand, bear interest at 5% and are secured by the respective individual's Class A interests purchased.

Paul H. Sunu and James D. Ogg each have loans outstanding payable to MRTC. The proceeds of these loans were used to purchase Class A interests in Madison River Telephone Company. The loans, payable on demand, bear interest at 5% and are secured by Class A interests. As of March 15, 2002, Paul H. Sunu and James D. Ogg had outstanding loan amounts of approximately $298,600 and $299,800, respectively.

                       DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material terms of our indebtedness other than the notes. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the agreements evidencing such indebtedness. Terms used and not defined herein have the meanings given to them in the agreements described.

To finance our four ILEC acquisitions, certain of our subsidiaries borrowed funds under separate loan agreements with the RTFC. In total, we had five separate loan agreements with the RTFC. Each agreement was secured by various security interests and guaranties and contained customary negative covenants as well as financial covenants.

On December 29, 2000, our subsidiary, Madison River LTD Funding Corp. (MRLTDF), entered into a definitive agreement with the RTFC to refinance our five existing loan agreements with the RTFC into one new agreement. MRLTDF holds the equity interests of Mebtel, Gulf Coast Services, Coastal Communications and Madison River Management Company as well as a portion of the Class A interests of Gallatin River Holdings L.L.C. Principal repayment terms under the new agreement are substantially the same as those that existed under the five separate agreements.

As required by the terms of the new agreement, MRLTDF borrowed an additional $11.3 million from the RTFC to finance the purchase of an equivalent amount of additional SCCs. With the additional SCCs, our ratio of SCCs to corresponding term loans outstanding is now at 10.0%. Prior to the refinancing, our SCC ratio was lower as the Mebtel and Gallatin River financing maintained SCCs equivalent to 5% of the respective outstanding term loan balances.

At December 31, 2001, we owned approximately $46.8 million in SCCs. The SCCs are non-interest bearing, equity certificates and are redeemed annually, on March 1, in an amount equivalent to 10% of the principal repayments made on the corresponding term loans in the prior year. The redemption of the certificates is paid to us in cash.

We also receive a share of RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to the RTFC's gross margins. Currently, 70% of the RTFC's patronage capital allocation is retired with cash after the end of the year, and 30% is received in the form of patronage capital certificates. The patronage capital certificates will be retired with cash in accordance with RTFC's board-approved rotation cycle.

In addition, the separate agreements previously provided four secured lines of credit which totaled $31.0 million. Each line of credit was for a five year term and the Gulf Coast Services' line of credit contained an annual paydown provision. Under the new agreement, we now have one $31.0 million secured line of credit that does not have a provision requiring an annual paydown. The new line of credit expires in March 2005 and bears interest at the RTFC base rate for a standard line of credit plus 50 basis points.

The new agreement also left in place and available to be drawn, a $7.8 million term loan available to MRLTDF and a $10.0 million unsecured line of credit at Coastal Utilities. The $7.8 million term facility is available to fund working capital and capital expenditures; however, as of December 29, 2003, the RTFC may, in its sole discretion, stop advancing funds under this facility. The $10.0 million unsecured line of credit is available for general corporate purposes and expires in March 2005. In addition, under the terms of the unsecured revolving line of credit agreement, we must repay all amounts advanced under the facility within 360 days of the first advance and bring the outstanding amount to zero for a period of five consecutive days.

Upon completion of the refinancing, we had $468.0 million in term loans outstanding and $10.0 million advanced under our secured line of credit. Our blended interest rate on the outstanding amounts fell from 8.13% to 7.98%. The transaction received all necessary regulatory approvals and was completed during the first quarter of 2001.

Following is a summary of the key provisions and terms of our new agreement with the RTFC. The new agreement contains six term notes with separate advances under each note as follows (dollars in millions):


                                     Amount                                  Date                   Maximum
                                  Outstanding     Interest                   Fixed                  Spread
                                     as of       Rate as of      Fixed      Interest                to RTFC
                                  December 31,   December 31,      or        Rate                    "base"
                   Availabilty        2001           2001       Variable    Expires    Maturity    Rate (1)(2)
                   -----------    ------------   ------------   --------    --------   --------    -----------
Term note 9001:
  Advance No. 1        -             $  12.9         6.50%       Fixed      09/10/03   01/16/13       50 bps
  Advance No. 2        -             $   6.5         8.15%       Fixed      04/11/03   01/16/13       50 bps
  Advance No. 3        -             $   1.0         5.50%      Variable       n.a.    01/16/13       50 bps

Term note 9002:
  Advance No. 1        -             $ 112.0         6.70%       Fixed      11/20/04   10/30/13       75 bps
  Advance No. 2        -             $   6.0         5.75%      Variable       n.a.    10/30/13       75 bps

Term note 9003:
  Advance No. 1        -             $  71.7         8.40%       Fixed      04/11/03   10/30/13       75 bps
  Advance No. 2        -             $   3.9         5.75%      Variable       n.a.    10/30/13       75 bps

Term note 9004:
  Advance No. 1        -             $ 132.2         8.40%       Fixed      10/07/04   09/29/14       35 bps

Term note 9005:
  Advance No. 1    $  7.8                -            n.a.        n.a.         n.a.    09/29/14       35 bps

Term note 9006:
  Advance No. 1        -             $ 106.5         8.50%       Fixed      04/25/05   03/29/15       50 bps

(1) The RTFC "base" rate is the rate established by the RTFC from time to time for loans similarly classified.

(2) Pricing subject to reduction based on achievement of a specified leverage ratio and certain other factors.


In addition, we have secured and unsecured revolving line of credit facilities available to us with the following terms (dollars in millions):

                                            Amount                                        Maximum
                                         Outstanding     Interest                         Spread
                                            as of       Rate as of                        to RTFC
                                         December 31,  December 31,                        "base"
                        Availabilty          2001          2001          Maturity        Rate (1)(2)
                        -----------      ------------  ------------      --------        -----------
Secured revolving
  credit facility       $  14.0            $  17.0         6.45%         03/29/05           50 bps

Unsecured revolving
  credit facility           -              $  10.0         6.95%         03/29/05          100 bps

The facilities are secured under a first mortgage lien on substantially all of the property, assets and revenue of MRLTDF and its subsidiaries. Additionally, all of the outstanding equity interests of the following subsidiaries are pledged in support of the facilities: MRLTDF, Madison River Management Company, Gulf Coast Services, Inc., Gulf Telephone Company, Gulf Long Distance, Inc., Gallatin River Holdings L.L.C., Gallatin River Communications L.L.C., MEBTEL, Inc., Coastal Communications, Inc., Coastal Utilities, Inc. and Coastal Long Distance Services, Inc. The following entities provided guarantees in support of the loan facilities: Coastal
                                      58

Utilities, Inc., Gallatin River Holdings L.L.C., Gallatin River
Communications L.L.C., Gulf Long Distance, Inc., Gulf Telephone Company, MEBTEL, Inc. and Madison River Management Company.

The facilities contain customary negative covenants as well as financial covenants, including:

   *  Minimum annual times-interest-earned ratios;
   *  Minimum debt service coverage ratios;
   *  Maximum leverage ratios;
   * Restrictions on the declaration or payment of dividends or other distributions to shareholders;
   *  Restrictions on acquiring additional indebtedness or creating liens;
      and
   * Limitations on the ability to make intercompany loans or purchase certain investments.

Our other indebtedness includes a $2.3 million note payable to the former shareholders of Coastal Utilities, Inc. for the purchase of a building used in our operations. The note, which is secured by the building and bears interest at 8%, is being repaid in monthly installments of $17,500 with a balloon payment of approximately $2.2 million due in April 2006. In addition, we also have a miscellaneous note payable of $0.4 million that bears interest at 8% and is due on demand.

                            DESCRIPTION OF THE NOTES

General

The notes were issued under an indenture, dated as of February 17, 2000, among Madison River Capital, LLC, Madison River Finance Corp. and Norwest Bank Minnesota, National Association (now known as Wells Fargo Bank Minnesota, National Association), as trustee under the indenture. The indenture is governed by New York law. In this section entitled "Description of the Notes," the word "Madison River" refers only to Madison River Capital, LLC and not to any of its subsidiaries, and the word "Finance" refers only to Madison River Finance Corp. and not to any of its subsidiaries, and the word "Issuers" refers collectively to Madison River and Finance. You can find the definitions of certain capitalized terms used in this section under the subheading entitled "-Certain Definitions" below.

Finance is a wholly owned subsidiary of Madison River that was incorporated in Delaware to serve as a co-issuer of the notes. We believe that certain purchasers of the notes may not have been permitted to purchase debt securities of limited liability companies such as Madison River unless a corporation jointly issues such debt securities. Finance will not have any substantial operations or assets and will not have any revenues. As a result, you should not expect Finance to participate in servicing the interest and principal obligations on the notes. See "-Certain Covenants -Restrictions on Activities of Finance" below.

The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture can be obtained by following the instructions contained in this prospectus in the section "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Brief Description of the Notes

The Notes

These notes:
   *  are general unsecured obligations of the Issuers;
   * are equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of the Issuers; and
   *  are senior in right of payment to any future subordinated
      Indebtedness of the Issuers.

The operations of Madison River are conducted through its subsidiaries and, therefore, Madison River depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Madison River's subsidiaries. Any right of Madison River to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Madison River is itself recognized as a creditor of the subsidiary, in which case the claims of Madison River would still be subordinate in right of payment to any security in the assets of the subsidiary and any Indebtedness of the subsidiary senior to that held by Madison River. As of December 31, 2001, Madison River's subsidiaries would have had approximately $482.5 million of Indebtedness and $40.5 million of trade payables and accrued expenses outstanding.

As of December 31, 2001, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

The Issuers issued notes with a maximum aggregate principal amount of $200 million in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2010.

The Issuers may issue additional notes ("Additional notes") from time to time, subject to the provisions of the indenture described below under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest on the notes accrues at the rate of 13 1/4% per annum and is payable semi-annually in arrears on March 1 and September 1. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder of more than $5.0 million in principal amount of the notes has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal, premium and interest on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make payments of interest by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and either Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

At any time prior to March 1, 2003, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 113.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings by Madison River Capital or the net cash proceeds of a Strategic Equity Investment in Madison River Capital or a capital contribution to Madison River Capital's common equity made with the net cash proceeds of a concurrent Public Equity Offering by, or Strategic Investment in, Madison River Capital's direct parent; provided that:

(1) at least 65% in aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Madison River and its Subsidiaries); and

(2) the redemption must occur within 60 days of the date of the closing of such Public Equity Offering or Strategy Equity Investment.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to March 1, 2005.

After March 1, 2005, the Issuers may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                           Year                   Percentage
                           ----                   ----------
                           2005                    106.625%
                           2006                    104.417%
                           2007                    102.208%
                           2008 and thereafter     100.000%

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of purchase or, in the case of repurchases of notes prior to the full Accretion Date, at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to such date of repurchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder briefly describing the transaction or transactions that constitute a Change of Control and offering to repurchase notes on the date specified in such notice (the ''Change of Control Payment Date''), pursuant to the procedures required by the indenture and described in such notice.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
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On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Madison River.

The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of ''all or substantially all'' of the assets of Madison River and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase ''substantially all,'' there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Madison River and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, consummate an Asset Sale unless:

(1) Madison River (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by Madison River's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by Madison River or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

     (a) any Indebtedness or other liabilities (as shown on Madison
         River's or such Restricted Subsidiary's most recent balance sheet), of Madison River or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Madison River or such Restricted Subsidiary from further liability; and

     (b) any securities, notes or other obligations received by Madison
         River or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted within 60 days of the applicable Asset Sale by Madison River or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash received in that conversion).

In the event and to the extent that the Net Proceeds received by Madison River or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after February 17, 2000 in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet has been provided to the Trustee pursuant to the "Reports" covenant), then Madison River or the applicable Restricted Subsidiary may apply such Net Proceeds, within 365 days after the date on which the Net Proceeds so received exceed 10% of Consolidated Tangible Assets:

(1)  to reduce Indebtedness under a Credit Facility;

(2) to reduce other Indebtedness of any of Madison River's Restricted Subsidiaries;

(3) to acquire all or substantially all of the assets of a Telecommunications Business;

(4) to the acquisition of Voting Stock of a Person primarily engaged in a Telecommunications Business from a Person that is not a Subsidiary of Madison River; provided, that, after giving effect thereto, the Person whose Voting Stock was so acquired becomes a Restricted Subsidiary of Madison River;

(5)  to make a capital expenditure; or

(6) to acquire other long-term assets that are used or useful in a Telecommunications Business.

Pending the final application of any such Net Proceeds, Madison River may temporarily reduce borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the indenture and such other senior Indebtedness of Madison River. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Madison River may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding the three immediately preceding paragraphs, Madison River and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that (i) at least 75% of the consideration received by Madison River and its Restricted Subsidiaries in such Asset Sale consists of cash, assets that would qualify under sections
(3) through (6) of the second preceding paragraph, or any combination of any of the foregoing and (ii) such Asset Sale is for Fair Market Value; provided that any such consideration received by Madison River or any of its Restricted Subsidiaries that constitutes an Investment is made in compliance with the covenant described below under the caption "Certain Covenants-Restricted Payments" and any Net Cash Proceeds received by Madison River or any of its Restricted Subsidiaries in connection with any such Asset Sale are applied in accordance with the immediately preceding paragraph.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date f5xed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Madison River's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Madison River or any of its Restricted Subsidiaries) or to the direct or indirect holders of Madison River's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Madison River or payable to Madison River or a Restricted Subsidiary of Madison River);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Madison River) any Equity Interests of Madison River or any direct or indirect parent of Madison River or any Restricted Subsidiary of Madison River (other than any such Equity Interests owned by Madison River or any Restricted Subsidiary of Madison River);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above and in this clause (4) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Madison River would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption ''-Incurrence of Indebtedness and Issuance of Preferred Stock''; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Madison River and its Restricted Subsidiaries after February 17, 2000 (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), shall not exceed, at the date of determination, without duplication, the sum of:

     (a) an amount equal to 100% of Madison River's Consolidated EBITDA since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available taken as a single accounting period, less the product of 1.5 times Madison River's Consolidated Interest Expense since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available, taken as a single accounting period; plus

     (b) 100% of the aggregate net cash proceeds received by Madison River since February 17, 2000 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Madison River (other than sales of Disqualified Stock) in excess of $24 million or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Madison River that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Madison River and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

     (c) to the extent that any Restricted Investment that was made after February 17, 2000 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
        (ii) the initial amount of such Restricted Investment.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Madison River in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Madison River) of, Equity Interests of Madison River (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
    (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Madison River to the holders of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Madison River or any Restricted Subsidiary that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of Madison River or any Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

(6) so long as no Default or Event of Default under the indenture shall have occurred and be continuing or shall be in existence immediately thereafter, making loans to members of management of Madison River pursuant to written agreements with such members, in an aggregate principal amount not to exceed $1.0 million in the aggregate at any one time outstanding;

(7) the payment of cash in lieu of the issuance of fractional shares of common stock upon exercise or conversion of securities exercisable or convertible into common stock of Madison River;

(8) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions hereof applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Madison River;

(9) any purchase or acquisition from, or withholding on issuances to, any employee of Madison River's Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of Madison River's Capital Stock;

(10) any withholding on issuances to any employee of Madison River of Madison River's Capital Stock in order to pay the purchase price of such Capital Stock or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of Madison River or any of its Restricted Subsidiaries;

(11) so long as Madison River is a limited liability company treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes (and prior to any distribution of any Tax Amount, Madison River delivers a certificate prepared by the Tax Amount CPA to such effect), distributions to members of Madison River in an amount, with respect to any period beginning after December 31, 1998, not to exceed the Tax Amount with respect to Madison River for such period;

(12) payments to Holdings for expenses incurred by Holdings in the ordinary course of business directly relating to the administration of Madison River or its Restricted Subsidiaries in an amount not to exceed $1.0 million in any fiscal year; and

(13) other Restricted Payments in an aggregate amount not to exceed $2.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Madison River or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur"), with respect to any Indebtedness (including Acquired Debt), and Madison River will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Madison River may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and Madison River's Restricted Subsidiaries may incur Indebtedness under Credit Facilities or pursuant to Permitted Telecommunications Financing if, in each case:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Debt to Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Madison River for which internal financial statements are available, would have been no greater than 6.0 to 1 for Indebtedness incurred on or prior the date that is eighteen months after February 17, 2000, or no greater than 5.5 to 1 for Indebtedness incurred after such date.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Madison River and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed an amount equal to $517 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption "- Repurchase at the Option of Holders-Asset Sales;"

(2) the incurrence by Madison River and its Restricted Subsidiaries of Existing Indebtedness;

(3)  the incurrence by Madison River of Indebtedness represented by the notes;

(4) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness in connection with Permitted Telecommunications Financing;

(5) the incurrence by Madison River or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, finance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4) or this clause (5) of this paragraph;

(6) the incurrence by Madison River or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Madison River and any of its Restricted Subsidiaries; provided, however, that:

     (a) if Madison River is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

     (b) (i) any subsequent issuance or transfer of Equity Interests, other than directors qualifying shares, that results in any such Indebtedness being held by a Person other than Madison River or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Madison River or a Restricted Subsidiary; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Madison River or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
         (6);
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(7) the incurrence by Madison River or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding;

(8) the guarantee by Madison River or a Restricted Subsidiary of Madison River that was permitted to be incurred by another provision of the indenture;

(9) the incurrence by Madison River of Indebtedness or by a Restricted Subsidiary of Madison River of Indebtedness not to exceed, at any one time outstanding, 2.0 times the aggregate net cash proceeds received by Madison River after February 17, 2000 from the issuance and sale of its Common Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Madison River, to the extent such net cash proceeds have not been used pursuant to clause 3(b) of the second paragraph or clause
     (2) of the third paragraph of the covenant described above under the caption "-Restricted Payments" to make a Restricted Payment or to make a Permitted Investment pursuant to clause (9) of the definition thereof; and provided that such Indebtedness (other than Acquired Debt) does not mature prior to the Stated Maturity of the notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the notes;

(10) the incurrence by Madison River of Indebtedness, to the extent that the net proceeds thereof are promptly (A) used to repurchase notes tendered in a Change of Control Offer or (B) deposited to defease all of the notes as described below under ''-Legal Defeasance and Covenant Defeasance;''

(11) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) Indebtedness arising from agreements of Madison River or a Restricted Subsidiary of Madison River providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the balance sheet of Madison River or any Restricted Subsidiary (contingent obligations referred to in the footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received without giving effect to any such subsequent changes in value) actually received by Madison River and/or such Restricted Subsidiary in connection with such disposition;

(13) obligations in respect of performance and surety bonds and completion guarantees provided by Madison River or any Restricted Subsidiary of Madison River in the ordinary course of business;

(14) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; and

(15) the incurrence by Madison River or any of its Restricted Subsidiaries of additional Indebtedness (in addition to any Indebtedness permitted by clauses (1) through (14) above or by the first paragraph of this covenant) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

Madison River will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Madison River unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Madison River shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Madison River solely by virtue of being unsecured.

For purposes of determining compliance with this ''Incurrence of Indebtedness and Issuance of Preferred Stock'' covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Madison River will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

Madison River will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Madison River or any of Madison River's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Madison River or any of its Restricted Subsidiaries;

(2) make loans or advances to Madison River or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Madison River or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on February 17, 2000 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on February 17, 2000;

(2)  the indenture and the notes;

(3)  applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Madison River or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred by Madison River or such Restricted Subsidiary;

(5) customary non-assignment provisions in contracts entered into in the ordinary course of business;
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(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being financed;

(9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption ''- Liens'' that limit the right of Madison River or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions imposed pursuant to the terms of Indebtedness of a Restricted Subsidiary of Madison River that was permitted by the indenture to be incurred; provided that such restrictions, in the written view of the Board of Directors of Madison River or an executive officer of Madison River:

     (a) are required in order to obtain such financing;

     (b) are customary for such financings or, in the absence of industry customs, reasonable in the view of the Board of Directors or such executive officer; and

     (c) will not materially impair Madison River's ability to make interest and principal payments as required under the notes.

Merger, Consolidation, or Sale of Assets

Madison River may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Madison River is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) Madison River is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Madison River under the Registration Rights Agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except in the case of a merger of Madison River with or into a Wholly Owned Subsidiary of Madison River, Madison River or the Person formed by or surviving any such consolidation or merger (if other than Madison River), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption ''-Incurrence of Indebtedness and Issuance of Preferred Stock."

In addition, Madison River may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This ''Merger, Consolidation, or Sale of Assets'' covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Madison River and its Restricted Subsidiaries.

Transactions with Affiliates

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an ''Affiliate Transaction''), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Madison River or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Madison River or such Restricted Subsidiary with an unrelated Person; and

(2)  Madison River delivers to the Trustee:

     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Madison River or any of its Restricted Subsidiaries in the ordinary course of business of Madison River or such Restricted Subsidiary;

(2) transactions between or among Madison River and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Madison River solely because Madison River owns an Equity Interest in such Person;

(4) payment of reasonable fees to directors who are not otherwise Affiliates of Madison River or any of its Restricted Subsidiaries, and customary indemnification and insurance arrangements in favor of any director;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of Madison River;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-Restricted Payments";

(7) the issuance or sale of Equity Interests (other than Disqualified Stock) of Madison River; and

(8) loans or advances, not to exceed $2.0 million in the aggregate at any time outstanding, to employees in the ordinary course of business.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Madison River and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, enter into any sale and leaseback transaction; provided that Madison River or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)  Madison River or such Restricted Subsidiary, as applicable, could have
      (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Consolidated Cash Flow Ratio test in the first paragraph of the covenant described above under the caption "-Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "- Liens";

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Madison River applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-Asset Sales."

Restrictions on Activities of Finance

Finance will not hold any material assets, become liable for any material obligations, other than the notes, or engage in any significant business activities; provided that Finance may be a co-obligor with respect to Indebtedness if Madison River is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Madison River or one or more of Madison River's Restricted Subsidiaries other than Finance.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Issuers will furnish to the Holders of notes, within 15 days of the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Madison River were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Madison River's certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Madison River were required to file such reports.

If Madison River has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Madison River and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Madison River.

Payments for Consent

Madison River will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)  default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Madison River or any of its Subsidiaries (a) to comply for 30 days after notice with the provisions described under the captions "- Certain Covenants-Restricted Payments," "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) to comply with "- Certain Covenants-Merger, Consolidation or Sale of Assets," "-Repurchase at the Option of Holders-Change of Control" or "-Repurchase at the Option of Holders-Asset Sales;"

(4) failure by Madison River or any of its Restricted Subsidiaries for 45 days after notice from the Trustee or the Holders of 25% or more of the outstanding notes to comply with any of the other agreements in the indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Madison River or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Madison River or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after February 17, 2000, if that default:

     (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

     (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Madison River or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to Madison River or any of its Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Madison River, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the Holders of a majority in aggregate principal amount of notes outstanding by written notice to Madison River and the Trustee, may rescind and annul such declaration and its consequences if (a) Madison River has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-declaration of acceleration, have been cured or waived as provided in the indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Madison River with the intention of avoiding payment of the premium that Madison River would have had to pay if Madison River then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Madison River with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2005,
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then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Madison River or any Subsidiary, as such, shall have any liability for any obligations of Madison River under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

(1) the rights of Holders of notes then outstanding to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes then outstanding on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)  in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since February 17, 2000, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
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(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Madison River or any of its Restricted Subsidiaries is a party or by which Madison River or any of its Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;
(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-Repurchase at the Option of Holders");
(3) reduce the rate of or change the time for payment of interest on any note;
(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);
(5)  make any note payable in money other than that stated in the notes;
(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;
(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-Repurchase at the Option of Holders");
(8)  make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers and the Trustee may amend or supplement the indenture or the notes:

(1)  to cure any ambiguity, defect or inconsistency;
(2) to provide for uncertificated notes in addition to or in place of certificated notes;
(3) to provide for the assumption of Madison River's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Madison River's assets;
(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or
(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)  either:

     (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Madison River) have been delivered to the Trustee for cancellation; or

     (b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

(3) Madison River has paid or caused to be paid all sums payable by it under the indenture; and

(4) Madison River has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Madison River must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuers, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default
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shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Madison River Capital, LLC, 103 South Fifth Street, Mebane, North Carolina 27302, Attention: General Counsel. In addition, we filed the indenture as an exhibit to our Form S-4 of which this prospectus is a part. See the section in this prospectus entitled "Where You Can Find More Information" for information regarding how to obtain documents from the SEC.

Book-Entry, Delivery and Form

The notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the ''Global Notes''). Upon issuance, the Global Notes initially will be deposited with the Trustee, as custodian for DTC in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-Depositary Procedures-Exchange of Book-Entry notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System
("Euroclear") and Clearstream Banking, formerly known as Cedel Bank, Societe' anonyme ("Cedel")), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar under the indenture. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Madison River takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Madison River that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the ''Participants'') and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the ''Indirect Participants''). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Madison River that, pursuant to procedures established by it,

     (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes and

     (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, Euroclear and Cedel, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

Payments in respect of the principal of, and premium, if any, and interest on the Global Notes will be payable to DTC in its capacity as the registered Holder of the Global Notes under the indenture. Under the terms of the indenture, Madison River and the Trustee will treat the persons in whose names the notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Madison River, the Trustee or any agent of Madison River has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Madison River that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Madison River. Neither Madison River nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Madison River and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-Same Day Settlement and Payment."
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Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

DTC has advised Madison River that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the relevant Global Notes and only in respect of such portion of the relevant Global Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Madison River, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if

(1) DTC (x) notifies Madison River that it is unwilling or unable to continue as depositary for the Global Notes and Madison River thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act,

(2) Madison River, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same Day Settlement and Payment

The indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the holder of the applicable Global Notes. With respect to Certificated Notes, Madison River will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes will be eligible to trade in DTC's Same-Day
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Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Madison River expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Madison River that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

"Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-Change of Control" and/or the provisions described above under the caption "- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale by Madison River or any of its Restricted Subsidiaries of Equity Interests in any of Madison River's Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among Madison River and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Madison River or to another Restricted Subsidiary;

(4) a transaction that is either a Restricted Payment or Restricted Investment that is permitted by the covenant described above under the caption "-Restricted Payments" or a Permitted Investment;
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(5) the sale or other disposition of real or personal property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of Madison River or any Restricted Subsidiary, as the case may be;

(6)  the sale or other disposition of cash or Cash Equivalents; and

(7) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular ''person'' (as such term is used in Section 13(d)(3) of the Exchange Act), such ''person'' shall be deemed to have beneficial ownership of all securities that such ''person'' has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

"Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means:

(1) in the case of a corporation, corporate stock (including common stock and preferred stock);

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest, other than straight debt obligations, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means:

(1)  United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof
      (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 365 days from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B"' or better;
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(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within 365 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"Change of Control" means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole to any ''person'' (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuers;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any ''person'' (as defined above), other than the Principals and their Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Madison River, measured by voting power rather than number of shares; for purposes of this definition a percentage ownership of the equity securities of a person shall be deemed to be beneficial ownership of a corresponding percentage of any equity securities beneficially owned by such person.

(4) the first day on which a majority of the members of the Board of Directors of Madison River Capital are not Continuing Directors; or

(5) Madison River or Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Madison River or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Madison River or Holdings is converted into or exchanged for cash (other than fractional shares), securities or other property, other than any such transaction where the Voting Stock of Madison River or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

"Consolidated EBITDA" means, for any period, the consolidated net income of Madison River and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such consolidated net income:

(1)  Consolidated Interest Expense;

(2)  income taxes;

(3)  depreciation expense;

(4)  amortization expense;

(5) all other non-cash items, extraordinary items and the cumulative effects of changes in accounting principles reducing such consolidated net income, less all non-cash items, extraordinary items and the cumulative effects of changes in accounting principles increasing such consolidated net income (other than the accrual of revenue in the ordinary course of business), all as determined on a consolidated basis for Madison River and its Restricted Subsidiaries in conformity with GAAP; and

(6)  gains and losses on Asset Sales;

provided that, Consolidated EBITDA shall not include: the net income (or net loss) of any Person that is not a Restricted Subsidiary, except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Madison River or any of its Restricted Subsidiaries by such Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by Madison River or any Restricted Subsidiary in such Person during such period.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries
      (whether or not such Guarantee or Lien is called upon);

"Consolidated Tangible Assets" means, with respect to Madison River, the total consolidated assets of Madison River and its Restricted Subsidiaries, less the total intangible assets of Madison River and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of Madison River and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Madison River or Holdings, as applicable, who:

(1)  was a member of such Board of Directors on February 17, 2000; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or financed in whole or in part from time to time.

"Debt to Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Madison River as of such date to (b) the Consolidated EBITDA of Madison River for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Madison River and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by Madison River or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Madison River to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Madison River may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption ''- Certain Covenants-Restricted Payments.''

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Existing Indebtedness" means up to $535 million in aggregate principal amount of Indebtedness of Madison River and its Restricted Subsidiaries in existence on February 17, 2000, until such amounts are repaid.

''fair market value'' means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of Madison River, whose determination shall be evidenced by a resolution thereof set forth in an officers' certificate delivered to the Trustee; provided that for purposes of clause (11) of the second paragraph of the covenant described above under the caption ''-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock,'' (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or Cash Equivalents) received by Madison River exceeds $10.0 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm (or, if no such investment banking firm is qualified to issue such an opinion, by a nationally recognized appraisal firm or public accounting firm) and set forth in the written opinion of such firm which shall be delivered to the Trustee.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on February 17, 2000.

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Holder" means a Person in whose name a note is registered.

"Holdings" means Madison River Telephone Company, a limited liability corporation organized under the laws of Delaware.

''Indebtedness'' means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)  borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)  banker's acceptances;

(4)  representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term ''Indebtedness'' includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Madison River or any Restricted Subsidiary of Madison River sells or
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otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Madison River such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Madison River, Madison River shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption ''-Restricted Payments.''

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"Net Proceeds" means the aggregate cash proceeds received by Madison River or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (including, for so long as Madison River is treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes, taxes reasonably estimated to be payable by, or with respect to the net income of, the members of Madison River with respect to such members' allocable shares of net income arising from such Asset Sale); (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and (v) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by Madison River or any Restricted Subsidiary after such Asset Sale and, without duplication, any reserves that Madison River's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

"Non-Recourse Debt" means Indebtedness:

(1)  as to which neither Madison River nor any of its Restricted
     Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Madison River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Madison River or any of its Restricted Subsidiaries.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Investments" means:

(1) any Investment in Madison River or in a Restricted Subsidiary of Madison River;

(2)  any Investment in Cash Equivalents;

(3) any Investment by Madison River or any Restricted Subsidiary of Madison River in a Person, if as a result of or concurrently with such
     Investment:

     (a) such Person becomes a Restricted Subsidiary of Madison River; or

     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Madison River or a Restricted Subsidiary of Madison River;

(4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "- Repurchase at the Option of Holders-Asset Sales";

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Madison River;

(6) loans or advances to employees made in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

(7) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

(9) other Investments in Telecommunications Businesses; provided, that the aggregate amount of such Investments does not exceed at any time the sum of

     (a) $25.0 million; plus

     (b) the amount of Net Proceeds received by Madison River after February 17, 2000 as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Madison River, except to the extent such Net Proceeds are used to make Restricted Payments permitted pursuant to clause (2) of the second paragraph of the ''Restricted Payments'' covenant or Investments permitted pursuant to this clause (9); plus

     (c) the net reduction in Investments made pursuant to this clause (9) resulting from distributions on or repayments of such Investments or from the Net Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA) or from such Person becoming a Restricted Subsidiary; provided, that the net reduction in any such Investment shall not exceed the amount of such Investment.

(10) any Investment existing as of February 17, 2000, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Madison River or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; and

(11) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes.

"Permitted Liens" means:

(1) Liens securing Indebtedness under Credit Facilities that were permitted by the terms of the indenture to be incurred;

(2)  Liens in favor of Madison River;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Madison River or any Subsidiary of Madison River; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Madison River or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Madison River or any Restricted Subsidiary of Madison River, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including without limitation, landlord Liens on leased properties);

(6)  Liens existing on February 17, 2000;

(7)  Liens securing the notes and the indenture;

(8)  Liens granted in favor of the Holders of the notes;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

(10) Liens incurred in the ordinary course of business of Madison River or any Restricted Subsidiary of Madison River with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Madison River or such Restricted Subsidiary.

(11) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with GAAP;

(12) Easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Madison River or its Subsidiaries;

(13) Liens related to Capital Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Madison River or any Restricted Subsidiary or a Telecommunications Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

(14) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(15) leases or subleases granted to third Persons not interfering with the ordinary course of business of Madison River;

(16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens on the assets of Madison River to secure Hedging Obligations with respect to Indebtedness permitted by the Indenture to be incurred;

(18) attachment or judgment Liens not giving rise to a Default or an Event of Default; and

(19) any interest or title of a lessor under any capital lease or operating lease.

"Permitted Refinancing Indebtedness" means any Indebtedness of Madison River or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, finance, renew, replace, defease or refund other Indebtedness of Madison River or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, financed, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, financed, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, financed, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, financed, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Madison River or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, financed, renewed, replaced, defeased or refunded.

"Permitted Telecommunications Financing" means the incurrence of any Indebtedness or the issuance of any preferred stock (including Indebtedness under any Credit Facility entered into with any vendor or supplier or any financial institution); provided that such Indebtedness is incurred or such preferred stock is issued solely for the purpose of financing the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of acquiring, constructing, expanding, developing or improving equipment, inventory, licenses or network assets (including acquisitions by way of acquisitions of real property rights, leasehold improvements, Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary of Madison River to the extent of the fair market value of the equipment, inventory, licenses or network assets so acquired) after February 17, 2000.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

"Principals" means Goldman, Sachs & Co., Madison Dearborn Partners and Providence Equity Partners.
                                      91

"Public Equity Offering" means any underwritten public offering of common stock of Madison River or Holdings in which the net cash proceeds to Madison River are at least $25.0 million.

A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) 25% or more of the total issued and outstanding Common Stock of Madison River immediately following the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act.

"Related Party" with respect to any Principal means:

(1) any controlling stockholder, 50% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

"Restricted Investment" means an Investment other than a Permitted
Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary'' as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Strategic Equity Investment" means an investment in Madison River or Holdings by a company which is primarily engaged in the telecommunications industry and which has a market capitalization (if a public company) on the date of such investment in Madison River or Holdings of more than $1.0 billion or, if not a public company, had total revenues of more than $1.0 billion during its previous fiscal year.

''Subsidiary'' means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

"Tax Amount" means for any taxable period an amount equal to the product of
(1) the Taxable Income of Madison River as determined by the Tax Amount CPA and (2) the Tax Percentage; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards that would have arisen if Madison River were a separate entity shall be taken into account.

"Taxable Income" means, with respect to Madison River for any period, the hypothetical taxable income or loss of Madison River for such period for federal income tax purposes computed on the hypothetical assumption that Madison River is a separate entity as reasonably determined by the Tax Amount CPA.

"Tax Amount CPA" means a nationally recognized certified public accounting firm selected by Madison River.

"Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of federal, state and local income tax, imposed on an individual or corporate taxpayer, whichever rate is higher, as certified by the Tax Amount CPA in a certificate filed with the Trustee. The rate of "state income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York State income tax rate imposed on individuals or corporations for such year, whichever rate is higher. The rate of "local income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York City income tax rate imposed on individuals or corporations for such year, whichever rate is higher.

"Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Madison River.

''Unrestricted Subsidiary'' means any Subsidiary of Madison River that is designated by the
Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)  has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Madison River or any Restricted Subsidiary of Madison River unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Madison River or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Madison River;

(3) is a Person with respect to which neither Madison River nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Madison River or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Madison River as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants-Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Madison River as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Madison River shall be in default of such covenant. The Board of Directors of Madison River may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Madison River of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
                                      93

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)  the then outstanding principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.


                              PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co., Spear, Leeds & Kellogg, L.P. (''Spear Leeds'') and other broker-dealer affiliates of Goldman, Sachs & Co. or Spear Leeds (''Goldman Sachs'') in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman Sachs may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

Certain affiliates of Goldman, Sachs & Co. purchased Class A Units of our sole parent, Madison River Telephone Company, which in the aggregate constitute 33.4% of the equity ownership of Madison River Telephone. Goldman Sachs has informed Madison River that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

We have been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intends to continue to make a market in the notes. However, Goldman Sachs is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors-Risk Factors Related to the Notes-You may find it difficult to sell your notes."

Goldman Sachs and their respective affiliates may in the future engage in commercial and/or investment banking transactions with Madison River and its affiliates. Goldman, Sachs & Co. acted as an initial purchaser in connection with the initial sale of the notes and received a customary initial purchaser discount in connection with that transaction.

Goldman, Sachs & Co. and Madison River have entered into a registration rights agreement with respect to the use by Goldman Sachs of this prospectus. Pursuant to such agreement, we agreed to bear all registration expenses incurred under such agreement and to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the notes offered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Madison River Capital, LLC at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report. We have included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the consolidated statements of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the two years in the period ended December 31, 1998, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       INDEX TO THE FINANCIAL STATEMENTS

MADISON RIVER CAPITAL, LLC
Report of Independent Auditors                                                       F-2
Consolidated Balance Sheets at December 31, 2001 and 2000                            F-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended
    December 31, 2001, 2000 and 1999                                                 F-5
Consolidated Statements of Member's Capital for the Years Ended December 31, 2001,
    2000 and 1999                                                                    F-6
Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999        F-7
Notes to Consolidated Financial Statements                                           F-8
Schedule II-Valuation and Qualifying Accounts                                        F-28

GULF COAST SERVICES, INC.
Report of Independent Auditors                                                       F-30
Consolidated Statements of Operations for the Years Ended December 31, 1997, 1998
    and for the Period from January 1, 1999 to September 29, 1999                    F-31
Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1998,
    and for the Period from January 1, 1999 to September 29, 1999                    F-32
Notes to Consolidated Statements of Operations and Cash Flows                        F-33

                         REPORT OF INDEPENDENT AUDITORS


Member
Madison River Capital, LLC

We have audited the accompanying consolidated balance sheets of Madison River Capital, LLC as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, member's capital, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Madison River Capital, LLC at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                  /s/ ERNST & YOUNG LLP


Raleigh, North Carolina
February 7, 2002 (except for Note 15, as
                  to which the date is
                  April 10, 2002)

                           Madison River Capital, LLC

                           Consolidated Balance Sheets
                                 (in thousands)

                                                                       December 31
                                                                    2001        2000
                                                                  ---------------------
Assets
Current assets:
  Cash and cash equivalents                                       $  21,606   $  63,410
  Accounts receivable, less allowance for uncollectible
    accounts of $1,815 and $1,150 in 2001 and 2000,
    respectively                                                     14,305      14,376
  Receivables, primarily from interexchange carriers, less
    allowance for uncollectible accounts of $111 and $531
    in 2001 and 2000, respectively                                    8,826       9,642
  Income tax recoverable                                                219         355
  Inventories                                                         1,129       2,363
  Deferred income taxes                                                -          1,510
  Other current assets                                                5,113       5,685
                                                                    -------     -------
Total current assets                                                 51,198      97,341
                                                                    -------     -------

Telephone plant and equipment:
  Land, buildings and general equipment                              63,978      54,920
  Central office equipment                                          130,098      84,818
  Poles, wires, cables and conduit                                  224,577     204,493
  Leasehold improvements                                              2,484       1,656
  Software                                                           17,308       6,193
  Construction-in-progress                                           30,505      88,739
                                                                    -------     -------
                                                                    468,950     440,819
  Accumulated depreciation and amortization                         (72,156)    (40,500)
                                                                    -------     -------
Telephone plant and equipment, net                                  396,794     400,319
                                                                    -------     -------

Other assets:
  Rural Telephone Bank stock, at cost                                10,078      10,078
  Rural Telephone Finance Cooperative stock, at cost                 46,798      46,946
  Goodwill, net of accumulated amortization of $41,318
    and $25,770 in 2001 and 2000, respectively                      367,929     393,282
  Other assets                                                       23,781      44,051
                                                                    -------     -------
Total other assets                                                  448,586     494,357
                                                                    -------     -------
Total assets                                                      $ 896,578   $ 992,017
                                                                    =======     =======

                           Madison River Capital, LLC

                                (in thousands)

                                                                       December 31
                                                                    2001        2000
                                                                  ---------------------
Liabilities and member's capital
Current liabilities:
  Accounts payable                                                $   1,157   $   6,201
  Accrued expenses                                                   39,343      59,430
  Advance billings and customer deposits                              4,386       4,921
  Other current liabilities                                             734         168
  Deferred income taxes                                               1,753        -
  Current portion of long-term debt                                  20,408      15,258
                                                                    -------     -------
Total current liabilities                                            67,781      85,978
                                                                    -------     -------

Noncurrent liabilities:
  Long-term debt                                                    659,610     662,856
  Deferred income taxes                                              40,685      47,023
  Other liabilities                                                  22,284      21,309
                                                                    -------     -------
Total noncurrent liabilities                                        722,579     731,188
                                                                    -------     -------

Total liabilities                                                   790,360     817,166

Redeemable minority interest                                         46,825      45,750

Member's capital:
  Member's interest                                                 213,584     213,054
  Accumulated deficit                                              (154,221)    (79,292)
  Accumulated other comprehensive income (loss)                          30      (4,661)
                                                                    -------     -------
Total member's capital                                               59,393     129,101
                                                                    -------     -------
Total liabilities and member's capital                            $ 896,578   $ 992,017
                                                                    =======     =======



                                   See accompanying notes.

                             Madison River Capital, LLC

            Consolidated Statements of Operations and Comprehensive Loss
                                   (in thousands)

                                                                 December 31
                                                         2001        2000       1999
                                                     ---------------------------------
Operating revenues:
  Local service                                      $ 140,507   $ 125,229   $  68,813
  Long distance service                                 15,891      14,156       2,292
  Internet and enhanced data service                    10,359       6,777         998
  Transport service                                      2,880          95        -
  Miscellaneous telecommunications service
    and equipment                                       14,626      20,844       9,414
                                                       -------     -------     -------
Total operating revenues                               184,263     167,101      81,517
                                                       -------     -------     -------

Operating expenses:
  Cost of services                                      68,512      61,559      24,909
  Depreciation and amortization                         58,471      50,093      21,508
  Selling, general and administrative expenses          54,488      55,457      29,608
  Restructuring charge                                   2,779        -           -
                                                       -------     -------     -------
Total operating expenses                               184,250     167,109      76,025
                                                       -------     -------     -------

Net operating income (loss)                                 13          (8)      5,492

Interest expense                                       (64,624)    (61,267)    (22,443)
Other (expense) income, net                            (14,813)      4,899       3,386
                                                       -------     -------     -------
Loss before income tax expense and minority
  interest expense                                     (79,424)    (56,376)    (13,565)
Income tax benefit (expense)                             5,570      (2,460)     (1,625)
                                                       -------     -------     -------
Loss before minority interest expense                  (73,854)    (58,836)    (15,190)
Minority interest expense                               (1,075)       (750)       -
                                                       -------     -------     -------
Net loss                                               (74,929)    (59,586)    (15,190)

Other comprehensive income (loss)                        4,691      (4,661)       -
                                                       -------     -------     -------
Comprehensive loss                                   $ (70,238)  $ (64,247)  $ (15,190)
                                                       =======     =======     =======

                                  See accompanying notes.

                           Madison River Capital, LLC

                  Consolidated Statements of Member's Capital
                                 (in thousands)

                                                                      Accumulated
                                                                         Other
                                      Member's       Accumulated     Comprehensive
                                      Interest         Deficit       Income (Loss)       Total
                                      --------      ------------     -------------       -----
Balance at December 31, 1998         $  58,586      $   (4,516)       $    -          $  54,070
  Member's capital contribution        127,114            -                -            127,114
  Net loss                                -            (15,190)            -            (15,190)
                                       -------         -------          -------         -------
Balance at December 31, 1999           185,700         (19,706)            -            165,994
  Member's capital contribution         27,354            -                -             27,354
  Net loss                                -            (59,586)            -            (59,586)
  Other comprehensive loss                -               -              (4,661)         (4,661)
                                       -------         -------          -------         -------
Balance at December 31, 2000           213,054         (79,292)          (4,661)        129,101
  Member's capital contribution            530            -                -                530
  Net loss                                -            (74,929)            -            (74,929)
  Other comprehensive income              -               -               4,691           4,691
                                       -------         -------          -------         -------
Balance at December 31, 2001         $ 213,584      $ (154,221)       $      30       $  59,393
                                       =======         =======          =======         =======

                                  See accompanying notes.

                           Madison River Capital, LLC

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                               December 31
                                                                       2001        2000       1999
                                                                   ---------------------------------
Operating activities
Net loss                                                           $ (74,929)  $ (59,586)  $ (15,190)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
    Depreciation                                                      39,766      32,567      11,705
    Amortization                                                      18,705      17,526       9,804
    Gain on sale of telephone plant and equipment                     (1,210)       -           -
    Deferred long-term compensation                                    1,271       4,772       2,576
    Deferred income taxes                                             (4,585)     (4,436)        147
    Writedown of investments carried on equity method                  8,940        -           -
    Realized loss on sale of marketable equity securities              9,452       3,071        -
    Amortization of debt discount                                        158         117        -
    Minority interest expense                                          1,075         750        -
    Rural Telephone Finance Cooperative patronage capital             (1,101)     (1,185)       (342)
    Changes in operating assets and liabilities:
      Accounts receivable                                                734      (1,588)        217
      Receivables, primarily from interexchange carriers                 759      (1,565)     (1,283)
      Income tax recoverable                                             136         224          52
      Due from related party                                            -           -         (1,075)
      Inventories                                                      1,210        (326)         22
      Other current assets                                             3,183      (3,019)      3,611
      Accounts payable                                                (5,044)      1,880      (3,352)
      Accrued expenses                                               (20,099)     33,406       5,631
      Advance billings and customer deposits                            (517)        592         500
      Other current liabilities                                          (40)       (947)        (85)
                                                                     -------     -------     -------
Net cash (used in) provided by operating activities                  (22,136)     22,253      12,938
                                                                     -------     -------     -------

Investing activities
Proceeds from sale of telephone plant and equipment                   13,547        -           -
Purchases of telephone plant and equipment                           (39,936)    (89,644)    (37,756)
Acquisitions, net of cash acquired                                      -       (116,618)   (310,458)
Purchase of Rural Telephone Finance Cooperative stock, net              -         (4,252)    (31,617)
Decrease (increase) in other assets                                    4,742      (2,424)      5,249
                                                                     -------     -------     -------
Net cash used in investing activities                                (21,647)   (212,938)   (374,582)
                                                                     -------     -------     -------

Financing activities
Capital contributions from members                                       530      27,354     127,114
Proceeds from long-term debt                                          17,000     329,649     316,167
Payments on long-term debt                                           (15,254)   (186,717)     (4,822)
(Decrease) increase in other long-term liabilities                      (297)         80         560
                                                                     -------     -------     -------
Net cash provided by financing activities                              1,979     170,366     439,019
                                                                     -------     -------     -------
Net (decrease) increase in cash and cash equivalents                 (41,804)    (20,319)     77,375
Cash and cash equivalents at beginning of year                        63,410      83,729       6,354
                                                                     -------     -------     -------

Cash and cash equivalents at end of year                           $  21,606   $  63,410   $  83,729
                                                                     =======     =======     =======

Supplemental disclosures of cash flow information
Cash paid for interest                                             $  64,172   $  51,896   $  20,879
                                                                     =======     =======     =======
Cash paid for income taxes                                         $   4,055   $   2,038   $   2,085
                                                                     =======     =======     =======

                                See accompanying notes.

                           Madison River Capital, LLC

                          Notes to Financial Statements

                                December 31, 2001
           (amounts in thousands, except for operating and share data)

1. Summary of Significant Accounting Policies

Description of Business

Madison River Capital, LLC (the "Company"), a wholly-owned subsidiary of Madison River Telephone Company LLC (the "Parent"), was organized on August 26, 1999 as a limited liability company under the provisions of the Delaware Limited Liability Company Act. Under the provisions of this Act, the member's liability is limited to the Company's assets provided that the member returns to the Company any distributions received. The Company offers integrated telecommunications services to business and residential customers in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States which include local and long distance voice, high speed data, internet access and fiber transport. These consolidated financial statements include the financial position and results of operations of the following subsidiaries of the Company from the date of their respective acquisition or formation (see Note 12, Acquisitions):
Madison River Holdings Corp. ("MRH"), Madison River LTD Funding Corp. ("MRLTDF"), Mebtel, Inc. ("Mebtel"), Gallatin River Holdings, LLC ("GRH"), Gulf Coast Services, Inc. ("GCSI"), Coastal Communications, Inc. ("CCI"), Madison River Management Company ("MRM"), Madison River Long Distance Solutions, Inc. ("MRLDS") and Madison River Communications, LLC ("MRC").

Prior to the formation of the Company in 1999, all operations were consolidated at the parent level. Concurrent with the formation of the Company, all operations are consolidated at the Company level. The primary purpose for which the Company was organized was the acquisition, integration and operation of rural local exchange telephone companies. Since January 1998, the Company has acquired four rural incumbent local exchange carriers ("ILECs") located in North Carolina, Illinois, Alabama and Georgia. These rural ILEC operations, which comprise the Local Telecommunications Division (the "LTD"), served approximately 205,900 voice access and DSL connections as of December 31, 2001.

The Company also operates as a competitive local exchange carrier ("CLEC") in markets in North Carolina and Louisiana, as well as providing fiber transport services to other businesses, primarily in the southeastern United States. The CLEC and fiber transport operations form the Integrated Communications Division (the "ICD") and that division served approximately 17,400 voice access and DSL connections at December 31, 2001.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. Minority interest expense represents periodic accretions in the carrying value of a minority interest in a subsidiary of the Company to reflect contractual call amounts if the Company elected to redeem the interest subject to the terms of a shareholders agreement.

Reclassifications

In certain instances, amounts previously reported in the 2000 and 1999 consolidated financial statements have been reclassified to conform with the 2001 consolidated financial statement presentation. Such reclassifications had no effect on net loss or member's capital as previously reported.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)


Regulatory Assets and Liabilities

The Company's rural ILECs are regulated entities and therefore are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Accordingly, the Company accounts for the economic effects of rate regulation by recording costs and a return on investment, as such amounts are recovered through rates authorized by regulatory authorities. These regulatory assets and liabilities relate primarily to fixed assets and the regulatory impact thereof.

Telephone plant and equipment used in the rural ILEC operations has been depreciated using the straight line method over lives approved by regulators. Such depreciable lives have generally exceeded the depreciable lives used by unregulated entities. In addition, certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's operations that are not subject to regulation by state and federal regulators are not accounted for under the guidelines of SFAS 71.

Statement of Financial Accounting Standards No. 101, "Regulated Enterprises Accounting for the Discontinuance of Application of FASB Statement No. 71" ("SFAS 101"), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the affects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by enterprises in general, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company's telephone operations not been subject to rate regulation.

The ongoing applicability of SFAS 71 to the Company's regulated telephone operations is being monitored due to the changing regulatory, competitive and legislative environments, and it is possible that changes in these areas or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the future. If the regulated operations of the Company no longer qualify for the application of SFAS 71, the net adjustments required by SFAS 101 could result in a material, noncash charge against earnings.


Cash Equivalents

It is the Company's policy to consider investments with a maturity of three months or less at the date of purchase to be cash equivalents.


Inventories

Inventories are comprised primarily of poles, wires and telephone equipment and are stated at the lower of cost (average cost) or market.

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)

Telephone Plant and Equipment

Telephone plant and equipment is stated at cost, which includes certain labor and direct costs associated with the installation of certain assets.

Maintenance, repairs and minor renewals are expensed as incurred. Additions, renewals and betterments are capitalized to telephone plant and equipment accounts. For the regulated ILEC operations, the original cost of depreciable property retired is removed from telephone plant and equipment accounts and charged to accumulated depreciation, which is credited with the salvage value less removal cost. Under this method, no gain or loss is recognized on ordinary retirements of depreciable property. For retirements of telephone plant and equipment in the Company's unregulated operations, the original cost and accumulated depreciation are removed from the accounts and the corresponding gain or loss is included in the results of operations.

Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. The regulated ILEC operations use straight-line rates approved by regulators. The composite annualized rate of depreciation for telephone plant and equipment in the regulated operations approximated 6.87%, 6.58% and 6.54% for 2001, 2000 and 1999, respectively. In the unregulated operations, telephone plant and equipment is depreciated over lives, determined according to the class of the asset, ranging from three years to 33 years.

Investments in Unconsolidated Companies

A subsidiary of the Company, CCI, has two investments in unconsolidated companies that are accounted for using the equity method of accounting and reflect the Company's share of income or loss of the investee, reduced by distributions received and increased by contributions made. The Company's share of losses in these unconsolidated companies was $2,366 and $1,650 for the years ended December 31, 2001 and 2000, respectively. During 2001, the Company recognized an impairment charge of $8.9 million on these investments for declines in fair value deemed to be other than temporary. These amounts are included in other (expense) income in the accompanying consolidated statements of operations and comprehensive loss.

The carrying value of these investments were $8,013 and $18,057 at December 31, 2001 and 2000, respectively. These investments are included in other assets in the accompanying consolidated balance sheets.

Revenues

Revenues are recognized when the corresponding services are provided regardless of the period in which they are billed. Recurring local service revenues are billed one month in advance, and recognition is deferred until the service has been provided. Nonrecurring revenues, such as long distance toll charges and other usage based billings, are billed in arrears and are recognized when earned.

Network access service revenues are based on universal service funding and charges to interexchange carriers for switched and special access services and are recognized in the period when earned. The Company's rural ILEC subsidiaries participate in revenue sharing arrangements, sometimes referred to as pools, with other telephone companies for interstate revenues and for certain intrastate revenues. Such sharing arrangements are funded by national universal service funding, toll revenue and/or access charges in the interstate market. Revenues earned through the sharing arrangements are initially recorded based on the Company's estimates. These estimates are then subject to adjustment in future accounting periods as refined operating results become available.
Traffic sensitive and special access revenues for interstate services are billed under tariffs approved by the appropriate regulatory authority and retained by the Company.

Revenues from billing and collection services provided to interexchange carriers, advertising sold in telephone directories and the sale and maintenance of customer premise equipment are recorded as miscellaneous revenues. These revenues are recognized when the service has been provided or over the life of the contract, as appropriate.

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)

Income Taxes

For federal and state income tax purposes, the Company and its wholly-owned subsidiary, MRC, are limited liability corporations and are treated as partnerships. Accordingly, income, losses and credits are passed through directly to the members of these partnerships.

MRH, a wholly-owned subsidiary of the Company, is a holding company for the Company's taxable C corporations that include, MRLTDF, Mebtel, GCSI, CCI, MRM and MRLDS. Income taxes for the C corporations are accounted for using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that it is unlikely that the asset will be realized.

Allocation of Distributions

Distributions to its member, if any, are allocated in accordance with the terms outlined in the Company's Operating Agreement.

Goodwill

Goodwill resulting from the excess of the purchase price of the Company's acquisitions in excess of the fair value of the net assets acquired is amortized using the straight-line method over 25 years. The Company recorded amortization expense related to this goodwill of approximately $16,533, $15,930 and $8,170 for the years ended December 31, 2001, 2000 and 1999, respectively. The carrying value of goodwill is reviewed if the facts and circumstances suggest impairment. If this review by management indicates that the carrying value will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce the carrying value by the estimated shortfall of cash flows on a discounted basis. Based upon the application of this policy, no impairments were recognized during 2001, 2000 or 1999.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company will adopt the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. The Company expects that application of the nonamortization provisions of the statements will result in a decrease in net loss of approximately $16,500 per year. During 2002, the Company will perform the first of the required impairment tests as of January 1, 2002. The Company does not believe that the results of these tests will have a material impact on its financial position, net loss or cash flows.

Significant Concentration

The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company provides an allowance for doubtful receivables based on an analysis of the likelihood of collection of outstanding amounts. One customer represented 8%, 10% and 15% of operating revenues for the years ended December 31, 2001, 2000 and 1999, respectively. This customer's revenues related primarily to the LTD.

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.


Comprehensive Income (Loss)

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") requires that total comprehensive income (loss) be disclosed with equal prominence as the Company's net loss. Comprehensive income
(loss) is defined as changes in member's capital exclusive of transactions with owners such as capital contributions and distributions. For 2001 and 2000, the Company had comprehensive income (loss), net of income taxes, of $4,691 and ($4,661), respectively, from unrealized gains and losses on equity securities available for sale. The Company's comprehensive loss for 1999 is equivalent to the Company's net loss for that year.


Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS 121 and establishes a single accounting model for long-lived assets to be disposed of by sale as well as resolved implementation issues related to SFAS 121. The Company will adopt SFAS 144 for fiscal 2002, which may result in additional disclosures. Adoption of SFAS 144 in fiscal 2002 is not expected to have a material impact on the financial position, net loss or cash flows of the Company.


2. Rural Telephone Bank Stock

The Company's investment in Rural Telephone Bank ("RTB") stock is carried at cost and consists of 26,477 shares of $1,000 par value Class C stock and 223 shares of $1 par value Class B stock at December 31, 2001. At December 31, 2000, the Company had 25,155 shares of $1,000 par value Class C stock and 1,322,084 shares of $1 par value Class B stock. During 2001, the Company converted 1,321,861 shares of Class B stock into 1,322 shares of Class C stock. For 2001, 2000 and 1999, the Company received cash dividends from the RTB of $1,413, $1,421 and $551, respectively.

                           Madison River Capital, LLC

3. Rural Telephone Finance Cooperative Equity

The Company's investment in Rural Telephone Finance Cooperative ("RTFC") stock is carried at cost and consists of Subordinated Capital Certificates ("SCCs") acquired as a condition of obtaining long-term financing from the RTFC. The SCCs are redeemed proportionately as the principal of the long-term financing is repaid to the RTFC. The Company also receives cash dividends and patronage capital certificates from the RTFC, which the Company records at cost. For 2001, 2000 and 1999, the Company recognized patronage capital income from the RTFC of $3,671, $4,119 and $1,118, respectively.


4. Available for Sale Equity Securities

As part of the acquisition of Coastal Utilities, Inc., the Company acquired a marketable equity security investment that had been classified as available for sale in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The equity securities were carried at their estimated fair value based on current market quotes with unrealized gains and losses reported, net of tax, in other comprehensive income. During January 2001, the Company sold the remaining shares of this investment for approximately $6,331 and realized a loss, net of income tax benefits, of $5,333. At December 31, 2000, the securities had a fair value of $6,915 and unrealized losses of $4,661, net of an income tax benefit of $3,497. During 2000, the Company had proceeds from sales of certain of these securities of $5,442 and realized losses of $3,071.


5. Restructuring Charge

In the fourth quarter of 2001, a subsidiary of the Company recorded a $2,779 restructuring charge associated with the subsidiary's decision to reduce its sales and marketing efforts and eliminate redundant support services. The charge was recognized in accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The amounts recorded consist primarily of the costs associated with future obligations on non-cancelable leases for closed sales offices, redundant network operations centers and future switching facilities, net of any estimated sublease income, losses from the abandonment of fixed assets and leasehold improvements associated with those leased facilities and legal related expenses.

As of December 31, 2001, the following amounts were recorded:

                                                               Fourth quarter
                                               Restructuring    charges and       Balance at
                                                  Charge         payments      December 31, 2001
                                               -------------   --------------  -----------------
    Future lease obligations                     $  2,166        $    248          $  1,918
    Fixed assets and leasehold improvements           413             413               -
    Legal related expenses                            200              -                200
                                                  -------         -------           -------
                                                 $  2,779        $    661          $  2,118
                                                  =======         =======           =======

The remaining liability as of December 31, 2001 is recorded as $1,013 in accrued expenses and $1,105 in other long-term liabilities.

                           Madison River Capital, LLC

6. Long-Term Debt and Lines of Credit

Long-term debt and lines of credit outstanding consist of the following at:

                                                                                             December 31
                                                                                          2001          2000
                                                                                       -----------------------
First mortgage notes collateralized by substantially all LTD assets:
   RTFC note payable in escalating quarterly principal installments through November 2012, interest payments due quarterly at a
      fixed rate of 6.5% (rate expires September 2003).                                $  12,906     $  13,654
   RTFC note payable in escalating quarterly principal installments through November 2012, interest payments due quarterly at a
      fixed rate of 8.15% (rate expires April 2003).                                       6,545         6,925
   RTFC note payable in escalating quarterly principal installments through November 2012, interest payments due quarterly at
      the financial institution's base rate plus 0.5% (5.5% at
      December 31, 2001).                                                                  1,043         1,085
   RTFC note payable in escalating quarterly principal installments through August 2013, interest payments due quarterly at a
      fixed rate of 6.7% (rate expires November 2004).                                   112,014       117,808
   RTFC note payable in escalating quarterly principal installments through August 2013, interest payments due quarterly at
      the financial institution's base rate plus 0.75% (5.75% at
      December 31, 2001).                                                                  6,031         6,246
   RTFC note payable in escalating quarterly principal installments through August 2013, interest payments due quarterly at a
      fixed rate of 8.4% (rate expires April 2003).                                       71,684        72,684
   RTFC note payable in escalating quarterly principal installments through August 2013, interest payments due quarterly at
      the financial institution's base rate plus 0.75% (5.75% at
      December 31, 2001).                                                                  3,846         3,982
   RTFC note payable in escalating quarterly principal installments through August 2014, interest payments due quarterly at a
      fixed rate of 8.4% (rate expires October 2004).                                    132,207       136,902
   RTFC note payable in escalating quarterly principal installments through February 2015, interest payments due quarterly at a
      fixed rate of 8.5% (rate expires April 2005).                                      106,462       108,689
   RTFC secured line of credit loan, maturing March 2005 with interest payments due quarterly at the financial institution's line
      of credit base rate plus 0.5% (6.45% at December 31, 2001)                          17,000        10,000
RTFC unsecured line of credit loan, maturing March 2005 with interest payments due quarterly at the financial institution's line
   of credit base rate plus 1.0% (6.95% at December 31, 2001)                             10,000          -
Mortgage note payable in monthly installments of $18 with a
   balloon payment of $2,238 in April 2006, interest at a
   fixed rate of 8%, secured by land and building                                          2,349         2,367
Unsecured 131/4% senior notes payable, due March 1, 2010, with interest payable semiannually on March 1 and September 1, net of
   debt discount of $2,462 and $2,621, respectively                                      197,538       197,379
Other                                                                                        393           393
                                                                                        --------      --------
                                                                                         680,018       678,114
Less current portion                                                                      20,408        15,258
                                                                                        --------      --------
                                                                                       $ 659,610     $ 662,856
                                                                                        ========      ========

                           Madison River Capital, LLC

6. Long-Term Debt and Line of Credit (continued)

Principal maturities on long-term debt at December 31, 2001 are as follows:

                                2002           $  20,408
                                2003              27,484
                                2004              29,074
                                2005              57,784
                                2006              34,840
                                Thereafter       510,428
                                                --------
                                               $ 680,018
                                                ========

On February 17, 2000, the Company completed a private debt offering of $200,000 131/4% senior notes (the "Private Placement Notes") that mature in 2010. Semiannual interest payments are due on March 1 and September 1. The net proceeds from the offering were approximately $189,711, which reflects a bond discount of $2,738 and issuance costs of $7,551. The funds were used (i) to repay $160,000 of RTFC indebtedness, which was comprised of $177,778 of principal less $17,778 in proceeds from the redemption of the Company's investment in RTFC SCC's applied towards the repayment of the debt, (ii) to finance a portion of the Coastal Utilities acquisition and (iii) for general corporate and working capital purposes.

On May 11, 2000, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission in order to issue publicly registered notes (the "Exchange Notes") in exchange for the Private Placement Notes. The registration statement became effective on June 27, 2000. The terms of the Exchange Notes were substantially identical to the terms of the Private Placement Notes except that the transfer restrictions, registration rights and liquidated damage provisions relating to the Private Placement Notes did not apply to the Exchange Notes. The exchange offer expired on July 28, 2000. The entire $200,000 in Private Placement Notes was tendered and exchanged for the Exchange Notes.

Under the terms of the indenture that governs the senior notes, the Company must comply with certain financial and administrative covenants. In addition, the Company is restricted in its ability to incur additional indebtedness, to pay dividends, to redeem or repurchase equity interests, to make various investments or other restricted payments, to create certain liens or use assets as security in other transactions, to sell certain assets or utilize certain asset sale proceeds, to merge or consolidate with or into other companies or to enter into transactions with affiliates. At December 31, 2001, the Company was in compliance with the terms of the senior notes indenture.

On December 29, 2000, a subsidiary of the Company, MRLTDF, entered into a definitive agreement with the RTFC to consolidate the five existing loan agreements with the RTFC at the various operating companies into one new loan agreement. The five existing loan agreements were part of the acquisition financing used by the Company to purchase its four ILECs. As required by the terms of the new agreement, MRLTDF borrowed an additional $11,313 from the RTFC to finance the purchase of an equivalent amount of SCC's. Principal repayment terms and security provisions under the new agreement were similar to those that existed under the separate agreements. In addition, the new agreement consolidated the four separate secured lines of credit that totaled $31,000 into a new secured $31,000 facility with no annual pay-down provisions. The transaction received all necessary regulatory approvals during the first quarter of 2001.

The loan facilities are secured by a first mortgage lien on substantially all of the property, assets and revenue of the LTD. In addition, substantially all of the outstanding equity interests of the subsidiaries that comprise the LTD are pledged in support of the facilities.

                           Madison River Capital, LLC

6. Long-Term Debt and Line of Credit (continued)

The terms of the RTFC loan agreement require MRLTDF to meet and adhere to various financial and administrative covenants. MRLTDF is also restricted from declaring or paying dividends to MRH, its parent, under specified circumstances, limited in its ability to make intercompany loans or enter into other affiliated transactions, and restricted from incurring additional indebtedness above certain amounts without the consent of the RTFC. At December 31, 2001, the Company was in compliance with its covenants.

The $31,000 secured revolving line of credit expires in March 2005. Interest is payable quarterly at the RTFC's base rate plus 0.5% per annum. At December 31, 2001, the Company had drawn down $17,000 under this line of credit. In addition, the Company has a $10,000 unsecured revolving line of credit from the RTFC that also expires in March 2005. Interest is payable quarterly at the lender's base rate plus 1.0% per annum. At December 31, 2001, the Company had borrowed the entire $10,000 available under this line of credit.

The Company also has available a $7,778 term loan facility with the RTFC. Interest on this facility is payable at the lender's base rate plus .35% per annum. The Company had no borrowings under this facility at December 31, 2001 and 2000.


7. Leases

The Company leases various facilities used primarily for offices and networking equipment under noncancelable operating lease agreements that expire at various dates through 2015. The leases contain certain provisions for renewal of the agreements, base rent escalation clauses and additional rentals. Future minimum lease payments for years subsequent to December 31, 2001 are as follows:

                                2002           $   2,899
                                2003               2,753
                                2004               2,700
                                2005               2,323
                                2006                 681
                                Thereafter         2,476
                                                --------
                                               $  13,832
                                                ========

Total rent expense was approximately $2,895, $1,434 and $319 for the years ended December 31, 2001, 2000 and 1999, respectively.


8. Income Taxes

Income taxes for the Company's corporate subsidiaries, MRH, MRLTDF, Mebtel, GCSI, CCI, MRM and MRLDS are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Mebtel's, GCSI's, CCI's, MRM's and MRLDS's financial statements or tax returns. Deferred income taxes arise from temporary differences between the income tax basis and financial reporting basis of assets and liabilities.

In accordance with the terms of a tax sharing agreement, MRH files a consolidated federal income tax return which includes MRH, MRLTDF, Mebtel, GCSI, MRM and MRLDS. CCI files its own federal income tax return. Each entity files state income tax returns according to the tax requirement for its respective state.

                           Madison River Capital, LLC

8. Income Taxes (continued)

Components of income tax (benefit) expense for the years ended December 31 are as follows:

                                             2001        2000         1999
                                          ----------------------------------
    Current:
      Federal                             $  3,129    $ (5,826)    $   (965)
      State                                 (1,356)       (780)        (242)
    Deferred:
      Federal                                3,362       3,838         (255)
      State                                    352         598          108
                                           -------     -------      -------
    Subtotal                                 5,487      (2,170)      (1,354)
    Investment tax credits, net                 19          18           18
    Change in valuation allowance               64        (308)        (289)
                                           -------     -------      -------
    Total income tax expense              $  5,570    $ (2,460)    $ (1,625)
                                           =======     =======      =======

The net income (loss) before taxes of the corporate subsidiaries for the years ended December 31, 2001, 2000 and 1999 was approximately $(31,603), $(6,219) and $979, respectively. Differences between reported tax (benefit) expense computed by applying the statutory federal income tax rate to income (loss) before income taxes and reported tax (benefit) expense for the years ended December 31 are as follows:

                                                   2001       2000       1999
                                                -------------------------------
    Amount computed at statutory rate           $ 10,745   $  2,114    $  (333)
    Non-deductible goodwill amortization          (3,761)    (3,455)      (856)
    Increase in tax valuation allowance               64       (308)      (289)
    State income taxes, net of federal benefit    (1,004)      (182)      (134)
    Amortization of investment tax credits            19         18         18
    Other, net                                      (493)      (647)       (31)
                                                 -------    -------     ------
    Total income tax (benefit) expense          $  5,570   $ (2,460)   $(1,625)
                                                 =======    =======     ======

The Company had a federal net operating loss carryforward of approximately $5,076 at December 31, 2001, which will begin to expire in 2018. At December 31, 2001, GCSI and its wholly-owned subsidiary, Gulf Long Distance, had state net operating loss carry forwards of approximately $13,006 and $7,510, respectively, which expire through 2013 and beginning in 2005 through 2019, respectively.

                           Madison River Capital, LLC

8. Income Taxes (continued)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and deferred tax liabilities of at December 31 are as follows:

                                                          2001           2000
                                                       ------------------------
    Deferred tax assets:
      Accrued employee benefits                        $   3,443      $   4,273
      Deferred compensation                                4,257          3,992
      Net operating loss carryforwards                     2,546          2,712
      Other deferred assets                                3,056          2,494
                                                         -------        -------
      Total deferred tax assets                           13,302         13,471
      Valuation allowance for deferred tax assets         (1,062)        (1,126)
                                                         -------        -------
      Net deferred tax assets                             12,240         12,345

    Deferred tax liabilities:
      Book basis of property, plant and equipment
        in excess of tax basis                           (42,008)       (40,007)
      Basis difference in investment                      (3,568)        (9,433)
      Other deferred liabilities                          (9,102)        (8,418)
                                                         -------        -------
    Total deferred tax liabilities                       (54,678)       (57,858)
                                                         -------        -------
    Net deferred tax liabilities                       $ (42,438)     $ (45,513)
                                                         =======        =======

9. Benefit Plans

Pension Plans

The Company adopted the Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires additional information.

The Company adopted a noncontributory defined benefit pension plan, which was transferred to the Company from its wholly-owned subsidiary, Mebtel, in May 1998, that covers all full-time employees, except employees of GCSI and CCI, who have met certain age and service requirements. The plan provides benefits based on participants' final average compensation and years of service. The Company's policy is to fund the maximum contribution allowable by the Internal Revenue Code and comply with the funding requirements of the Employee Retirement Income Security Act of 1974. During 1998, the plan reflected the impact of a reduction in the number of Mebtel employees covered by the plan that significantly reduced the minimum pension liability.

                           Madison River Capital, LLC

9. Benefit Plans (continued)

The following table sets forth the funded status of the Company's pension plan and amounts recognized in the Company's financial statements at December 31, 2001 and 2000:

                                                            2001         2000
                                                        -----------------------
    Projected benefit obligation at beginning of year   $  (2,619)   $  (1,690)
      Service cost                                           (783)        (579)
      Interest cost                                          (215)        (143)
      Actuarial loss                                         (244)        (212)
      Gross benefits paid                                      10            5
                                                           ------       ------
    Projected benefit obligation at end of year            (3,851)      (2,619)
                                                           ------       ------

    Fair value of plan assets at beginning of year          2,517        2,036
      Actual return on plan assets, net                       (27)          76
      Contributions                                           296          410
      Distributions                                           (11)          (5)
                                                           ------       ------
    Fair value of plan assets at end of year                2,775        2,517
                                                           ------       ------

    Funded status of the plan                              (1,076)        (102)
      Unrecognized prior service costs                         18           23
      Unrecognized net obligation                              14           15
      Unrecognized net actuarial (loss) gain                  294         (246)
                                                           ------       ------
    Net pension liability                                $   (750)  $     (310)
                                                           ======       ======

Weighted-average assumptions used for the plan are as follows:

                                                              December 31
                                                        2001     2000     1999
                                                        -----------------------
    Plan discount rates                                 7.50%    7.50%    7.50%
    Rates of increase in future compensation levels     3.00%    3.00%    3.00%
    Expected long-term rates of return on assets        8.00%    8.00%    8.00%

The following table sets forth the net periodic pension cost for the plan:

                                                    December 31
                                            2001       2000       1999
                                           ----------------------------
    Service cost                           $  783     $  579     $  418
    Interest cost                             215        143         90
    Estimated return on plan assets          (269)      (163)      (162)
    Net amortization and deferral               7         (2)       (26)
                                            -----      -----      -----
    Net periodic pension cost              $  736     $  557     $  320
                                            =====      =====      =====

                           Madison River Capital, LLC

9. Benefit Plans (continued)

The Company also has a non-contributory defined benefit pension plan that covers employees who have met certain age and service requirements at its wholly-owned subsidiary, CCI, acquired March 30, 2000. The plan provides benefits based on participants' final average compensation and years of service. The Company's policy is to fund the maximum contribution allowable by the Internal Revenue Code and comply with the funding requirements of the Employee Retirement Income Security Act of 1974.

The following table sets forth the funded status of CCI's pension plan and amounts recognized in the Company's financial statements related to this plan at December 31, 2001 and 2000:

                                                            2001         2000
                                                        -----------------------
  Projected benefit obligation at beginning of period   $  (9,985)   $ (10,357)
    Service cost                                             (318)        (297)
    Interest cost                                            (596)        (584)
    Actuarial gain                                         (1,055)        (418)
    Amendments                                              3,390         -
    Gross benefits paid                                        12        1,670
                                                          -------      -------
  Net benefit obligation at end of year                    (8,552)      (9,986)
                                                          -------      -------

  Fair value of plan assets at beginning of period          6,220        7,567
    Actual return on plan assets, net                        (827)         323
    Contributions                                             731         -
    Distributions                                             (12)      (1,670)
                                                          -------      -------
  Fair value of plan assets at end of year                  6,112        6,220
                                                          -------      -------

  Funded status of plan                                    (2,441)      (3,766)
    Unrecognized prior service costs                       (3,110)        -
    Unrecognized net obligation                              -            -
    Unrecognized net actuarial gain                         2,512          138
                                                          -------      -------
  Net pension liability                                 $  (3,039)   $  (3,628)
                                                          =======      =======

Weighted-average assumptions used at December 31, 2001 and 2000 are as follows:

                                                         December 31
                                                        2001     2000
                                                      -----------------
    Plan discount rates                                 7.50%    7.75%
    Rates of increase in future compensation levels     3.00%    3.00%
    Expected long-term rates of return on assets        8.00%    8.00%

The following table sets forth the net periodic pension cost for the plan for the year ended December 31, 2001 and for the period from March 30, 2000, the date of acquisition, to December 31, 2000:

                                                         December 31
                                                        2001     2000
                                                      -----------------
    Service cost                                        $  318   $  297
    Interest cost                                          596      584
    Estimated return on plan assets                       (513)    (323)
    Net amortization and deferral                         (259)     314
                                                         -----    -----
    Net periodic pension cost                           $  142   $  872
                                                         =====    =====

                           Madison River Capital, LLC

9. Benefit Plans (continued)

Postretirement Benefits Other Than Pensions

GCSI provides medical coverage to retirees and their dependents through a traditional indemnity plan administered by a third party. The plan provisions are the same as those for active participants. Eligibility to participate in the retiree medical plan upon retirement is defined as age 55 with 25 years of service.

GCSI requires retirees to contribute 10% of medical, dental and eye care premium rates. The additional cost of the plan is absorbed by GCSI. GCSI's retirees also receive free local phone service and a $100 long distance credit per month. GCSI does not anticipate any changes in the cost-sharing provisions of the existing written plan, and there is no commitment to increase monetary benefits. The plan is unfunded.

The plan had a curtailment gain in 2000 as a result of a reduction in employees at GCSI from the sale of construction assets and the reorganization and consolidation of operations.

The following table sets forth the funded status of GCSI's plan and amounts recognized in GCSI's financial statements at December 31, 2001 and 2000.

                                                                    2001         2000
                                                                -----------------------
  Accumulated plan benefit obligation at beginning of period    $  (3,992)   $  (5,470)
    Service cost                                                      (49)        (289)
    Interest cost                                                    (102)        (430)
    Plan participants' contributions                                  (15)         (17)
    Amendments                                                      2,492          -
    Curtailment                                                       -          1,484
    Actuarial gain                                                    -            502
    Benefits paid                                                     115          228
                                                                   ------       ------
  Accumulated plan benefit obligation at end of period             (1,551)      (3,992)
                                                                   ------       ------

  Fair value of plan assets at beginning of period                    -            -
    Employer contribution                                             100          211
    Plan participants' contributions                                   15           17
    Benefits paid                                                    (115)        (228)
                                                                   ------       ------
  Fair value of plan assets at end of period                          -            -
                                                                   ------       ------

  Funded status of plan                                            (1,551)      (3,992)
    Unrecognized prior service costs                               (2,326)         -
    Unrecognized net gain                                          (1,017)      (1,073)
                                                                   ------       ------
  Accrued postretirement benefit cost                           $  (4,894)   $  (5,065)
                                                                   ======       ======

                           Madison River Capital, LLC

9. Benefit Plans (continued)

                                                           2001        2000       1999
                                                          ----------------------------
  Components of net periodic postretirement benefit cost:
    Service cost                                          $  49      $   289      $  77
    Interest cost                                           102          430        114
    Actuarial gain                                          (56)          (2)        -
                                                           ----       ------       ----
  Net periodic postretirement benefit cost                   95          717        191
    Prior service costs                                    (166)          -          -
    Curtailment                                              -        (1,484)        -
                                                           ----       ------       ----
  Total postretirement benefit cost accrual               $ (71)     $  (767)     $ 191
                                                           ====       ======       ====

  Weighted-average assumptions:
    Discount rate                                          7.00%        7.50%      8.00%
    Initial medical trend rate                             9.00%        9.00%      9.00%
    Initial dental and vision trend rate                   8.00%        8.00%      8.00%
    Ultimate trend rate                                    5.00%        5.00%      5.00%
    Years to ultimate trend rate                            8            8          8

Other information:

  One percent increase in trend rates:
    Effect on service and interest cost                  $  170      $   183     $   46
    Effect on accumulated plan benefit obligation         1,661          732      1,033
  One percent decrease in trend rates:
    Effect on service and interest cost                    (135)        (138)       (35)
    Effect on accumulated plan benefit obligation        (1,361)        (567)      (806)

401(k) Savings Plans

The Company sponsors a 401(k) savings plan covering substantially all employees who meet certain age and employment criteria, except for employees of GCSI. Employees may elect to contribute up to 15% of their compensation to the plan. The Company matches the first 6% of compensation deferred at the rate of 50% of employee contributions. The Company made matching contributions of approximately $859 in 2001, $811 in 2000 and $480 in 1999. In addition, in 2000, the
Company also made a discretionary contribution of $200.

GCSI sponsors a 401(k) savings plan for all of its employees who meet certain age and employment criteria. Employees may elect to contribute up to 8% of their compensation to the plan. The Company matches the first 6% of compensation deferred at the rate of 50% of employee contributions. The Company made matching contributions of approximately $243 in 2001, $246 in 2000 and $242 in the period from September 29, 1999, the date of acquisition, to December 31, 1999.


GCSI Employee Stock Ownership Plan

A GCSI subsidiary sponsors a non-contributory employee stock ownership plan ("ESOP") which covered certain employees who had completed one year of service and attained the age of nineteen. Additionally, all participants in a former profit sharing plan became eligible for the ESOP effective with the formation of the ESOP.

                           Madison River Capital, LLC

9. Benefit Plans (continued)

Prior to September 1999, the ESOP operated as a leveraged ESOP. On September 29, 1999, GCSI merged with the Company. As part of the acquisition, all shares held by the ESOP were acquired subject to an escrow holdback for contingent liabilities and unpaid obligations and the outstanding loan of the ESOP was retired. The Company adopted a resolution to terminate the ESOP effective December 31, 1999 subject to final resolution of certain matters relating to the ESOP and a receipt of a favorable letter of determination from the Internal Revenue Service regarding the termination of the ESOP. Accordingly, all accruals of benefits under the plan were suspended as of that date, and no further contributions were required to be made by GCSI. At December 31, 2001, the ESOP continued to operate pending final resolution of those matters as more fully discussed in Note 14 below. Upon final resolution, all remaining assets will be distributed to plan participants and the ESOP will be terminated.

In November 1999 and June 2000, GCSI distributed approximately 20% and 60% of accumulated benefits under the ESOP as of December 31, 1998. In addition to the remaining cash, the ESOP continues to hold a 48.2% interest in the escrow holdback.


10. Long-Term Incentive Plan

In 1998, the Company adopted a long-term incentive plan arrangement that provides for annual incentive awards for certain employees as approved by the Board of Directors. Under the terms of the plan, awards are earned over the succeeding 12 months after the award eligibility is determined.

Incentive awards vest automatically at the time of a qualified event as defined under the plan. Vested awards are payable under certain circumstances as defined under the long-term incentive plan arrangement. The Company recognized compensation expense of $1,271, $4,772 and $2,576 in the years ended December 31, 2001, 2000 and 1999, respectively, related to the long-term incentive awards.


11. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

   Cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, accrued expenses and other current liabilities - the carrying value approximates fair value due to the short maturity of these instruments.

   Long-term debt and lines of credit - the fair value and carrying value of long-term debt and lines of credit at December 31, 2001 were $621,758 and $680,018, respectively, and at December 31, 2000 were $620,735 and $678,114, respectively. The fair value of the Company's $200,000 senior notes is based on the quoted value at the close of business on December 31. The fair value of the secured long-term debt is estimated by discounting the scheduled payment streams to their present value based on current rates for similar instruments of comparable maturities.


12. Acquisitions

In March 2000, CCI, a subsidiary of the Company, acquired Coastal Utilities, Inc. and its subsidiary, a Georgia local exchange company serving approximately 41,000 access lines, for cash consideration of $130,000 and Series A and Series B non-voting common stock of CCI with a face value of $10,000 and $5,000, respectively.

                           Madison River Capital, LLC

12. Acquisitions (continued)

These transactions were accounted for using the purchase method of accounting with results of operations of the acquired companies included in the Company's operations from the effective dates of acquisition. The Company records acquired assets and liabilities at their estimated fair value. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill.

The following reflects the allocation of the net purchase price for the Coastal acquisition:

           Current assets                                $  16,672
           Telephone plant and equipment                    46,222
           Excess cost over the fair value of the net
             assets acquired (goodwill)                     81,323
           Other assets                                     50,545
           Current liabilities                              (6,023)
           Other liabilities                               (13,739)
           Redeemable minority interest                    (45,000)
                                                          --------
           Net cash paid                                $  130,000
                                                          ========

The minority interest portion of the consideration consisted of Series A and Series B non-voting common stock of CCI that was issued to the former shareholders of Coastal Utilities. The Series A and Series B stock had put and call features exercisable by the holders and CCI, subject to the terms and conditions of a shareholders agreement. The holders of the Series A stock, with a face value of $10,000, had the right to put the Series A stock to CCI at any time after March 30, 2005 for $17,700. CCI had the right to call the Series A stock during the intervening period at specific amounts as defined in the shareholders agreement. The Series A stock was initially recorded at $10,000, which approximated its fair value. Periodic accretions in the carrying value are made to reflect the contractual call amounts and are charged to minority interest expense in the Consolidated Statements of Operations and Comprehensive Loss. The holders of the Series B stock, with a face value of $5,000, had the right to put their Series B shares to CCI before March 31, 2002 upon the occurrence of an eligible risk changing event as defined in the shareholders agreement or after March 30, 2004. The Series B stock was initially recorded at $35,000, which was the initial put value and approximated its fair value. See
Note 15, Subsequent Event, regarding an agreement with the former shareholders that, among other things, modified certain provisions of the CCI shareholders agreement.

The following unaudited consolidated results of operations are prepared on a pro forma basis and presented as if the acquisition of Coastal Utilities, Inc. occurred as of the beginning of the respective period:

                                                      Year ended
                                        December 31, 2000   December 31, 1999
                                        -----------------   -----------------
        Total operating revenues            $ 178,754           $ 166,852
        Net loss                            $ (61,840)          $ (46,863)

This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have actually been obtained had Coastal Utilities been acquired as of the above dates, nor are such amounts indicative of future operating results.

                           Madison River Capital, LLC

13. Segment Information

The Company is a provider of integrated communications services and solutions. In accordance with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," the Company's operations are classified into two reportable business segments, the LTD and the ICD. Though both segments provide telecommunication services, each segment is managed by distinct management teams, each is subject to different levels of regulation and their financial and operating results are evaluated separately by the chief operating decision maker. The reporting segments follow the same accounting principles and policies used for the Company's consolidated financial statements. Revenues by product line are disclosed in the Consolidated Statement of Operations. All operations and assets are based in the United States. The following summarizes the revenues and net operating income (loss) for each segment for the years ended December 31, 2001, 2000 and 1999:

                                                        December 31
                                            2001            2000         1999
                                        ---------------------------------------
    Total revenues
      LTD                               $  171,328      $  161,741     $ 81,161
      ICD                                   15,496           6,698          460
                                          --------        --------      -------
                                           186,824         168,439       81,621
    Less intersegment revenues              (2,561)         (1,338)        (104)
                                          --------        --------      -------
      Total reported revenues           $  184,263      $  167,101     $ 81,517
                                          ========        ========      =======

    Net operating income (loss)
      LTD                               $   37,886      $   26,234     $ 11,616
      ICD                                  (37,873)        (26,242)      (6,124)
                                          --------        --------      -------
      Total reported operating
        income (loss)                   $       13      $       (8)    $  5,492
                                          ========        ========      =======

As of December 31, 2001 and 2000, total assets by segment, net of intersegment investments and other intersegment balances, were as follows:

                                                    December 31
                                               2001            2000
                                          ----------------------------
      Total assets:
        LTD                               $    819,584    $    918,085
        ICD                                    506,239         518,728
                                           -----------     -----------
                                             1,325,823       1,436,813
      Less intersegment assets                (429,245)       (444,796)
                                           -----------     -----------
        Total reported assets             $    896,578    $    992,017
                                           ===========     ===========

                           Madison River Capital, LLC

14. Commitments and Contingencies

Under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 2, 2006, certain members may require MRTC to purchase all of their redeemable member units in an amount equal to the fair market value of such units. Such an event could result in Madison River Capital and its subsidiaries being required to fund this obligation of the parent company, MRTC.

The Company has a resale agreement with a vendor to provide long distance transmission services. Under the terms of the agreement, the Company must utilize certain contracted minimum volume commitments.

As part of the consideration paid in the acquisition of Coastal Utilities, the Company issued to the former shareholders of Coastal Utilities, 300 shares of Series A non-voting common stock and 300 shares of Series B non-voting common stock of CCI in the face amount of $10.0 million and $5.0 million, respectively. The Series A and Series B stock had put and call features defined pursuant to the terms of a shareholders agreement and exercisable by the holders and CCI. Based on the put features of the shareholders agreement, the holders of Series A stock had the right to put their shares to CCI in March 2005, and CCI would have had until December 2005 to purchase them for $17.7 million. CCI had the right to call the Series A stock at any time in the intervening period at specified amounts as defined in the shareholders agreement. The holders of the Series B stock had the right prior to March 30, 2002 to put their shares to CCI for $35.0 million upon the occurrence of certain events, as defined in the shareholders agreement, or for $60.0 million at anytime after March 2004. CCI had the right to call the Series B stock for amounts that escalated with the passage of time.

In February 2001, the holders of the Series B stock notified the Company of their exercise of the put option. See Note 15, Subsequent Event, regarding an agreement with the former shareholders which, among other things, modified certain provisions of the CCI shareholders agreement.

GCSI's ESOP is also the subject of an application before the Internal Revenue Service ("IRS") for a compliance statement under the Voluntary Compliance Resolution Program. The application was filed with the IRS on May 17, 2000. According to the application, GCSI made large contributions to the ESOP and to its 401(k) plan during 1997 and 1998, which caused the two plans to allocate amounts to certain employees in excess of the limits set forth in Section 415 of the Internal Revenue Code ("Code"). The administrative committees for both plans sought to comply with the requirements of Code Section 415 by reducing employees' allocations under the ESOP before any reductions of allocations under the 401(k) plan. Although this approach is consistent with Treasury Regulations under Code Section 415, it may not have been consistent with the terms of the plan documents. The application requests a compliance statement to the effect that any failure to comply with the terms of the plans will not adversely affect the plans' tax-qualified status, conditioned upon the implementation of the specific corrections set forth in the compliance statement.

                           Madison River Capital, LLC

14. Commitments and Contingencies, Continued

The Company estimates that the contribution to the ESOP required by the corrective allocation described above will be approximately $3.3 million. In the application, GCSI requested that the assets held in the Section 415 Suspense Account and in the ESOP Loan Suspense Account be used by the ESOP for the correction. The 415 Suspense Account has an approximate value of $1.6 million and the ESOP Loan Suspense Account has a value in excess of the $1.7 million needed for the full correction. However, based on discussions with the IRS and upon the recommendation of its advisors, during the second quarter of 2001, the Company withdrew its proposal to use the assets in the ESOP Loan Suspense Account as a source of funds to satisfy the obligation. Shortly thereafter, the IRS issued to the Company a Section 415 Compliance Statement and provided the Company with 150 days to institute the corrective actions. During the course of making these corrections, additional administrative errors in the operation of the ESOP were found that directly affected the accuracy of the corrective allocations. Therefore, the Company intends to file a new application in 2002 with the IRS for a compliance statement under the Voluntary Compliance Resolution Program to address these new errors and the necessary corrective allocations. The final outcome and timing of this process is not readily known and any additional costs related to this new filing are not estimable at this time. The Company will pursue other options currently available to it to obtain reimbursement of any funds that may be required to be contributed to the ESOP to comply with the Code, which may include seeking reimbursement from an escrow account established in connection with the sale of Gulf Coast Services by the sellers of Gulf Coast Services stock. There is no assurance that the Company will be able to obtain any reimbursement from another source and, therefore, may be required to contribute to the ESOP the funds needed to make up any shortfall, which currently approximates $1.7 million. The Company does not believe that this action will have a material adverse effect on its financial condition or results of operations.

The Company is involved in various claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company does not believe the ultimate disposition of these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

15. Subsequent Event

On April 10, 2002, MRTC completed an agreement with the former shareholders of Coastal Utilities which, among other things, modified certain provisions of the CCI shareholders agreement.

Under the terms of the new agreement, the former shareholders exchanged all of their Series B stock and 40% of their Series A stock in CCI for 18.0 million Class A member units in MRTC valued at $1 per unit and three term notes issued by MRTC, in the aggregate principal amount of $20.0 million, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed 30 shares of Series A stock retained by the former shareholders for $33,333.33 per share, or approximately $1.0 million, at the closing of the transaction. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right, beginning May 31, 2003 and ending September 30, 2007, to require CCI to redeem their remaining 150 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1.0 million, in any thirteen-month period.

                           Madison River Capital, LLC

                 Schedule II - Valuation and Qualifying Accounts
                   Years Ended December 31, 2001, 2000 and 1999
                                 (in thousands)

Allowance for uncollectible accounts:
                                                         Additions
                                               -----------------------------
                                               Additions
                                Balance at     Charged to     Additions           Deductions     Balance at
                                Beginning      Costs and        Due to               from           End
                                of Period      Expenses      Acquisitions (a)      Reserves      of Period
                                ---------      ----------    ----------------     ----------     ---------
Year ended December 31, 2001:
  Allowance for uncollectible
    accounts                    $  1,150       $  4,922      $     -              $  (4,257)     $  1,815
                                 =======        =======       ========             ========       =======
Year ended December 31, 2000:
  Allowance for uncollectible
    accounts                    $  1,087       $  1,471      $     583            $  (1,991)     $  1,150
                                 =======        =======       ========             ========       =======
Year ended December 31, 1999:
  Allowance for uncollectible
    accounts                   $     335       $  1,585      $     261            $  (1,094)     $  1,087
                                ========        =======       ========             ========       =======

(a) This column represents additions due to the acquisitions of Gulf Coast Services and Coastal Communications.


Allowance for uncollectible accounts, primarily from interexchange carriers:

                                                         Additions
                                               -----------------------------
                                               Additions
                                Balance at     Charged to     Additions           Deductions     Balance at
                                Beginning      Costs and        Due to               from           End
                                of Period      Expenses      Acquisitions          Reserves      of Period
                                ---------      ----------    ----------------     ----------     ---------
Year ended December 31, 2001:
  Allowance for uncollectible
    accounts                    $   531        $  -          $     -              $  (420)       $  111
                                  =====         =====          ========             =====          ====
Year ended December 31, 2000:
  Allowance for uncollectible
    accounts                    $   -          $  531        $     -              $   -          $  531
                                  =====         =====          ========             =====          ====
Year ended December 31, 1999:
  Allowance for uncollectible
    accounts                    $   -          $  -          $     -              $   -          $  -
                                  =====         =====          ========             =====          ====

                           Madison River Capital, LLC

                 Schedule II - Valuation and Qualifying Accounts
                   Years Ended December 31, 2001, 2000 and 1999
                                 (in thousands)


Valuation allowance for deferred income tax assets:

                                                         Additions
                                               -----------------------------
                                               Additions
                                Balance at     Charged to     Additions           Deductions     Balance at
                                Beginning      Costs and        Due to               from           End
                                of Period      Expenses      Acquisitions (a)      Reserves      of Period
                                ---------      ----------    ----------------     ----------     ---------

Year ended December 31, 2001:
  Valuation allowance for
    deferred income tax asset   $  1,126       $   -         $   -                $    (64)      $  1,062
                                 =======        ======        ========             =======        =======
Year ended December 31, 2000:
  Valuation allowance for
    deferred income tax assets  $    818       $   308       $   -                $     -        $  1,126
                                 =======        ======        ========             =======        =======
Year ended December 31, 1999:
  Valuation allowance for
    deferred income tax assets  $    -         $   289       $   529              $     -        $    818
                                 =======        ======        ========              ======        =======

(a) This column represents additions due to the acquisition of Gulf Coast Services.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Gulf Coast Services, Inc.

We have audited the accompanying consolidated statements of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997. These statements of operations and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of operations and cash flows based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997, in conformity with accounting principles generally accepted in the United States.

                                                /S/ ERNST & YOUNG, LLP
Raleigh, North Carolina
January 7, 2000

                           Gulf Coast Services, Inc.

                     Consolidated Statements of Operations

                                             Period from
                                              January 1,
                                               1999 to
                                             September 29,           Year ended December 31,
                                                               ---------------------------------
                                                 1999              1998                 1997
                                             ------------      ------------         ------------
Operating revenues:
    Local service..........................  $ 12,933,804      $ 16,063,197         $ 14,387,177
    Network access service.................    15,608,169        20,407,211           19,778,609
    Long distance service..................     8,674,409         8,962,849            8,213,108
    Miscellaneous..........................     3,712,681         4,705,772            4,153,061
    Nonregulated...........................     7,827,526        18,249,683            2,713,724
    Provision for uncollectible accounts...      (190,919)         (324,676)            (249,232)
                                              -----------       -----------          -----------
        Total operating revenues...........    48,565,670        68,064,036           48,996,447

Operating expenses:
    Plant specific.........................    12,670,997        13,491,079           12,219,778
    Plant nonspecific......................     6,002,695         4,149,814            4,326,540
    Depreciation...........................     6,489,574         8,203,558            7,824,929
    Amortization...........................        86,059            93,930               94,373
    Customer operations....................     5,212,648         5,115,980            6,537,255
    Corporate operations...................    10,146,452         8,293,776            7,785,608
    Other taxes............................       696,728         1,356,451              905,302
    Nonregulated...........................    10,605,627        11,133,391            2,761,310
                                              -----------       -----------          -----------
        Total operating expenses...........    51,910,780        51,837,979           42,455,095
                                              -----------       -----------          -----------
Net operating (loss) income................    (3,345,110)       16,226,057            6,541,352
Other income (expense):
    Other income, net......................       299,104           658,261              864,295
    Share of losses of equity investee ....         -            (6,592,302)          (7,123,827)
    Gain on disposal of assets.............     9,962,895         1,267,527                -
                                              -----------       -----------          -----------
        Total other income (expense), net..    10,261,999        (4,666,514)          (6,259,532)
                                              -----------       -----------          -----------
Income before interest and income
    tax expense............................     6,916,889        11,559,543              281,820
Interest expense...........................     1,769,302         3,162,713            3,004,148
                                              -----------       -----------          -----------
Net income (loss) before income taxes......     5,147,587         8,396,830           (2,722,328)
Income tax expense.........................     3,214,551         5,884,065              907,944
                                              -----------       -----------          -----------
Net income (loss)..........................     1,933,036         2,512,765           (3,630,272)
Other comprehensive income:
    Unrealized gain (loss) on available for
        sale securities....................       271,607          (292,708)            (402,573)
                                              -----------       -----------          -----------
Comprehensive income (loss)................  $  2,204,643      $  2,220,057         $ (4,032,845)
                                     =========     =========        =========



See accompanying notes.

                           Gulf Coast Services, Inc.

                     Consolidated Statements of Operations

                                                         Period from
                                                          January 1,
                                                           1999 to
                                                        September 29,    Year ended December 31,
                                                                         -----------------------
                                                            1999           1998           1997
                                                        ------------   ------------   ------------
Operating activities
Net income (loss)...................................    $  1,933,036   $  2,512,765   $ (3,630,272)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
    Gain on disposal of assets......................      (9,962,895)    (1,267,527)         -
    ESOP compensation...............................      12,341,000        547,440        530,331
    Share of losses of equity investee..............           -          6,592,302      7,123,826
    Depreciation and amortization...................       6,575,633      8,595,385      7,919,302
    Deferred income taxes...........................         (16,698)     1,069,596        725,347
    Amortization of investment tax credit...........        (117,000)      (156,000)      (156,000)
    Changes in operating assets and liabilities:
      Accounts receivable...........................        (820,195)    (2,128,491)    (3,343,669)
      Inventories...................................         236,133        237,050       (146,812)
      Refundable income taxes.......................           -            628,791        136,674
      Prepaid expenses..............................        (150,416)      (109,451)        69,129
      Costs in excess of billings...................       2,169,634     (2,169,634)         -
      Other assets..................................        (156,549)      (864,315)        36,032
      Accounts payable and accrued expenses.........      13,015,594      2,290,885          2,841
      Customer deposits.............................         (67,298)         9,643         41,955
      Due to Madison River..........................       1,094,515          -              -
      Income taxes payable..........................       1,962,572      1,185,841         82,837
      Unearned revenue..............................         197,901        192,665          -
      Postretirement benefit obligation.............         558,043      1,075,798      1,036,925
      Deferred compensation payable.................        (512,864)      (476,959)       (43,843)
      Other liabilities.............................            (494)      (785,836)       786,331
                                                         -----------    -----------    -----------
Net cash provided by operating activities...........      28,279,652     16,979,948     11,170,934

Investing activities
Investment in DigiPH................................           -         (3,218,503)    (2,050,000)
Proceeds from sale of DigiPH........................       6,500,000          -              -
Decrease (increase) in investments..................         202,123       (141,800)       748,894
Purchases of property, plant and equipment..........     (42,494,403)   (19,838,187)   (10,479,175)
Proceeds from the sale of property, plant
  and equipment.....................................       1,405,324      3,538,352        119,908
Notes receivable from employees.....................         197,285        (34,331)        (5,922)
                                                         -----------    -----------    -----------
Net cash used in investing activities...............     (34,189,671)   (19,694,469)   (11,666,295)

Financing activities
Proceeds from long-term debt........................      27,581,000      9,936,884      4,597,825
Principal payments on long-term debt................      (2,155,210)    (3,062,490)    (4,705,085)
Proceeds from issuance of common stock..............          88,230         90,158         19,940
Purchase of common stock............................           -            (51,510)         -
Distributions to shareholders.......................      (8,190,000)         -              -
                                                         -----------    -----------    -----------
Net cash provided by (used in) financing activities.      17,324,020      6,913,042        (87,320)
                                                         -----------    -----------    -----------
Increase (decrease) in cash and cash equivalents....      11,414,001      4,198,521       (582,681)
Cash and cash equivalents at beginning of year......       5,392,004      1,193,483      1,776,164
                                                         -----------    -----------    -----------
Cash and cash equivalents at end of year............    $ 16,806,005   $  5,392,004   $  1,193,483
                                                         ===========    ===========    ===========
Supplemental disclosures of cash flow information
Cash paid for interest..............................    $  1,769,302   $  3,469,236   $  2,870,646
                                                         ===========    ===========    ===========
Cash paid for income taxes                              $  2,337,000   $  3,150,000   $    800,000
                                                         ===========    ===========    ===========

                              See accompanying notes.

                           Gulf Coast Services, Inc.

         Notes to Consolidated Statements of Operations and Cash Flows

                              September 29, 1999

1. Accounting Policies

Description of Business

Gulf Coast Services, Inc. (the Company) was formed in December 1984. The Company has two wholly-owned subsidiaries, Gulf Telephone Company (GTC) and Gulf Long Distance, Inc. (GLD). GTC provides communication services to businesses and residences in southeast Alabama. GLD was formed on July 18, 1990 and serves as a reseller of toll telephone services.

GTC is subject to regulation by the Federal Communications Commission
("FCC") and the Alabama Public Service Commission ("PSC"). Pending and future regulatory actions may have a significant impact on the Company's future operations and financial condition.

Effective September 29, 1999, all of the outstanding Common Stock of the Company was acquired by Gulf Merger Corporation ("GMC"), a wholly-owned subsidiary of Madison River Capital, LLC ("Madison River") for cash consideration of $312 million.

Principles of Consolidation

The Consolidated Statements of Operations and Cash Flows include the accounts of the Company and its wholly-owned subsidiaries on the accrual basis. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting

GTC maintains accounts for its regulated activities in accordance with the Uniform System of Accounts prescribed for telephone companies by the FCC. The Consolidated Statements of Operations of the Company are prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effect of Certain Types of Regulation.

Depreciation and Fixed Asset Retirements

Depreciation of the original cost of depreciable telecommunications plant in service is provided using composite straight-line rates approximating 8% during the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost, together with cost of removal less salvage, is charged to the allowance for depreciation. Costs for repairs and maintenance are expensed as incurred.

Depreciation expense includes amortization of assets recorded under a capital lease.

Telecommunication Services Revenues

Revenues are recognized when services are provided. Intrastate network access service revenues are based upon a tariff filedd with the PSC. The Company participates in a revenue pool with other telephone companies for interstate revenue. Such pools are funded by toll revenue and by access charges in the interstate market. Revenues earned through the pooling process are initially recorded based on estimates. The Company recorded adjustments to its estimates, based on settlements of prior years' revenues, which increased revenues by approximately $525,000, $683,000 and $959,000, respectively, during the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997.

                           Gulf Coast Services, Inc.

Network Construction Services Revenues

The Company provides network construction services and installs fiber optic communications services for inter-exchange carriers and other communications entities as well as for its own use. These revenues were recorded as nonregulated revenue in the accompanying Consolidated Statement of Operations.

The Company accounts for long-term construction contracts relating to the development of telecommunications networks using the percentage of completion method. Under this method, costs and revenues generally are recognized as the contract progresses toward completion.

The Company recorded an asset of approximately $2,170,000 for costs incurred in excess of billings relating to network construction at December 31, 1998. The Company billed and collected all costs and estimated earnings during 1999. There are no costs in excess of billings related to the construction contracts as of September 29, 1999 since all projects were substantially complete at that time.

Gain on Disposals of Assets

During 1998 and 1999, the Company entered into various agreements to provide indefeasible rights of use of multiple fibers along its network in exchange for either cash or an indefeasible right of use to the other parties' fibers. The Company evaluated each transaction separately and accounted for transactions that represented the exchange of fiber with third parties as non-monetary exchanges of similar productive assets with no gain recognized. The Company recognized a gain or loss for cash transactions for the difference between the cash received and the carrying value of the asset.

Concentrations of Credit Risk and Major Customers

The Company derives the majority of its operating revenues from customers in southern Alabama. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience. In situations where the Company deems appropriate, prepayment and/or cash deposits are required for the provision of services.

Substantially all of the Company's revenues were from communications and related services. Approximately $4,041,000, $5,000,000, and $7,500,000,
respectively, of the Company's operating revenue for the period from January 1, 1999 to September 29, 1999 and years ended December 31, 1998 and 1997 were derived from services provided to customers of AT&T. The revenues were received primarily from access charges, but also included revenues for operator, billing and collection, and other interexchange services.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), ''Accounting for Income Taxes'', which requires an asset and liability approach to accounting for income taxes. Under the provisions of SFAS 109, the Company adjusts existing deferred income tax amounts annually, using current tax rates, for the estimated future tax effects attributable to temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

The Company accounts for investment tax credits on the deferred method. Investment tax credits realized are deferred and amortized to operating income ratably over the lives of the respective assets qualifying for the credit.

                           Gulf Coast Services, Inc.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

Allowance for Funds Used During Construction

Regulatory commissions allow the Company to capitalize an allowance for funds used during construction, which includes both interest and return on equity components. Such amounts are reflected as a cost of constructing certain plant assets. The allowance for funds capitalized was approximately $669,000, $134,000 and $247,000 during the period from January 1, 1999 to September 29, 1999 and the years ended 1998 and 1997, respectively.

Reclassifications

Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 financial statement presentation. These reclassifications had no effect on net income or loss or shareholders' equity as previously reported.

Advertising Expenses

The Company accounts for advertising costs in accordance with the Statement of Position No. 93-7, Reporting on Advertising Costs. Advertising costs are expensed as incurred. Advertising expenses amounted to approximately $384,000, $316,000 and $248,000, respectively, for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997.

Comprehensive Income

During 1998, the Financial Accounting Standards Board (''FASB'') issued Statement No. 130 ''Reporting Comprehensive Income.'' The Statement requires the Company to provide disclosure of amounts related to comprehensive income as prescribed by the Statement. The Company has disclosed comprehensive income on its consolidated Statement of Operations for each period presented.

The FASB also issued Statement No. 131 ''Disclosures about Segments of an Enterprise and Related Information.'' This statement requires that the Company disclose certain information about its major business lines as well as certain geographic information.


2. Share of Losses of Equity Investee

The Company had a 50% equity investment in DigiPH Holding, Inc. ("DigiPH"). DigiPH was formed to acquire personal communications services ("PCS") licenses in the FCC C block auctions. DigiPH bid for and, in May 1996, won FCC licenses to provide PCS services in areas extending along the Gulf of Mexico westward from Destin, Florida through Fort Walton Beach and Pensacola, Florida; Mobile, Alabama; Biloxi, Gulfport, and Pascagoula, Mississippi; and north through the Hattiesburg, Laurel, Meridian and Columbus/Starkville, Mississippi metropolitan areas. DigiPH's successful bids totaled $74.7 million, net of bidding credits, and was financed by 10-year government notes at 7% interest. DigiPH began offering partial PCS service in the fourth quarter of 1997 and began offering full service in all areas during 1998.

                           Gulf Coast Services, Inc.

During 1998, the Company reduced the carrying value of its investment in DigiPH to $0 as its share of DigiPH's losses exceeded its investment and recognized a liability for its future funding obligation to DigiPH since its share of DigiPH's losses exceeded the carrying amount of the investment. In September 1999, the Company sold its investment interest in DigiPH and recognized a $10.5 million gain on the sale.


3. Employee Stock Ownership Plan

The Company sponsors an employee stock ownership plan (''ESOP'') which complies with provisions of the Internal Revenue Code and the Employee Retirement Income Security Act (''ERISA''). All employees of the Company may participate after completing a year of service and attaining the age of nineteen. Vesting begins after three years of service and benefits are fully vested after an employee has completed seven years of service.

The Company has agreed to voluntarily contribute (in cash or Company common stock) 2.3% of the participants' basic annual compensation to the plan. The Company has the right under the plan to discontinue such contributions at any time and terminate the plan. The Company can make additional contributions at the discretion of the Board of Directors.

The Trustees, except when subject to the Company or Advisory Committee direction, have full discretion and authority with regard to the investment of the trust fund and may invest in securities of the Company.

Cash contributions of approximately $328,000, $2,588,000 and $2,458,000 were recorded for nine-month period ended September 29, 1999 and the years ended 1998 and 1997, respectively, which were in excess of the minimum amount required by the plan. The Company expensed these amounts when contributed.

The ESOP purchased 15,151 shares of Company stock for $3,000,000, $2,000,000 of which was financed through a bank note. This note payable is to be repaid in annual installments with final maturity on March 1, 2002 and is guaranteed unconditionally by the Company. Inasmuch as the Company has guaranteed the unpaid balance of the borrowing, it is recorded as debt of the Company with a corresponding reduction of stockholders' equity.

The ESOP shares initially were pledged as collateral for the ESOP debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP was recorded as debt and the shares pledged as collateral were reported as unallocated stock of ESOP on the balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares. ESOP compensation expense was approximately $12,391,947, $730,029 and $776,535 for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997, respectively. A summary of the ESOP shares at the end of each period is presented below:

                                            September 29,     December 31,
                                                1999        1998        1997
                                              ---------   ---------   ---------
    Allocated shares of common stock           34,167      32,736      31,265
    Shares of common stock released             4,873       1,431       1,471
    Unreleased shares of common stock            -          4,873       6,304
                                               ------      ------      ------
        Total ESOP shares                      39,040      39,040      39,040
                                               ======      ======      ======
    Fair value of unreleased shares           $  -     $2,485,000  $2,704,000
                                               ======   =========   =========

                           Gulf Coast Services, Inc.

Furthermore, the ESOP is obligated to repurchase vested shares from employees upon retirement. At September 29, 1999, the fair value of the released and allocated shares subject to a repurchase obligation is $109,312,000 and the outstanding debt on the ESOP is $857,000. Fair market value of the unreleased shares and projected repurchase obligation is based on an independent valuation of the GCS common stock comprising a minority interest of the outstanding common stock. This value may not necessarily reflect the value a third party would pay to acquire a controlling equity interest in the Company. In November 1999, a partial distribution was made to ESOP participants as the Company is in the process of terminating the Plan.


4. Employee Benefit Plan

In 1996, the Company established a defined contribution 401(k) plan covering employees who have completed at least 1000 hours of service during the first 12 consecutive months of employment or during any plan year thereafter, and are age 19 or older.

The Company may elect to match a portion of the participant's elective deferral. The Company made contributions of $224,208, $306,818 and $293,831 during the period from January 1, 1999 to September 29, 1999 and the years ended 1998 and 1997, respectively.


5. Income Taxes

Differences between total income tax expense for the periods and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                                        Period from
                                                         January 1,
                                                           1999 to
                                                        September 29,         December 31,
                                                            1999            1998            1997
                                                         ----------      ----------      ----------
  Income tax (benefit) at statutory rate on
    pre-tax income (loss)                               $ 1,750,179     $ 2,854,923     $  (925,592)
  Amortization of deferred investment tax credits          (117,000)       (156,000)       (156,000)
  Effect of state income tax deduction                     (101,176)       (142,746)        (82,819)
  Nondeductible expenses, primarily ESOP
    compensation expense                                  4,200,177         316,084            -
  Change in valuation allowance related primarily
    to ownership of equity investee                      (2,815,832)      2,238,318       2,133,602
  Other                                                       -             353,645        (304,831)
                                                         ----------      ----------      ----------
  Total federal income tax                                2,916,348       5,464,224         664,360
  State income tax                                          298,203         419,842         243,584
                                                         ----------      ----------      ----------
                                                        $ 3,214,551     $ 5,884,066     $   907,944
                                                         ==========      ==========      ==========

                           Gulf Coast Services, Inc.

The components of federal and state income tax provisions are as follows:

                                                        Period from
                                                         January 1,
                                                           1999 to
                                                        September 29,         December 31,
                                                            1999            1998            1997
                                                         ----------      ----------      ----------
    Federal:
      Current                                           $ 3,048,498     $ 4,386,409     $   196,215
      Deferred                                              (15,150)        952,379         728,781
      Investment tax credits                               (117,000)       (156,000)       (156,000)
                                                          ---------       ---------       ---------
                                                          2,916,348       5,182,788         768,996
    State:
      Current                                               299,751         584,060         243,584
      Deferred                                               (1,548)        117,217        (104,636)
                                                          ---------       ---------       ---------
      Total                                             $ 3,214,551     $ 5,884,065     $   907,944
                                                          =========       =========       =========

6. Postretirement Benefits Other than Pensions

The Company provides medical coverage to retirees and their dependents through a traditional indemnity plan administered by a third party. The plan provisions are the same as those for active participants. Eligibility to participate in the retiree medical plan upon retirement is defined as age 55 with 25 years of service. A plan amendment adopted in 1995 lowered the age requirement from 65 in 1994 to 55 in 1995.

The Company requires retirees to contribute 10% of medical, dental and eye care premium rates. Additional costs of the plan are paid by the Company. Additionally, the Company's retirees also receive free local phone service and a $100 long distance credit per month. Costs related to providing free telephone service are expensed as incurred. The Company does not anticipate any changes in the cost-sharing provisions of the existing written plan and there is no commitment to increase monetary benefits. The plan is unfunded.

The Company has adopted Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires certain additional information to be disclosed.

Net periodic postretirement benefit cost includes the following components:

                                                        Period from
                                                         January 1,
                                                           1999 to
                                                        September 29,         December 31,
                                                            1999            1998            1997
                                                         ----------      ----------      ----------
      Net periodic postretirement benefit cost           $  731,000     $ 1,192,698     $ 1,106,300
      Employer contributions                                328,200         116,900          92,300
      Plan participant contributions                          -              10,800           2,100
      Benefits paid                                         149,800         127,700          94,400

                           Gulf Coast Services, Inc.

7. Commitments and Contingencies

On October 5, 1999, nine former employees of the Company, who had elected to retire and receive cash distributions for their interests in the ESOP in 1996 and 1997 filed a class action lawsuit in Alabama state court alleging breach of fiduciary duty, suppression, and misrepresentation against the Company and its subsidiaries. The complaint alleged that the Company failed to disclose to plaintiffs' ongoing negotiations for the sale of the Company and that the true value of their ESOP interests were higher than the amounts offered to them in connection with their early retirement. Plaintiffs have filed an amended complaint on November 18, 1999 and sought class certification, the establishment of a constructive trust to distribute proceeds from the sale of the Company to the plaintiffs, and a preliminary injunction seeking to stop the Company from making further distributions from the ESOP. The plaintiffs are also seeking unspecified compensatory and punitive damages, and attorneys fees as a result of defendants' alleged breach of fiduciary duty, self dealing, misrepresentation, and fraudulent inducement to retire and forego the benefits of continued employment in connection with the plaintiffs' retirement elections and ESOP distributions. On December 6, 1999, the Company, moved to dismiss plaintiffs' amended complaint on the ground that it failed to state any claim upon which relief could be granted. Defendants' motion is currently pending with the Court.

The Company believes the plaintiffs' allegations are without merit and intends to defend against them vigorously. Additionally, the Company believes it will be entitled to indemnification from its former shareholders for any potential liability resulting from this lawsuit. Consequently, the Company does not believe that the resolution of their litigation will have a material adverse effect in its financial condition.


8. Accumulated Other Comprehensive Income

The components of other comprehensive income are as follows:

                                                        Unrealized Gain
                                                           (Loss) on
                                                       Available-for-Sale
                                                          Securities
                                                       ------------------
  Balance at January 1, 1997                             $      -
    Unrealized loss on available-for-sale securities        (402,573)
                                                           ---------
  Balance at December 31, 1997                              (402,573)
    Unrealized loss on available-for-sale securities        (292,708)
                                                           ---------
  Balance at January 1, 1998                                (695,281)
    Unrealized gain on available-for-sale securities         271,607
                                                           ---------
  Balance at September 29, 1999                          $  (423,674)
                                                           =========

9. Related Party Transactions

At September 29, 1999, the Company had amounts due to Madison River totaling $1,094,515. These were costs paid by Madison River in connection with the acquisition (see Note 1).


10. Year 2000 (Unaudited)

The Company completed all Year 2000 readiness work prior to December 31, 1999. The Company incurred approximately $7,500,000 in preparation costs for Year 2000 issue and does not expect to incur any additional material expenditures in the future.

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No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Madison River. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Madison River since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Where You Can Find More Information..................................    i
Summary..............................................................    1
Risk Factors.........................................................    7
Forward-Looking Statements...........................................   18
Market and Industry Data.............................................   18
Use of Proceeds......................................................   18
Capitalization.......................................................   19
Selected Financial and Operating Data................................   20
Management's Discussion and Analysis of Financial Condition and
  Results of Operations..............................................   22
Business.............................................................   33
Regulation...........................................................   44
Management...........................................................   50
Principal Members....................................................   55
Certain Relationships and Related Transactions.......................   56
Description of Other Indebtedness....................................   57
Description of the Notes.............................................   60
Plan of Distribution.................................................   94
Legal Matters........................................................   94
Experts..............................................................   95
Index to the Financial Statements....................................   F-1

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                                  $200,000,000
                                    SERIES B
                              13 1/4% SENIOR NOTES
                                    DUE 2010

                                ---------------

                      [Madison River Communications Logo]

                                ---------------

                           Madison River Capital, LLC
                           Madison River Finance Corp.

                                ---------------

                                    PROSPECTUS

                                ---------------

                                          , 2002

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--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Madison River Capital, LLC's Limited Liability Company Agreement provides that the company will indemnify its sole member, or any person that is or was serving as an officer, director, principal, member, employee or agent of the member or the company, and will have the power to indemnify its other agents, to the fullest extent permitted by the Limited Liability Company Act of the State of Delaware (the ''LLCA''), as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than such law permitted the company to provide immediately prior to such amendment). As of the date of the registration statement, Section 18-108 of the LLCA provides as follows:

    "Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever."

Madison River Finance Corp.'s Certificate of Incorporation and By-Laws provide that the corporation will indemnify its officers and directors, and will have the power to indemnify its other agents, to the full extent permitted by law. As of the date of this registration statement, Section 145 of the General Corporation Law of the State of Delaware (the ''GCL'') provides as follows:

     "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

    (h) For purposes of this section, references to ''the corporation'' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any services as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation' as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).''

Section 102(b)(7) of the GCL, permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the General Corporation Law of the State of Delaware (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

Madison River Capital, LLC maintains directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a) Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement, which is incorporated herein by reference.

(b) Not Applicable.

(c) Not Applicable.

Item 22. Undertakings

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrants hereby undertake to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that the registrant need not file a posteffective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on April 25, 2002.


                                   MADISON RIVER CAPITAL, LLC


                                   By:  /s/  J. STEPHEN VANDERWOUDE
                                      ---------------------------------
                                             J. Stephen Vanderwoude
                                          Managing Director, Chairman
                                          and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of April 25, 2002.



By:  /s/  J. STEPHEN VANDERWOUDE
   ----------------------------------
          J. Stephen Vanderwoude
     Managing Director, Chairman and
        Chief Executive Officer
      (Principal Executive Officer)



By:  /s/  PAUL H. SUNU
   ----------------------------------
          Paul H. Sunu
   Managing Director, Chief Financial
         Officer and Secretary
     (Principal Financial Officer)



By:  /s/  JOHN T. HOGSHIRE
   -----------------------------------
          John T. Hogshire
     Vice President-Controller
  (Principal Accounting Officer)



                  *
    ----------------------------------
          Joseph P. DiSabato
                Manager


                  *
    ----------------------------------
          Albert J. Dobron, Jr.
                 Manager

                  *
    ----------------------------------
             James H. Kirby
                Manager


                  *
    ----------------------------------
            Sanjeev K. Mehra
                 Manager


                  *
    ----------------------------------
          Robert C. Taylor, Jr.
                 Manager


                  *
    ----------------------------------
             Mark A. Pelson
                 Manager


                  *
    ----------------------------------
           James N. Perry, Jr.
                 Manager



* By:   /s/ PAUL H. SUNU
     ----------------------------------
            Paul H. Sunu
          Attorney-in-fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on April 25, 2002.


                                   MADISON RIVER FINANCE CORP.



                                   By:  /s/  J. STEPHEN VANDERWOUDE
                                      ---------------------------------
                                             J. Stephen Vanderwoude
                                          Managing Director, Chairman
                                          and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of April 25, 2002.




By:  /s/  J. STEPHEN VANDERWOUDE
   ----------------------------------
          J. Stephen Vanderwoude
     Managing Director, Chairman and
        Chief Executive Officer
      (Principal Executive Officer)



By:  /s/  PAUL H. SUNU
   ----------------------------------
          Paul H. Sunu
   Managing Director, Chief Financial
         Officer and Secretary
     (Principal Financial Officer)



By:  /s/  JOHN T. HOGSHIRE
   -----------------------------------
          John T. Hogshire
     Vice President-Controller
  (Principal Accounting Officer)

                                 EXHIBIT INDEX

  Exhibit
  Number                    Description of Exhibit
  -------                   ----------------------
   3.1*      Certificate of Formation of Madison River Capital, LLC
   3.2*      Limited Liability Company Agreement of Madison River Capital, LLC
   3.3*      Certificate of Incorporation of Madison River Finance Corp.
   3.4*      By-Laws of Madison River Finance Corp.
   4.1*      Form of the Series A 131/4% Senior Notes due 2010
   4.2*      Form of the Series B 131/4% Senior Notes due 2010
   4.3*      Purchase Agreement, dated as of February 17, 2000, between
             Madison River Capital, LLC, Madison River Finance Corp. and
             Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Chase Securities
             Inc. and Morgan Stanley & Co. Incorporated
   4.4*      Indenture, dated as of February 17, 2000, between Madison River
             Capital, LLC, Madison River Finance Corp. and Norwest Bank
             Minnesota, National Association
   4.5*      Exchange and Registration Rights Agreement, dated as of February
             17, 2000, between Madison River Capital, LLC, Madison River
             Finance Corp. and Goldman, Sachs & Co., Bear, Stearns & Co. Inc.,
             Chase Securities Inc. and Morgan Stanley & Co. Incorporated
   5.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)
  10.1*      Contribution and Stock Purchase Agreement, dated November 23,
             1999, by and among Madison River Telephone Company, LLC, Coastal
             Communications, LLC, Coastal Utilities, Inc., Daniel M. Bryant,
             G. Allan Bryant and The Michael E. Bryant Life Trust
  10.1.1*    First Amendment to Contribution and Stock Purchase Agreement,
             dated March 20, 2000, by and among Madison River Telephone
             Company, LLC, Coastal Communications, LLC, Coastal Utilities,
             Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant
             Life Trust
  10.1.2*    Second Amendment to Contribution and Stock Purchase Agreement,
             dated March 29, 2000, by and among Madison River Telephone
             Company, LLC, Coastal Communications, LLC, Coastal Utilities,
             Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant
             Life Trust
  10.1.3*    Shareholders Agreement, dated March 30, 2000, by and among
             Coastal Communications, Inc. and Daniel M. Bryant, G. Allan
             Bryant, The Michael E. Bryant Life Trust and Madison River
             Capital, LLC
  10.1.4     Amendment No. 1 to the Shareholders Agreement, dated April 10,
             2002, by and among Coastal Communications, Inc. and Daniel M.
             Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust
             (incorporated herein by reference to Exhibit 10.1.4 to the Registrant's Current Report on Form 8-K dated April 10, 2002)
  10.2*      Agreement and Plan of Merger, dated May 9, 1999, by and between
             Madison River Telephone Company, LLC and Gulf Coast Services,
             Inc.
  10.2.1*    First Amendment to Agreement and Plan of Merger, dated July 2,
             1999, by and between Madison River Telephone Company, LLC and
             Gulf Coast Services, Inc.
  10.2.2*    Second Amendment to Agreement and Plan of Merger, dated August
             24, 1999, by and between Madison River Telephone Company, LLC and
             Gulf Coast Services, Inc.
  10.2.3*    Third Amendment to Agreement and Plan of Merger, dated September
             28, 1999, by and between Madison River Telephone Company, LLC and
             Gulf Coast Services, Inc.
  10.3*      Asset Purchase Agreement, dated April 21, 1998, among Madison
             River Telephone Company, LLC, Gallatin River Communications
             L.L.C., Central Telephone Company of Illinois and Centel
             Corporation
  10.3.1*    Amendment No. 1 to Asset Purchase Agreement, dated September 22,
             1998, by and between Gallatin River Communications, L.L.C.,
             Madison River Telephone Company, LLC, Central Telephone Company of Illinois and Centel Corporation
  10.3.2*    Amendment No. 2 to Asset Purchase Agreement, dated October 29,
             1998, by and between Gallatin River Communications, L.L.C.,
             Madison River Telephone Company, LLC, Central Telephone Company of Illinois and Centel Corporation
  10.4*      Stock Purchase Agreement, dated September 12, 1997, by and among
             Madison River Telephone Company, LLC and Mebcom Communications,
             Inc. and its stockholders

  Exhibit
  Number                    Description of Exhibit
  -------                   ----------------------
  10.5* Employment Agreement, dated April 17, 1996, between Madison River Telephone Company, LLC and J. Stephen Vanderwoude
  10.5.1* First Amendment to Employment Agreement, dated October 8, 1996, between Madison River Telephone Company, LLC and J. Stephen Vanderwoude
  10.5.2* Second Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and J. Stephen Vanderwoude
  10.5.3* Third Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and J. Stephen Vanderwoude
  10.5.4* Fourth Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and J. Stephen Vanderwoude
  10.6* Employment Agreement, dated April 17, 1996, between Madison River Telephone Company, LLC and James D. Ogg
  10.6.1* First Amendment to Employment Agreement, dated October 8, 1996, between Madison River Telephone Company, LLC and James D. Ogg
  10.6.2* Second Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and James D. Ogg
  10.6.3* Third Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and James D. Ogg
  10.6.4* Fourth Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and James D. Ogg
  10.7* Employment Agreement, dated August 1, 1996, between Madison River Telephone Company, LLC and Donald K. Roberton
  10.7.1* First Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and Donald K. Roberton
  10.7.2* Second Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and Donald K. Roberton
  10.7.3* Third Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and Donald K. Roberton
  10.8* Employment Agreement, dated June 4, 1996, between Madison River Telephone Company, LLC and Paul H. Sunu
  10.8.1* First Amendment to Employment Agreement, dated October 8, 1996, between Madison River Telephone Company, LLC and Paul H. Sunu
  10.8.2* Second Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and Paul H. Sunu
  10.8.3* Third Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and Paul H. Sunu
  10.8.4* Fourth Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and Paul H. Sunu
  10.9* Employment Agreement, dated September 28, 1999, between Madison River Telephone Company, LLC and Bruce J. Becker
  10.10* Terms of the Madison River Telephone Company, LLC Long Term Incentive Plan effective November 1, 1998
  10.11* Loan Agreement and Promissory Notes, dated as of September 29, 1999, between Gulf Telephone Company and the Rural Telephone Finance Cooperative (the "RTFC")
  10.12* Secured Revolving Line of Credit Agreement, dated as of September 29, 1999, between Gulf Telephone Company and the RTFC
  10.13* Loan Agreement, dated as of January 16, 1998, between Mebtel, Inc. and the RTFC
  10.14* Secured Revolving Line of Credit Agreement, dated as of January 16, 1998, between Mebtel, Inc. and the RTFC




                           EXHIBIT INDEX, Continued

  Exhibit
  Number                    Description of Exhibit
  -------                   ----------------------
  10.15*     Loan Agreement, dated as of October 30, 1998, between Gallatin
             River Communications, L.L.C. and the RTFC
  10.16*     Loan Agreement, dated as of October 30, 1998, between Madison
             River Communications, Inc. and the RTFC
  10.17*     Secured Revolving Line of Credit Agreement, dated as of October
             30, 1998, between Gallatin River Communications, L.L.C. and the
             RTFC
  10.18*     Loan Agreement, dated as of March 29, 2000, between Coastal
             Utilities, Inc. and the RTFC
  10.19*     Secured Revolving Line of Credit Agreement, dated as of March 29,
             2000, between Coastal Utilities, Inc. and the RTFC
  10.20*     Unsecured Revolving Line of Credit Agreement, dated as of March
             29, 2000, between Coastal Utilities, Inc. and the RTFC
  10.21*     Interconnection Agreement, dated December 18, 1998, between
             BellSouth Telecommunications Inc. and Mebtel Integrated
             Communications Solutions, LLC
  10.22*     Interconnection, Resale and Unbundling Agreement, dated as of
             October 13, 1999, between GTE North Incorporated, GTE South
             Incorporated and Mebtel Integration Communication Solutions, Inc.
  10.23*     Interconnection Agreement, dated as of August 31, 1999, by and between Ameritech Information Industry Services and Mebtel
             Integrated Communications Solutions, LLC
  10.24*     Interconnection, Resale and Unbundling Agreement, dated as of
             September 27, 1999, between GTE South Incorporated and Mebtel
             Integration Communication Solutions, Inc.
  10.25*     Interconnection Agreement-Texas, dated July 27, 2000, between
             Southwestern Bell Telephone Company and Madison River
             Communications LLC
  10.26*     Loan Agreement and Secured Promissory Notes, dated as of December
             29, 2000, by and between Madison River LTD Funding Corp. and the
             RTFC
  10.27*     Secured Revolving Line of Credit Agreement, dated as of December
             29, 2000, by and between Madison River LTD Funding Corp. and the
             RTFC
  10.28      Exchange Agreement, dated as of April 10, 2002, by and among
             Madison River Telephone Company, LLC, Coastal Communications,
             Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant
             Life Trust (incorporated herein by reference to Exhibit 10.28 to the Registrant's Current Report on Form 8-K dated April 10, 2002)
  12.1       Statements re: Computation of Earnings to Fixed Charges
  21.1       Subsidiaries of the Registrants (incorporated herein by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K
             for the year ended December 31, 2001)
  23.1       Consent of Ernst & Young LLP
  23.3*      Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
             (contained in its opinion filed as Exhibit 5.1 hereto)
  24.1*      Power of Attorney (included in signature page hereto)
  25.1*      Statement of Eligibility and Qualification of Norwest Bank
             Minnesota, National Association, on Form T-1 under the Trust
             Indenture Act of 1939, as amended
  99.1*      Form of Letter of Transmittal
  99.2*      Form of Instruction to Registered Holder and/or Depository Trust
             Company Participant to Beneficial Owner
  99.3*      Form of Notice of Guaranteed Delivery

* Previously filed.